UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
_________________________

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KAMAN CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
_______________________________________________

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Notice of Annual Meeting and
Proxy Statement

Annual Meeting of Shareholders
To be held on April 14, 2021

1332 BLUE HILLS AVENUE
BLOOMFIELD, CONNECTICUT 06002

IAN K. WALSH
PRESIDENT AND CHIEF EXECUTIVE OFFICER

    February 26, 2021

To Our Shareholders:
I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders, which will be held on Wednesday, April 14, 2021, at 9:00 a.m., local time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
At this year’s meeting, you will be asked to (i) elect six directors for a term of one year each expiring at the 2022 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; (ii) approve, on an advisory basis, the compensation of our named executive officers; (iii) ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors; and (iv) conduct a non-binding advisory vote on a shareholder proposal seeking to change the threshold percentage of shares needed to call a special meeting. We will also discuss the financial performance of the Company during 2020.
We are currently planning to hold the meeting in the cafeteria located in Building 19 on our Bloomfield campus. However, in light of the ongoing public health concerns surrounding the coronavirus (COVID-19) outbreak, we may deem it necessary to hold the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting) or as a "hybrid" meeting (i.e., permitting both virtual and in-person attendance) in lieu of an in-person meeting. If we decide to hold a virtual or hybrid Annual Meeting, we will announce it in advance in a press release, and details will be posted on our website at www.kaman.com and filed as additional proxy soliciting material with the Securities and Exchange Commission. If you are planning to attend the Annual Meeting, please monitor our website prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
Last year, we were fortunate to have approximately 93% of the Company's outstanding shares represented at the meeting, and we hope to have a similar turnout this year. You can vote your shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided.
Your voice is important to us, and we encourage you to attend the meeting. As always, we urge you to vote your shares prior to the Annual Meeting.
On behalf of our Board of Directors, we thank you for your continued support.
Sincerely,
Ian K. Walsh
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 14, 2021
The Annual Meeting of Shareholders of Kaman Corporation will be held at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut, on Wednesday, April 14, 2021, at 9:00 a.m., local time, for the following purposes:
1.     To elect six directors for a term of one year;
2.    To conduct an advisory vote to approve the compensation of the Company’s named executive officers;
3.    To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;
4.    To conduct an advisory vote on a shareholder proposal seeking to change the threshold percentage of shares needed to call a special meeting; and
5.    To transact such other business as may properly come before the meeting.
The close of business on February 5, 2021, has been fixed as the record date for determining the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.
In connection with the Annual Meeting, we have prepared a meeting notice, a proxy statement and our annual report to shareholders, all of which provide important information that our shareholders will want to review before the Annual Meeting. On February 26, 2021, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access these materials online and how to submit proxies by telephone or the Internet. We use this online access format because it expedites the delivery of materials, reduces printing and postage costs and eliminates bulky paper documents from your files, creating a more efficient process for both shareholders and the Company.
You may vote using the Internet, telephone or mail, or by attending the meeting and voting in person. If you plan to attend in person, you will need to provide proof of share ownership, such as an account or brokerage statement, and a form of personal identification in order to vote your shares.
All shareholders are cordially invited to attend the meeting.

Date:	February 26, 2021	BY ORDER OF THE BOARD OF DIRECTORS

Richard S. Smith, Jr.
Vice President, Deputy General Counsel, and Secretary
____________________________
IMPORTANT NOTICE REGARDING THE CONDUCT OF THE MEETING: We are currently planning to hold the Annual Meeting in person. However, in light of the ongoing public health concerns surrounding the coronavirus (COVID-19) outbreak, we may deem it necessary to hold the Annual Meeting solely by means of remote communication (i.e., a "virtual" meeting) or as a "hybrid" meeting (i.e., permitting both virtual and in-person attendance) in lieu of an in-person meeting. If we decide to hold a virtual or hybrid Annual Meeting, we will announce it in advance in a press release, and details will be posted on our website at www.kaman.com and filed as additional proxy soliciting material with the Securities and Exchange Commission. In that event, the Annual Meeting would be held on the above date and time but would be available via live audio webcast, and shareholders or their legal proxy holders could participate, submit questions, vote and examine our shareholder list at the virtual meeting portal created to conduct the Annual Meeting. We would also make a copy of our shareholder list available for inspection by shareholders on a reasonably accessible electronic network. All requests to access the list electronically should be directed to the Corporate Secretary at corporate.secretary@kaman.com. If you are planning to attend the Annual Meeting, please monitor our website prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 14, 2021: This Notice of Annual Meeting and Proxy Statement and the Company's Annual Report for the year ended December 31, 2020, are available free of charge on our website at www.kaman.com.

TABLE OF CONTENTS

Caption	Page	Caption	Page

Proxy Statement Summary	(i)	Kaman's Compensation and Benefits Best Practices	30
General Information	1	2020 Compensation for our NEOs	31
Information About Voting at the Annual Meeting	1	Clawback Policy	41
Date, Time and Place of Annual Meeting	1	Employment and Change in Control Arrangements	41
Voting Rights and Outstanding Shares	2	Stock Ownership Guidelines	41
Submitting Your Proxy	2	Risk Assessment of Compensation Practices	42
How to Submit Your Proxy if you are a "Beneficial Owner"	2	Short Sales, Hedging and Pledging	43
How Your Proxy Will be Voted	2	Tax Considerations	43
How to Revoke Your Proxy	2	Context of This Discussion	43
Quorum and Voting Requirements	3	Compensation Committee Report	43
Broker Non-Votes and Abstentions	3	Summary Compensation Table	44
Board Voting Recommendations	3	Grants of Plan-Based Awards Table for Fiscal Year 2020	46
Voting Results	3	Outstanding Equity Awards at Fiscal Year 2020 Year-End	47
Majority Voting Policy	3	Option Exercises and Stock Vested in Fiscal Year 2020	48
Solicitation Costs	4	Pension Benefits	49
Householding of Proxies	4	Non-Qualified Deferred Compensation Plan	50
Annual Report	4	Securities Authorized for Issuance under Equity Compensation Plans	51
Proposal 1 - Election of Six Directors for One-Year Terms	5	Post-Termination Payments and Benefits	51
Background	5	Employment Agreements	51
Board Recommendation	6	Change in Control Agreements	53
Required Vote	6	Keating Transition and Retirement Agreement	54
Information about Nominees and Continuing Directors	6	Barnhart Retirement and Consulting Agreement	54
Information about the Board of Directors and Corporate Governance	9	Troy Retirement and Consulting Agreement	54
Board Leadership Structure	9	Equity Incentive Plans	55
Board Meetings and Committees	9	Coordination of Benefits	55
Annual Board and Committee Evaluations	12	Assumptions Relating to Post-Termination Benefit Table	55
Director Nominees	12	Coordination with Other Tables	56
The Board's Role in Oversight of the Company's Risk Management Process	14	Post-Termination Benefits Table	57
Board and Committee Independence Requirements	14	Pay Ratio Disclosure	59
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees	15	Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	60
Succession Planning	16	Proposal 3 - Ratification of Appointment of PwC	61
Shareholder Engagement	17	Background	61
Environmental, Social and Governance Matters	18	Board Recommendation	61
Communicating with our Board	18	Required Vote	62
Other Information about the Board's Structure and Composition	19	Principal Accounting Fees and Services	62
2020 Director Compensation	19	Audit Committee Preapproval Policy	62
Code of Business Conduct and Other Governance Documents Available on the Company's Website	21	Audit Committee Report	63
Director Education	21	Proposal 4 - Advisory Vote on Shareholder Proposal	64
Related Party Transactions	22	Shareholder Proposals for 2022 Annual Meeting	66
Security Ownership of Certain Beneficial Owners and Management	23	Appendix A – Supplemental Information: Non-GAAP Reconciliations	A-1
Stock Ownership of Directors and Executive Officers	23
Beneficial Owners of More Than 5% of Common Stock	24
Compensation Discussion and Analysis	25
Executive Summary: 2020 - A Year of Unprecedented Change in Creating the "New" Kaman	25
2020 Compensation Review & Say-on-Pay Vote	26
Results of the Review; Actions Taken	27
Our Compensation Philosophy and Objectives	29

PROXY STATEMENT SUMMARY
Date, Time and Place of Annual Meeting
The Annual Meeting is being held at 9:00 a.m., local time, on Wednesday, April 14, 2021, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
We currently expect to hold the meeting in the cafeteria located in Building 19 on our Bloomfield campus. However, in light of the ongoing public health concerns surrounding the coronavirus (COVID-19) outbreak, we may deem it necessary to hold the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting) or as a "hybrid" meeting (i.e., permitting both virtual and in-person attendance) in lieu of an in-person meeting. If we decide to hold a virtual or hybrid Annual Meeting, we will announce it in advance in a press release, and details will be posted on our website at www.kaman.com and filed as additional proxy soliciting material with the Securities and Exchange Commission. If you are planning to attend the Annual Meeting, please monitor our website prior to the meeting date.
Availability of Proxy Materials
Your proxy is being solicited for use at the Annual Meeting on behalf of the Board of Directors of the Company. On February 26, 2021, we mailed a Notice of Internet Availability of Proxy Materials to all shareholders of record as of February 5, 2021, the record date for the Meeting, advising that they could view all of the proxy materials online at www.envisionreports.com/KAMN, or request a paper copy of the proxy materials free of charge. You may request a paper or email copy of the materials using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Click "Cast Your Vote or Request Materials" and follow the instructions to log in and order a paper copy of the Meeting materials.
(	By Phone: Call 1-866-641-4276 toll-free and follow the instructions to log in and order a paper copy of the Meeting materials.
*
By Email: Send an email to investorvote@computershare.com with "Proxy Materials Kaman Corporation" in the subject line. Include in the message your full name and address, and state that you want a paper copy of the Meeting materials.

All requests must include the control number set forth in the shaded area of the Notice of Internet Availability of Proxy Materials. To facilitate timely delivery, all requests must be received by April 4, 2021.
Eligibility to Vote
You can vote if you held shares of the Company’s Common Stock as of the close of business on February 5, 2021. Each share of Common Stock is entitled to one vote. As of February 5, 2021, there were 27,731,154 shares of Common Stock outstanding and eligible to vote.
How to Vote
You may vote by using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you go to the website.
(	By Phone: Call 1-800-652-VOTE (8683) toll-free. Have your proxy card in hand when you call and then follow the instructions.
+	By Mail: If you requested a paper copy of the proxy materials, complete, sign and return your proxy card in the prepaid envelope.
ó	In Person: Attend the Annual Meeting and vote in person.
(i)

Revocation of Proxy
You may revoke your proxy at any time prior to its being counted at the Annual Meeting by:
✓    casting a new vote using the Internet or by telephone;
✓    giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting; or
✓    attending the Annual Meeting and voting in person.
Meeting Agenda and Voting Recommendations

Proposal	Matter	Board Recommendation	Page Reference
1.	Election of Six Directors for One-Year Terms	"FOR" EACH NOMINEE	5
2.	Advisory Vote to Approve Named Executive Officer Compensation	"FOR"	60
3.	Ratification of Appointment of PwC	"FOR"	61
4.	Advisory Vote on a Shareholder Proposal Seeking to Lower the Threshold Percentage of Shares Needed to Call a Special Meeting	"AGAINST"	64
Our Board of Directors

						Committee Memberships
Name	Age	Director Since	Occupation	Independent	Other Public Company Boards	A	CG	F	C
Directors Whose Terms Expire in 2021:
Aisha M. Barry	48	2020	Vice President and General Manager Koninklijke Philips N.V.	Yes	0				M
E. Reeves Callaway III	73	1995	President & CEO The Callaway Companies	Yes	0			M	M
Karen M. Garrison†	72	2006	Former President Pitney Bowes Business Services	Yes	1		C		M
A. William Higgins	62	2009	President & CEO Albany International Corporation	Yes	1			M	M
Michelle J. Lohmeier	57	2020	Strategic Advisor to the CEO of Spirit AeroSystems, Inc.	Yes	1	M		M
George E. Minnich	71	2009	Former Senior Vice President and CFO ITT Corporation	Yes	2	M	M	C
Thomas W. Rabaut†	72	2008	Operating Executive The Carlyle Group	Yes	1	M		M
Ian K. Walsh	54	2020	President & CEO Kaman Corporation	No	0
Class II Directors Whose Terms Expire in 2022:
Neal J. Keating‡	65	2007	Executive Chairman and Former President & CEO, Kaman Corporation	No	1
Scott E. Kuechle	61	2013	Former Chief Financial Officer Goodrich Corporation	Yes	0	C	M
Jennifer M. Pollino	56	2015	Executive Coach and Consultant & Former EVP, HR and Communications, Goodrich Corporation	Yes	2		M		C
A = Audit Committee; CG = Corporate Governance Committee; F = Finance Committee; C = Compensation Committee. M = Member; C = Chair.
† Not standing for reelection at the Annual Meeting in accordance with the Company's mandatory retirement policy for directors.
‡ Retiring from the Board immediately following the completion of the Annual Meeting.
(ii)

Snapshot of Board Composition
Set forth below is a snapshot of the expected composition of our Board of Directors immediately following the 2021 Annual Meeting, assuming the election of all six nominees named in the proxy statement and the planned retirements of Ms. Garrison and Messrs. Keating and Rabaut.

Gender/Ethnic Diversity Table
	Barry	Callaway	Higgins	Kuechle	Lohmeier	Minnich	Pollino	Walsh
Gender
Male		✓	✓	✓		✓		✓
Female	✓				✓		✓
Race/Ethnicity
Asian
African American	✓
Caucasian		✓	✓	✓	✓	✓	✓	✓
Hispanic/Latino
Corporate Governance Practices
As part of Kaman's commitment to high ethical standards, our Board follows sound governance practices, including the following:

Corporate Governance Practices
✓	Long-standing commitment to diversity and inclusion	✓	Lead Independent Director
✓	Annual election of directors phasing in and will be fully implemented at the 2022 Annual Meeting	✓	The Board regularly assesses its performance through annual Board and committee self-evaluations
✓	Proxy access bylaw provisions allowing eligible long-term shareholders holding 3% or more of our outstanding shares to include nominations for directors in the Company’s proxy statement	✓	During 2020, all directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which they served
✓	Majority voting for the election of directors, coupled with a robust director resignation policy	✓	Comprehensive Code of Conduct and Corporate Governance Principles
✓	Director mandatory retirement policy	✓	Stock ownership guidelines for directors and executive officers
✓	No shareholder rights plan or "poison pill"	✓	Policy prohibiting hedging, pledging and short selling of our stock
✓	All but one of the directors are independent; and all committees consist solely of independent directors	✓	Compensation "clawback" policy extends to all officers of the Company and its domestic subsidiaries
✓	Strong pay-for-performance philosophy	✓	Regular executive sessions of independent directors
Key Governance Features of Our Executive Compensation Program
The following summary of specific features of our executive compensation program highlights our commitment to executive compensation practices that align the interests of our executives and shareholders:
(iii)

What We Do:		What We Don't Do:
✓	Independent Compensation Consultant – The Compensation Committee retains its own independent compensation consultant.	✗	No Excessive Perquisites – We provide minimal perquisites to our NEOs.
✓	Pay for Performance – A significant portion of the compensation paid to our NEOs is in the form of at-risk variable compensation.	✗	No Hedging – Directors and executive officers are prohibited from engaging in hedging activities with respect to their shares of Company stock.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	✗	No Pledging – Directors and executive officers are prohibited from pledging their shares of Company stock.
✓	"Clawback" Policy – All officers are subject to a compensation clawback policy providing for the recovery of compensation in the event of a mandatory restatement.	✗	No Excise Tax Gross-ups – The employment and change in control agreements with our NEOs do not include any excise tax gross-up provisions.
✓	Award Caps – All of our variable compensation plans have caps on plan formulas.	✗	No Re-Pricing of Underwater Stock Options – Our equity plans prohibit the re-pricing of underwater stock options.
✓	"Double Trigger" Vesting – All change in control agreements with our NEOs contain "double trigger" vesting provisions.	✗	Limited Use of Time-Vested Restricted Stock – NEOs generally do not receive time-vested restricted stock.
✓	Independent Committees – The Compensation Committee, like all of our Board committees, is comprised solely of independent directors.	✗	No Further Accrual of Defined Benefit Pensions – We ceased further accrual of benefits under our qualified defined benefit pension plan and our supplemental employees' retirement plan.
2020-21 Compensation Highlights and Initiatives
Set forth below is a brief description of some of the most significant actions or events taken by the Compensation Committee during 2020-21 or otherwise affecting the compensation of our Named Executive Officers and the other members of our senior leadership team:

2020 Say-on-Pay Vote
We considered the results of the voting on our 2020 say-on-pay proposal and conducted an extensive shareholder outreach program to better understand our shareholders' views on our executive compensation program.

New Independent Compensation Consultant	We hired a new independent compensation consultant, and we undertook a comprehensive review of the Company's executive compensation program.
Lowered Executive Officer Salaries	We approved temporary reductions in the base salaries of all of our executive officers shortly after the start of the ongoing COVID-19 health crisis, and we implemented a significant reduction in the base salary of our new CEO.
Modified LTIP Program	We modified our long-term incentive compensation program to increase the emphasis on equity and permit the more timely reporting of LTIP payouts.
New Peer Group	We adopted a new, more focused, peer group that was used to benchmark the initial compensation package of our new CEO and will be used for all executive officers going forward.
Claw-Back Policy	We adopted a compensation claw-back policy that extends to all corporate officers.
Hedging and Pledging	We eliminated the pre-approval and waiver provisions previously set forth in our anti-hedging and anti-pledging policy.
Stock Ownership Guidelines	We increased the stock ownership guidelines for our CEO and CFO.
Perquisites	We eliminated the automobile allowance previously provided to certain executive officers and did not authorize the personal use of the corporate aircraft by our new CEO.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. EVEN IF YOU CANNOT ATTEND, PLEASE VOTE YOUR SHARES.
(iv)

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
KAMAN CORPORATION

__________

APRIL 14, 2021
__________

GENERAL INFORMATION
The Board of Directors (the "Board" or "board") of Kaman Corporation (the "Company") is soliciting proxies for use in connection with our annual meeting of shareholders (the "Meeting" or "Annual Meeting") to be held on Wednesday, April 14, 2021 (or at any adjournments or postponements thereof), at the time, place and for the purposes described in the accompanying Notice of Annual Meeting of Shareholders, dated February 26, 2021. We will conduct business at the Meeting only if shares representing a majority of all outstanding shares of Common Stock entitled to vote are either present in person or represented by proxy at the Meeting. We believe that the only matters to be brought before the Meeting are those referenced in this Proxy Statement. If any other matters are presented, the persons named as proxies may vote your shares in their discretion.
On February 26, 2021, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access this Proxy Statement and our Annual Report to Shareholders, and these materials were mailed to all shareholders who had previously requested paper copies. As of this date, all shareholders of record and all beneficial owners of shares of Common Stock had the ability to access the proxy materials relating to the Annual Meeting at a website referenced in the Notice of Internet Availability of Proxy Materials (www.edocumentview.com/KAMN). A shareholder will not receive a printed copy of these proxy materials unless the shareholder requests it by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials explains how a shareholder may access and review the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also explains how a shareholder may submit a proxy via telephone or the Internet. Our proxy materials, whether in paper or electronic form, are available to all shareholders free of charge.
INFORMATION ABOUT VOTING AT THE ANNUAL MEETING
Date, Time and Place of Annual Meeting
The Annual Meeting is being held at 9:00 a.m., local time, on Wednesday, April 14, 2021, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
We currently expect to hold the meeting in the cafeteria located in Building 19 on our Bloomfield campus. Assuming the meeting proceeds as planned, we will implement mandatory social distancing arrangements, and we will require all attendees to wear appropriate face coverings. Attendees will also be subject to a mandatory health screening and temperature check in order to gain entry to the building. Anyone with a fever or other symptoms of COVID-19 will be turned away at the door and will not be allowed to attend the meeting.
We will continue to monitor the public health concerns surrounding the COVID-19 outbreak and the applicable orders and recommendations of federal, state and local governmental and health officials, and we may deem it necessary to hold the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting) or as a "hybrid" meeting (i.e., permitting both virtual and in-person attendance) in lieu of an in-person meeting. If we decide to hold a virtual or hybrid Annual Meeting, we will announce it in advance in a press release, and details will be posted on our website at

www.kaman.com and filed as additional proxy soliciting material with the Securities and Exchange Commission. If you are planning to attend the Annual Meeting, please monitor our website prior to the meeting date.
Voting Rights and Outstanding Shares
Only holders of record of the Company’s Common Stock at the close of business on February 5, 2021 (the "record date"), are entitled to notice of and to vote at the Annual Meeting. As of February 5, 2021, the Company had 27,731,154 shares of Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Meeting. All votes will be counted by the Company’s transfer agent, Computershare Inc., who will be appointed as inspector of election for the Annual Meeting and who will separately tabulate the votes cast at the meeting, as well as the number of broker non-votes and abstentions.
Submitting Your Proxy
Before the Annual Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions contained in the Notice of Internet Availability of Proxy Materials. You can do this by (i) using the Internet (www.envisionreports.com/KAMN), (ii) calling the toll-free telephone number (1-800-652-VOTE (8683)) or (iii) if you have a printed copy of our proxy materials, by completing, signing and dating the proxy card where indicated and mailing or otherwise returning the card to us prior to the beginning of the Annual Meeting. Voting using the Internet or telephone will be available until 1:00 a.m., Eastern Daylight Time, on Wednesday, April 14, 2021.
How to Submit Your Proxy if you are a "Beneficial Owner"
If your shares of Common Stock are held in the name of a bank or broker, you should follow the instructions on the form you receive from that firm. The availability of Internet or telephone voting will depend on that firm’s voting processes. If you choose not to vote by Internet or telephone, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. If you do not provide instructions to the bank or broker, that firm will only be able to vote your shares with respect to "routine" matters. Under current broker voting regulations, the only routine matter to be voted upon at the Annual Meeting and the only matter for which brokers will have the discretion to vote is Proposal 3 (ratification of the appointment of PwC). Your broker must have proper instructions from you in order to vote with respect to Proposal 1 (election of directors), Proposal 2 (approval of executive compensation) and Proposal 4 (shareholder proposal seeking to lower the threshold percentage of shares needed to call a special meeting). Without proper instructions from you, the broker will not have the power to vote on those two proposals and this will be considered a "broker non-vote" for each such proposal. We recommend that you contact your broker to assure your shares are properly voted.
How Your Proxy will be Voted
All properly submitted proxies received prior to the Annual Meeting will be voted in accordance with their terms. If a proxy is returned signed, but without instructions for voting, the shares of Common Stock it represents will be voted as recommended by the Board of Directors. If a proxy is returned improperly marked, the Common Stock it represents will be counted as present for purposes of determining a quorum but will be treated as an abstention for voting purposes. Unsigned proxies will not be counted for any purpose.
How to Revoke Your Proxy
Whichever voting method you choose, a properly submitted proxy may be revoked at any time before it is counted at the Annual Meeting. You may revoke your previously submitted proxy by (i) timely casting a new vote using the Internet or by telephone; (ii) giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting; or (iii) attending the Annual Meeting and voting in person. If you submit a later dated proxy, it will have the effect of revoking any proxy that you submitted previously and will constitute a revocation of all previously granted authority to vote for every proposal included on any previously submitted proxy. If you plan to revoke a proxy for shares of Common Stock that are held in the name of a bank or broker, please be sure to contact your bank or broker to ensure that your revocation has been properly processed, or if you plan to revoke a proxy for such shares by voting in person at the Annual Meeting, be sure to bring personal identification and a statement from your bank or broker that shows your ownership of such shares.
Attendance at the Annual Meeting will not by itself revoke a proxy. Written revocations or later-dated proxies should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to Kaman Corporation, Corporate Headquarters,

1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, Attention: Corporate Secretary. In order to be effective, all written revocations or later-dated proxies must be received before the voting is conducted at the Annual Meeting.
Quorum and Voting Requirements
Under Connecticut law, our shareholders may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each proposal, a majority of the votes entitled to be cast on the matter will constitute a quorum for action on that matter. For this purpose, only shares of Common Stock held as of the record date by those present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting.
Assuming the presence of a quorum, directors will be elected (Proposal 1) only if the number of votes cast "FOR" each director nominee exceeds the number of votes cast "AGAINST" such director nominee, and each of the other proposals (Proposals 2, 3 and 4) will be approved only if the number of votes cast "FOR" each such other proposal exceeds the number of votes cast "AGAINST" that proposal. Our Board has adopted a majority voting policy, described in more detail below, that would apply in the event that one or more director nominees who are standing for reelection do not receive the favorable vote of a majority of the votes cast. See "Majority Voting Policy."
Broker Non-Votes and Abstentions
All shares of Common Stock represented at the Annual Meeting will be counted for quorum purposes, including broker non-votes and abstentions. However, broker non-votes and proxies marked to abstain from voting with respect to any item to be voted upon at the Annual Meeting (including the election of any particular director nominee) are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the item and, therefore, will have no effect on the outcome of the voting with regard to the election of directors or the approval of any proposal requiring that the number of votes cast "FOR" such proposal exceeds the number of votes cast "AGAINST" that proposal.
Board Voting Recommendations
The Board of Directors recommends that shareholders vote "FOR" the election of all director nominees, "FOR" Proposal 2 (advisory vote to approve executive compensation), "FOR" Proposal 3 (ratification of appointment of PwC), and "AGAINST" Proposal 4 (shareholder proposal seeking to lower the threshold percentage of shares needed to call a special meeting). The Board does not know of any matters to be presented for consideration at the Meeting other than the matters described in those Proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.
Voting Results
We will file a Current Report on Form 8-K containing the final voting results with the Securities and Exchange Commission (the "SEC") within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.
Majority Voting Policy
The Board has adopted a majority voting policy (set forth in the Company's Corporate Governance Principles which are available at http://www.kaman.com by clicking on the "Governance" link) that addresses certain circumstances when a director nominee does not receive a majority of the votes cast with respect to that director’s re-election. Briefly, in an uncontested election for directors (one in which the number of nominees does not exceed the number of directors to be elected) at a properly called and held meeting of shareholders, any director nominee running for re-election who does not receive a majority of the votes cast shall promptly tender his or her resignation once the shareholder vote has been certified by the Company’s tabulation agent. A "majority of the votes cast" means that the number of shares voted "FOR" a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election. For this purpose, "votes cast" include votes “FOR” and “AGAINST”, but exclude abstentions and broker non-votes with respect to that director’s election.
The Corporate Governance Committee will thereafter recommend to the Board whether to accept or reject that resignation and, depending on the recommendation, whether or not a resulting vacancy should be filled. The Board will then act, taking into account the committee’s recommendation. The Board will publicly disclose its decision and the rationale therefor in a press release to be disseminated in the customary manner, together with the filing of a Current Report on Form 8-K with the SEC. This process shall be completed within ninety (90) days after the shareholder vote certification. A director who has tendered his or her resignation shall not participate in the Corporate Governance Committee’s determination process and/or the Board’s action regarding the matter.
In determining whether or not to accept a director’s resignation for failure to secure a majority of the votes cast, the Corporate Governance Committee and the Board will consider the matter in light of the best interests of the Company and its shareholders and may consider any information they believe is relevant and appropriate, including the following:
•the director’s qualifications in light of the overall composition of the Board;
•the director’s past and anticipated future contributions to the Board;
•the stated reasons, if any, for the "AGAINST" votes and the underlying cause for the "AGAINST" votes if it otherwise can be addressed; and
•the potential adverse consequences of accepting the resignation, including the failure to comply with any applicable rule or regulation (including applicable stock exchange rules or federal securities laws) or triggering of defaults or other adverse consequences under material contracts or the acceleration of change in control provisions and other rights in employment agreements, if applicable.
If the Board accepts the resignation, it may, in its sole discretion, (a) fill the resulting vacancy with any other qualified person, or (b) reduce the number of directors constituting the full Board to equal the number of remaining directors. If the Board elects to fill the resulting vacancy on the Board, the term of the director so elected shall expire at the next annual meeting of shareholders at which directors are to be elected.
If the Board does not accept the resignation, the director will continue to serve until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be duly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
Solicitation Costs
The Company pays the cost of preparing, printing and mailing proxy material, as well as the cost of any required solicitation of proxies. The solicitation will be made by mail and Internet and may also include participation of the Company’s officers and employees personally or by telephone, facsimile or Internet, without additional compensation. The Company has engaged Georgeson Inc. to assist with the solicitation of proxies and expects to pay approximately $10,000 for these services, plus expenses. The Company may also be required to reimburse brokers, dealers, banks, voting trustees or their nominees for reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners.
Householding of Proxies
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, (i) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (ii) you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, or calling 860-243-6319. We undertake to deliver promptly upon written or oral request at the preceding address or phone number a separate copy of the proxy materials to any shareholder at a shared address to which a single copy of the proxy materials was delivered.
Annual Report
Upon a shareholder’s written request, the Company will provide, free of charge, a copy of its Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K with financial statements and financial statement schedules for the year ended December 31, 2020.

PROPOSAL 1
ELECTION OF SIX DIRECTORS FOR ONE-YEAR TERMS

Background
The Board of Directors currently is in the process of being declassified pursuant to an amendment to the Company’s Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") approved by shareholders at the 2019 Annual Meeting of Shareholders (the "Declassified Board Amendment"). In accordance with the terms and provisions of the Declassified Board Amendment, each director elected at the 2020 Annual Meeting (and each subsequent annual meeting thereafter) holds office for a one-year term expiring at the next annual meeting of shareholders and until his or her successor is duly elected and qualified (or until his or her earlier death, resignation or removal from office). Each director elected prior to the 2020 Annual Meeting continues to hold office until the annual meeting held in the third year following the year of his or her election and until his or her successor is duly elected and qualified (or until his or her earlier death, resignation or removal from office).
Messrs. Minnich and Rabaut were in the first class to be elected to one-year terms at the 2020 Annual Meeting. Ms. Garrison and Messrs. Callaway and Higgins are in the next class to be elected to one-year terms at this year's Annual Meeting. The current three-year terms of Ms. Pollino and Messrs. Keating and Kuechle continue to extend through the date of the 2022 Annual Meeting, from and after which all of the Company's directors will be elected to one-year terms.
Mses. Barry and Lohmeier and Mr. Walsh were first elected during 2020 to fill vacancies created in the Board. Under Connecticut law, their terms expire at the Annual Meeting.
Ms. Garrison and Mr. Rabaut are not standing for re-election in accordance with the Company's mandatory retirement policy for directors, which is discussed more fully below. See "Mandatory Retirement." Thus, the following six individuals, each of whom is currently a director and whose term expires at the Annual Meeting, have been nominated for re-election at the Annual Meeting:
Aisha M. Barry
E. Reeves Callaway III
A. William Higgins
Michelle J. Lohmeier
George E. Minnich
Ian K. Walsh
Additional information about each of the foregoing nominees is set forth below. If elected, each will serve for a one-year term that will expire at the annual meeting of shareholders to be held in 2022.
As noted above, the current three-year term of Mr. Keating extends through the date of the 2022 Annual Meeting. On August 20, 2020, however, the Company announced that Mr. Keating had elected to retire as President and Chief Executive Officer of the Company effective as of September 8, 2020. In order to ensure a smooth transition, Mr. Keating has agreed to continue to serve as executive Chairman through the date of the Annual Meeting, at which time he is expected to retire from the Board.
Therefore, the Company expects that three of its current directors (i.e., Ms. Garrison and Messrs. Keating and Rabaut) will retire from the Board immediately following this year's Annual Meeting. Ms. Garrison has been a director since 2006, and she served as the Board's Lead Independent Director for the last five years. Mr. Keating has been a director since 2007, when he was appointed President and Chief Executive Officer of the Company. Finally, Mr. Rabaut has been a director since 2008, having served as a member of the Audit, Compensation and Finance Committees. During their combined 42-year tenure on the Board, all three retiring directors served the Company and its shareholders faithfully and with distinction, and the Board wishes to express its gratitude for their dedicated leadership, wise counsel and many important and lasting contributions to the Company.

Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" all nominees.
Required Vote
In an uncontested election, directors are elected by the affirmative vote of a majority of the "votes cast" with respect to each such director nominee. "Votes cast" include votes "FOR" and "AGAINST" a nominee but exclude broker non-votes and abstentions, which, therefore, do not affect the outcome of the voting. Our Board has supplemented the voting requirement with a majority voting policy which is described in more detail above. See "INFORMATION ABOUT VOTING AT THE ANNUAL MEETING – Majority Voting Policy."
Information About Nominees and Continuing Directors
Set forth below is information about each of the six director nominees, as well as the other two directors whose terms are expected to continue after the Annual Meeting, including the name, age, and professional experience during the last five years of each individual and the qualifications, attributes and skills the Board believes qualify each individual for service on the Board. None of the organizations listed as business affiliates of the directors is an affiliate of the Company.
Director Nominees for Election at the 2021 Annual Meeting

Aisha M. Barry

Ms. Barry, 48, has been a director since 2020. She has been Vice President and General Manager, Patient Monitoring Category Leader, of Koninklijke Philips N.V., a global health technology company, since February 2020. In this role, she is responsible for operations of the Acute Care Monitoring and Information Systems segments. Prior to joining Philips, she served as the Vice President and General Manager of the Patient Management business within the Cardiac Rhythm and Heart Failure category of Medtronic Public Limited Company, a global medical device company. Joining Medtronic in 2016, she led the transformation of remote monitoring for patients with implanted cardiac devices towards an integrated digital health care platform, including the launch of MvCareLink Heart™ patient app and the SmartSync Device Manager™. Prior to joining Medtronic, she worked at Procter and Gamble for 13 years where she held key product development and marketing positions. She later joined Deere and Company where she held positions of increasing responsibility in operations. The Board believes that Ms. Barry's extensive knowledge and experience in the health, technology and medical device industries, business acumen and leadership and executive skills provide an operational perspective that is valuable to the Board and the Company. In addition, her extensive knowledge and experience in the health, technology and medical device industries provides the Board with important insight into one of the Company’s strategic growth areas.

E. Reeves Callaway III

Mr. Callaway, 73, has been a director since 1995. He is the founder, President, Chief Executive Officer and a director of The Callaway Companies, an engineering services firm in the high technology composites industry that has presence in the United States and Europe. Mr. Callaway provides the Board with senior executive insight into the conduct of the composites business, global operations and marketing and sales trends. As a sitting CEO, Mr. Callaway provides the Board with important insights and perspectives as an executive leading another company.

A. William Higgins

Mr. Higgins, 62, has been a director since 2009. He has been the President and Chief Executive Officer of Albany International Corp., a global advanced textiles and materials processing company, since January 2020, serving on its board of directors since 2016 and as chairman of its board of directors from February 2019 until January 2020. He previously served as the Chairman, CEO and President of CIRCOR International, Inc., a global diversified manufacturing company, from March 2008 until his retirement in December 2012. Prior to joining CIRCOR in 2005, he spent thirteen years in a variety of senior management positions with Honeywell International and Allied Signal. He previously served as a director of Bristow Group Inc, a leading provider of industrial aviation services, from 2016 to October 2019. Bristow filed for bankruptcy protection in May 2019, successfully emerging in October 2019. Leslie Controls, Inc., a wholly owned subsidiary of CIRCOR and an entity for which Mr. Higgins served as a director and Vice President, filed for bankruptcy protection in July 2010 in order to eliminate certain asbestos litigation liabilities. Mr Higgins’ professional background and experience provides additional perspective on talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, the aerospace and defense industries, and acquisitions and divestitures. As a sitting CEO, he also provides the Board with important insights and perspectives as an executive leading another company.

Michelle J. Lohmeier

Ms. Lohmeier, 57, has been a director since 2020. She currently serves as a senior advisor to the Chief Executive Officer of Spirit AeroSystems, having recently retired from her position as Senior Vice President and General Manager of Airbus Programs at Spirit AeroSystems, a position she held since June 2015. Prior to joining Spirit AeroSystems, she held many senior positions during her years at Raytheon Company, her last position being Vice President of the Land Warfare Systems product line at Raytheon Missile Systems. In that position, she had responsibility for the development and production of all Army and U.S. Marine Corps missile programs. Previously, she was the program director at Raytheon for the design, development and production implementation of the Standard Missile-6 weapon system for the U.S. Navy. She also served as the production chief engineer for the AMRAAM Program. In addition, she directed Software Engineering at Raytheon, where she was responsible for software development, software quality and configuration management for all Missile Systems programs. She began her career with Hughes Aircraft Company as a system test engineer. She also serves as a director of Mistras Group, a global provider of technology-enabled asset protection solutions, and Nammo Defense Systems, Inc., a provider of ammunition and rocket motors for both military and civilian customers. Ms. Lohmeier’s extensive knowledge and experience in the aerospace industry, her business acumen and her leadership and executive skills provide an operational perspective that is valuable to the Board and the Company.

George E. Minnich

Mr. Minnich, 71, has been a director since 2009. He served as Senior Vice President and Chief Financial Officer of ITT Corporation, then a $9 billion commercial and defense conglomerate, from 2005 until his retirement in 2007. Prior to that, he served for 12 years in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator Company and of Carrier Corporation. As a Certified Public Accountant, he also held various increasingly senior positions with PricewaterhouseCoopers (then Price Waterhouse) from 1971 to 1993, culminating in Audit Partner from 1984 to 1993. He also serves as a director of AGCO Corporation, a manufacturer and distributor of agricultural equipment, and Belden Inc., a manufacturer of high-speed electronic cables, connectivity and networking products. He provides the Board with extensive financial and accounting experience gained over a career spanning more than thirty-five years. This experience provides additional depth and capability to the Board's Audit Committee. Mr. Minnich’s senior-level operational background also provides the Board with additional perspectives regarding the aerospace industry, defense contracting, international sales and acquisitions.

Ian K. Walsh

Mr. Walsh, 54, has been President, Chief Executive Officer and a director of the Company since September 8, 2020. He previously served as the Chief Operating Officer REV Group, Inc., a leading designer, manufacturer, and distributor of specialty vehicles and related aftermarket parts and services, from 2018 to 2020. Prior to joining REV Group, he worked at Textron, Inc., where he most recently served as President and Chief Executive Officer of TRU Simulation and Training. Mr. Walsh's career with Textron began in 1999 at Bell Helicopter and progressed through leadership roles of increasing responsibility, including Senior Vice President and General Manager of Lycoming Engines and Senior Vice President and General Manager of Textron's Weapon & Sensor Systems business. Mr. Walsh is a certified Six Sigma Black Belt and achieved the prestigious International Shingo Silver Medallion for Operational Excellence for his work at Lycoming Engines. Prior to joining Textron, he served as an officer and naval aviator in the U.S. Marine Corps. He also serves as a director of Spartech, a plastics manufacturer of custom plastic packaging and sheet and rollstock. He holds a Master of Public Administration from Harvard University's John F. Kennedy School of Government and a Master of Business Administration from Harvard Business School. He provides the Board with extensive knowledge and experience of the aerospace and defense industries. As the sitting President and CEO of the Company, he also provides the Board with day-to-day knowledge of the Company's businesses and markets, strategic plan execution, and future needs.

Class II Directors Whose Terms Expire in 2022

Scott E. Kuechle

Mr. Kuechle, 61, has been a director since 2013. He is a former Chief Financial Officer of Goodrich Corporation, a worldwide supplier of aerospace components, systems and services to the commercial and general aviation airplane market that was acquired by United Technologies Corporation in 2012. Mr. Kuechle served as CFO of Goodrich from August 2005 until his retirement in July 2012. He had previously served as Vice President and Controller from 2004-2005 and Vice President and Treasurer from 1998-2004 and in various other financial leadership roles during his 29-year tenure with Goodrich. He also previously served as a director of Esterline Corporation, a specialty manufacturer serving the global aerospace and defense markets, and Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. Mr. Kuechle's extensive background and experience within the aerospace and defense industry, coupled with his financial expertise and past experience as a Chief Financial Officer, provide the Board with a powerful skill-set upon which to draw as the Company continues to execute on its strategic plan. This type of expertise and experience was particularly important to the Board as a means of providing additional depth of capability to the Audit Committee, to which he was appointed upon his election to the Board. Mr. Kuechle’s background also provides the Board with additional perspective on international operations, financial management, acquisitions, and other finance-related matters.

Jennifer M. Pollino

Ms. Pollino, 56, has been a director since 2015. She currently serves as an executive coach and consultant with JMPollino LLC, a leadership development, talent management and succession planning firm she founded upon her retirement from Goodrich Corporation in July 2012. She previously served as Executive Vice President, Human Resources and Communications, at Goodrich from February 2005 until July 2012, when Goodrich was acquired by United Technologies Corporation. Prior to that, she served as President and General Manager of the Aircraft Wheels & Brakes Division of Goodrich from September 2002 to February 2005, as President and General Manager of the Turbomachinery Products Division of Goodrich from December 2001 to August 2002, and in various other positions of increasing responsibility during her 20-year tenure with Goodrich. She also serves as a director of Crane Co., a diversified manufacturer of highly engineered industrial products, Hubbell Incorporated, an international manufacturer of electrical and electronic products, and she previously served as a director of Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. The Board believes these positions demonstrate an extensive history of senior executive and oversight roles which provide operational insight, particularly with regard to human resources, government contracting and distribution. The Board also values her prior experience in finance and accounting gained as Vice President-Finance and Controller of two other Goodrich divisions, the Controller of a savings and loan association, a field accounting officer with the Resolution Trust Corporation, and a Certified Public Accountant.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
The Board is elected by our shareholders to oversee their interests as owners of the Company. The Board is the ultimate decision-making authority for the Company, except for those matters that are reserved for, or shared with, our shareholders. The Board appoints and oversees the Company’s senior management, which is responsible for conducting the Company’s day-to-day business operations.
Board Leadership Structure
Our Bylaws and Corporate Governance Principles provide the Board with the flexibility to select and revise its leadership structure on the basis of the best interests of the Company and its shareholders at any given point in time. The Board evaluates this structure in connection with the annual appointments to the positions of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"). The Board believes that it is currently in the best interests of the Company and its shareholders to combine the Chairman and CEO roles and to appoint a Lead Independent Director annually. In this way, the Company’s shareholders have the benefit of Board leadership by a seasoned executive with extensive day-to-day knowledge of the Company’s operations, strategic plan execution and future needs, as well as a Lead Independent Director who provides Board member leadership. In arriving at its determination, the Board has also considered the fact that a supermajority of the Board consists entirely of independent directors, all having diverse professional and other Board experience.
The current Chairman is Neal J. Keating, who had been President and Chief Executive Officer of the Company until the effective date of the appointment of his successor, Ian K. Walsh, on September 8, 2020. In order to ensure a smooth transition, Mr. Keating has agreed to continue to serve as Executive Chairman through the date of the Annual Meeting, at which time he is expected to retire from the Board and Mr. Walsh is expected to be appointed Chairman.
The current Lead Independent Director is Karen M. Garrison, who is scheduled to retire from the Board as of the date of the Annual Meeting. A new Lead Independent Director will be elected by the Board immediately following the Annual Meeting.
The Lead Independent Director position has existed since 2002. The roles and responsibilities of the Lead Independent Director currently include the following:
•membership on the Corporate Governance Committee;
•chair of the Board’s executive sessions and of Board meetings at which the Chairman is not in attendance;
•review and approval of all Board and committee meeting agendas;
•liaison between the Chairman and the independent directors, which includes facilitating communications and assisting in the resolution of conflicts, if any, between the independent directors and the Company’s management;
•providing counsel to the Chairman and CEO, including provision of appropriate feedback regarding effectiveness of Board meetings, and otherwise as needed or requested; and
•such other responsibilities as the Board delegates.
In performing these responsibilities, the Lead Independent Director is expected to consult with the chairpersons of the Board committees, as appropriate, and solicit their participation in order to avoid the appearance of diluting the authority or responsibility of the Board committees and their chairpersons.
Board Meetings and Committees
The Board met 8 times in 2020 and its committees met a total of 31 times. Each director attended 75% or more of the aggregate of all meetings of the Board and committees on which he or she served. The Company's Corporate Governance Principles provide that directors are strongly encouraged to attend each annual meeting of shareholders, and all directors then in office attended the 2020 Annual Meeting, although the meeting was conducted virtually because of the ongoing COVID-19 health crisis. All current directors whose terms extend beyond the Annual Meeting are expected to attend the 2021 Annual Meeting.
The Board maintains the following standing committees: Corporate Governance, Audit, Compensation, and Finance. Each committee has a charter that has been approved by the Board. The complete text of each committee charter is available on the Company’s website located at www.kaman.com by clicking on the "Governance" link followed by the "Documents & Downloads" link. Each committee and the Board periodically, but not less than annually, review and revise the committee charters, as appropriate.

The following table describes the current members of each committee and the number of meetings held during 2020. Unless otherwise noted, each director served on the committees noted for the entire year.

Board Member	Audit Committee(3)	Corporate Governance Committee(3)	Finance Committee(3)	Compensation Committee(3)
Aisha M. Barry	—	—	—	X
E. Reeves Callaway III	—	—	X	X
Karen M. Garrison(1)	—	Chair	—	X
A. William Higgins	—	—	X	X
Neal J. Keating(2)	—	—	—	—
Scott E. Kuechle	Chair	X	—	—
Michelle J. Lohmeier	X	—	X	—
George E. Minnich	X	X	Chair	—
Jennifer M. Pollino	—	X	—	Chair
Thomas W. Rabaut	X	—	X	—
Ian K. Walsh(2)	—	—	—	—
Number of Meetings	8	8	6	9
(1)Lead Independent Director.
(2)Not an independent director.
(3)All appointments shown in the table became effective as of April 15, 2020, except for the appointments of Mses. Barry and Lohmeier that became effective upon their appointment to the Board on November 16, 2020.
Corporate Governance Committee
Under its charter, the Corporate Governance Committee consists of the chairpersons of the standing committees and the Lead Independent Director, if the Lead Independent Director is not already a committee chairperson. The committee assists the Board in fulfilling its corporate governance responsibilities and serves as the Board’s nominating committee. These corporate governance responsibilities include board and committee organization and function, membership, compensation, and annual performance evaluation; annual goals development and evaluation for the CEO with participation by the Compensation Committee and the Board in executive session; succession planning; development and periodic review of governance policies and principles; monitoring director compliance with stock ownership guidelines; consideration and recommendation of shareholder proposals; establishment of selection criteria for, and review and recommendation of, new Board members; administration of the Company’s majority voting policy for director elections; and oversight of the Company's environmental, social and governance (“ESG”) strategy, initiatives, policies and activities.
Audit Committee
The Audit Committee is responsible for assisting the Board in fulfilling its responsibility to oversee the Company’s financial reporting and accounting policies and procedures, its system of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The committee is also responsible for overseeing the performance, qualifications and independence of the Company’s independent registered public accounting firm (which reports directly to the committee) as well as the performance of the internal audit department. The committee reviews the Company’s business risk assessment framework and identifies principal business risks confronting the Company (including, without limitation, business interruption, crisis management and cyber-security issues) and periodically discusses those risks and exposures with the independent auditor and management, including the internal chief audit executive (however, this committee is not the only Board committee that reviews such business risks), and pre-approves all auditing services and permitted non-audit services to be performed by its independent auditor (which approval authority has been delegated to the committee’s chairperson for certain immaterial items that may arise between meetings, subject to ratification at the committee’s next meeting).
The Audit Committee also oversees the development, operation and material findings of the Company’s legal and ethical compliance program, and in connection therewith, reviews and discusses with the Chief Ethics and Compliance Officer any particular compliance matters that are reasonably likely to have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows, or otherwise relate to material noncompliance with applicable laws and regulations or material inquiries received from regulators or government agencies. Periodically, but not less than annually, the Audit Committee receives a report from the Chief Ethics and Compliance Officer relating to (i) the implementation and effectiveness of the Company’s legal and ethical compliance program and adherence to the Company’s Code of Business Conduct; (ii) all significant compliance investigations undertaken in the past year; (iii) all significant retaliation claims, lawsuits alleging retaliation, settlements of retaliation claims, and reports of alleged retaliation received through the Company’s compliance program in the past year; and (iv) all significant sexual harassment claims, lawsuits alleging sexual harassment, settlements of sexual harassment claims, and reports of alleged sexual harassment received through the Company’s compliance program in the past year.
The Audit Committee also reviews and discusses with management the Company’s cybersecurity, data protection and information technology risks, controls and procedures and the Company’s plans to mitigate those risks. Finally, the committee oversees the Company’s hiring of current or former employees of the independent auditor to ensure that the auditor’s independence under applicable SEC rules and accounting standards is not impaired and monitors the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing or other matters, as well as the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting, auditing or other matters. The committee meets regularly in separate executive sessions with representatives of the independent auditor, the Company's Chief Audit Executive, the Company's Chief Ethics & Compliance Officer and the Company's General Counsel.
The Audit Committee Charter provides that a committee member may not simultaneously serve on the audit committees of more than three companies whose stock is publicly traded (including this committee) unless the Board has provided its consent. No determination to grant such consent is currently required.
Scott E. Kuechle, George E. Minnich and Thomas W. Rabaut each has been determined to be an "audit committee financial expert," within the meaning of Item 407(d)(5) of Regulation S-K.
Compensation Committee
The Compensation Committee reviews and approves the terms of, as well as oversees, the Company's executive compensation strategies (including the plans and policies to execute those strategies), administers its equity plans (including the review and approval of equity grants to executive officers) and annually reviews and approves compensation decisions relating to executive officers, including those for the CEO and the other Named Executive Officers. The committee considers the CEO's recommendations when determining the compensation of the other executive officers, but the CEO has no role in determining his own compensation (although as part of the annual CEO evaluation process, he prepares a self-assessment for review by the Corporate Governance Committee, which shares that evaluation with this committee). The committee then submits its determinations regarding proposed CEO compensation at an executive session of the Board for consideration and approval.
The Compensation Committee also monitors management's compliance with stock ownership guidelines adopted from time to time by the Board; reviews and approves employment, severance, change in control and termination arrangements for all executive officers and periodically reviews the Company's policies and procedures for management development.
The committee has engaged Pay Governance LLC, an independent compensation consulting firm, to assist the committee in fulfilling its responsibilities (Pay Governance LLC is sometimes referred to in this proxy statement as the "independent compensation consultant"). The independent compensation consultant attends each committee meeting, including executive sessions. The independent compensation consultant advises the committee on marketplace trends in executive compensation and evaluates proposals for compensation programs and executive officer compensation decisions. The independent compensation consultant also provides services to the Corporate Governance Committee in connection with its evaluation of director compensation. Although the independent compensation consultant interacts with Company management in its capacity as an advisor to the committee, it is directly accountable to the committee. The committee has assessed the independence of the independent compensation consultant as required under applicable SEC and NYSE rules and has determined that the work of the independent compensation consultant does not raise any conflict of interest. The committee also has the authority to obtain advice and assistance from other external legal, accounting or other advisers.
Compensation Committee Interlocks and Insider Participation
As noted above, each member of the Compensation Committee is "independent" under the NYSE and SEC rules applicable to compensation committee members and otherwise in accordance with the Compensation Committee's charter and our Corporate Governance Principles. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that employs a member of our Board or the Compensation Committee. All members of the Compensation Committee are "non-employee directors" as defined in SEC Rule 16b-3(b)(3).
Finance Committee
The Finance Committee assists the Board in fulfilling its responsibilities concerning matters of a material financial nature, including the Company’s strategies, policies and financial condition, insurance-related risk management programs, financing agreements, dividend policy, significant derivative instrument or foreign currency positions, and administration of tax-qualified defined contribution and defined benefit plans. The committee’s responsibilities also include review of the Company’s annual business plan and long range planning strategies; all forms of major debt issuances; the financial aspects of proposed acquisitions or divestitures that exceed transaction levels for which the Board has delegated authority to management; material capital expenditures; methods of financing; and the Company’s relationship with its lenders. Finally, the committee reviews and approves the Company’s policies and procedures on hedging, swaps, security-based swaps, derivatives, foreign currency exchange risk and debt and interest rate risk and, not less than annually, reviews and approves, on a general or a case-by-case basis, the Company’s decision to enter into swaps and other derivative transactions that are exempt from exchange-execution and clearance under the "end-user exception" set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and any applicable regulations established by the Commodity Futures Trading Commission.
Annual Board and Committee Evaluations
The Board recognizes that a thorough, constructive self-evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Corporate Governance Committee oversees an annual self-evaluation process to ensure that the full Board and each of its committees conducts a thorough self-assessment of its performance and solicits feedback for improvement. Feedback on individual director performance is encouraged as part of the process. In addition, the Board and its committees meet regularly in executive session throughout the year to consider areas that may warrant additional focus and attention. The Corporate Governance Committee reviews and reassesses the format and effectiveness of the evaluation process each year and makes changes when considered necessary or appropriate.
In recent years, the Board and committee evaluations have alternated between the use of detailed written questionnaires and one-on-one interviews. When one-on-one interviews are conducted at the Board level, the committees generally conduct their self-evaluations utilizing detailed written surveys; and when one-on-one interviews are conducted at the committee level, the Board generally conducts its self-evaluation utilizing a detailed written survey. In this manner, one-on-one interviews are conducted each year, alternating between the Board and its committees.
During 2020, the Board evaluation was conducted through the use of detailed written surveys, and the committee evaluations were conducted through the use of personal interviews. The results of the surveys and the interviews were aggregated, summarized and presented to the Board and each committee for discussion in executive session. These discussions generally noted the experience and contributions of the directors and the high functioning nature of the Board and its committees, but also identified several areas for enhanced emphasis and focus that will be addressed during the coming year.
Director Nominees
General. The Board is responsible for selecting its own members and recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance Committee, which consults with the Chairman and the CEO, after which it provides recommendations to the Board. The Corporate Governance Committee will also consider director candidates recommended by shareholders. While the Corporate Governance Committee does not have specific minimum qualifications for potential directors, its policy is that all candidates, including those recommended by shareholders, will be evaluated on the same basis. The committee utilizes a nationally recognized third-party consultant to assist in identifying potential candidates. The consultant is provided with the committee’s assessment of the skill-sets and experience required in the context of current Board composition and identifies potential candidates for introduction to the committee. Thereafter, consideration of any such individuals is the responsibility of the committee in consultation with the Chairman and the CEO.
Advance Notice Bylaw Provisions. Under our Bylaws, only individuals nominated in accordance with certain procedures are eligible for election as directors of the Company (except for the rights of preferred shareholders, of which there currently are none). Generally, nominations are made by the Board of Directors or any shareholder (i) who is a shareholder of record on the date of the giving of written notice in respect of the nomination for director and on the record date for the determination of shareholders entitled to notice of and to vote at a meeting where directors are to be elected, and (ii) who provides advance written notice, all of the foregoing in accordance with the Bylaws.
In addition to any other applicable requirements, for a nomination to be properly made by a shareholder, such shareholder must have given timely notice therefor in proper written form to the Secretary of the Company. To be timely, a shareholder's written notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company, in the case of: (i) an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced more than twenty-five (25) days prior to or delayed by more than twenty-five (25) days after the anniversary of the preceding year's annual meeting, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC), whichever first occurs; and (ii) a special meeting called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC).
A shareholder’s written notice of a proposed nomination must describe (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) (A) the class or series and number of all shares of stock of the Company that are owned beneficially or of record by such nominee and any affiliates of such nominee, (B) the name of each nominee holder of all shares of stock of the Company owned beneficially but not of record by such nominee or any affiliates of such nominee, and the number of such shares of stock of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge, profit interest or other transaction has been entered into by or on behalf of such nominee, or any affiliates of such nominee, with respect to stock of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Company) has been made by or on behalf of such nominee, or any affiliates of such nominee, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such nominee, or any affiliates of such nominee, or to increase or decrease the voting power or pecuniary or economic interest of such nominee, or any affiliates of such nominee, with respect to stock of the Company (the "Ownership Information"), and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made must also provide (i) the name and address of the shareholder making the nomination, (ii) the Ownership Information, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a description of any material interest of such person or any affiliates of such person in the nomination, including any anticipated benefit therefrom to such person or any affiliates of such person, (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons identified in its notice, and (vi) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and its rules and regulations. The written notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serving as a director if elected and the completed and signed written representation and agreement required by Section 2(b) of Article III of the Bylaws. The Board may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.
Proxy Access Bylaw Provisions. Our Bylaws also permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding common stock of the Company continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in Article II, Section 15, of the Bylaws. Under that Section, the required notice must be received at the Company’s principal executive offices, subject to certain exceptions, at least 120 days but no more than 150 days prior to the anniversary of the date on which the Proxy Statement was first mailed relating to the immediately preceding Annual Meeting.

The Board’s Role in Oversight of the Company’s Risk Management Process
The Board oversees the Company’s processes to identify, report and address risks across the full spectrum of the Company’s operations. To that end, each of the Board’s committees has been delegated responsibility for evaluating specific risk management processes and issues resulting therefrom. The Board receives regular reports from these committees and, where appropriate, directs that action be taken. The Board also conducts direct oversight of certain risk management processes.
The Company’s Internal Audit Department reports directly to the Audit Committee, and the Audit Committee regularly reviews with management the Company’s financial reporting and accounting policies, internal controls over financial reporting, internal accounting controls, business risk assessment framework and principal business risks, and Code of Business Conduct compliance. The Audit Committee is also responsible for oversight of the Company’s cyber-security program and management’s plans, programs and policies designed to mitigate cyber-security risks, and as part of its annual calendar, the Audit Committee receives regular reports on cyber-security matters and the information technology control environment from senior members of the Company’s information technology department.
The Finance Committee reviews the Company’s short- and long-term business plans, certain proposed acquisitions or divestitures (including consideration of any substantial diversification from current business operations), any significant debt/equity issuances and risk management programs from an insurance coverage perspective. The Company’s Vice President - Corporate Risk, Safety and Environmental Management also reports directly to the committee on a periodic basis. The Compensation Committee reviews and approves the Company’s executive compensation strategies and programs related to annual, long-term and equity incentives and the business unit and corporate performance goals associated therewith, monitors management progress in compliance with stock ownership guidelines, considers and approves all employment-related agreements or termination arrangements with the Company’s executive officers and periodically reviews policies related to management development. The Corporate Governance Committee reviews the Company’s succession plan for the CEO and other top senior management, assures annual evaluation of Board performance, establishes selection criteria for new directors and manages the annual CEO evaluation process. The duties and responsibilities of each of the Board’s committees are more fully described above.
In addition to its consideration of matters brought to its attention by the Board’s committees, the Board conducts direct oversight of various business risk management functions. At each regular meeting, the Board receives senior management reports about current operations as well as the identification of, and progress in addressing, principal business risks. The Board also receives direct reports from management regarding its Enterprise Risk Management program for identification and development of mitigation activities relative to longer-term business risks. In addition to the regular reports provided regarding current principal business risks, the Audit Committee periodically receives summary reports regarding the Enterprise Risk Management program. Annually, the Board reviews and approves the Company’s strategic plan objectives with periodic reviews thereafter regarding progress against that plan and any changes that are being considered. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure, at least in part due to the level of direct communication that the Board and its committees experience with a variety of management employees involved in operations, finance, human resources, risk management and legal roles.
Board and Committee Independence Requirements
Our Corporate Governance Principles provide that, as a matter of policy, a significant majority of the Board should consist of independent directors. In order to be deemed independent, our Corporate Governance Principles specify that a director must be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director. In addition to establishing its own criteria for independence, the Company complies with the rules promulgated by the NYSE for determining the independence of directors, as well as the Sarbanes-Oxley Act for independence of directors on the Audit Committee and the Internal Revenue Code of 1986, as amended (the "Code") and the Dodd-Frank Act requirements for independence of directors on the Compensation Committee (or any other committee performing an equivalent function).
Based on the review and recommendation of the Corporate Governance Committee, the Board has affirmatively determined that all of the current directors meet the applicable independence standards referenced in the preceding paragraph, except for Mesrrs. Keating and Walsh, the Company’s Executive Chairman and President and CEO, respectively. In evaluating and determining the independence of the Company's directors, the Corporate Governance Committee and the Board considered that, in the ordinary course of business, transactions may occur between the Company and its subsidiaries and certain entities with which some of the directors are or have been affiliated.

In affirmatively determining the independence of each director who serves as a member of the Compensation Committee, the Corporate Governance Committee and the Board considered all factors specifically relevant to determining whether such director has a direct or indirect relationship with the Company or any of its subsidiaries which is material to such director's ability to be independent from management in connection with the director's duties as a member of the Compensation Committee, including, but not limited to the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director and whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees
General. The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate characteristics required of Board members in the context of the Board’s current composition. This includes review of the suitability for continued service of each Board member when his or her term expires and when he or she has a significant change in status. Overall, the assessment includes areas such as senior leadership positions; professional experience in areas relevant to the Company’s businesses, including aerospace, healthcare and medical, industrial distribution, international, government, regulatory, mergers and acquisitions, financial, accounting, human resources or information technology systems experience; other public company board service; and diversity, age and evidence of the intangible characteristics that are vital to the successful operation of any board. Diversity in this context has traditionally referred to encouragement of the identification of underrepresented minority candidates, including women and individuals of varied national origins.
The Board believes that intangible characteristics include a demonstrated understanding of a director’s policy making role while constructively challenging management to seek and attain competitive targets and increase shareholder value; a demonstrated understanding of the Company’s values and strategic plan; capacity for critical thought; maintenance of objectivity in not being unreasonably influenced by personal experience or other Board members in situation analysis; and the independence required for participation on the Board and its committees. In addition, current Board members are evaluated with respect to their active contributions, including regular attendance and preparation for/participation at meetings while maintaining an ongoing understanding of the issues and trends affecting the Company.
Enhancing the Board’s diversity of background. As a global company, we consider diversity an essential element of our culture. We value the benefits derived from different perspectives, and we strive for a talented and diverse Board and workforce that is representative of our global business, customers, employees and shareholders. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee takes into account various additional factors intended to enhance the Board's diversity of background. Diversity of origin, gender, background, experience and thought all are important director selection criteria, and this has been communicated to the third-party search firms that conducted new director searches during the past several years. Given this, we do not have a separate formal written policy that solely addresses diversity.
Specific Skills of Director Nominees. We believe our directors, including the director nominees up for re-election at the Annual Meeting, bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The director skills matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of our Company and the execution of our corporate strategy. This skills matrix highlights the depth and breadth of the skills of our director nominees and the incumbent directors whose terms extend beyond the date of the Annual Meeting, but it is not intended to be an exhaustive list of each of our directors’ skills or contributions to the Board. Further information on each director nominee and the incumbent directors whose terms extend beyond the date of the Annual Meeting, including their specific experience, qualifications, attributes and skills, is set forth in the biographies on pages 6 to 8 of this Proxy Statement.

DIRECTOR SKILLS MATRIX
		Barry	Callaway	Higgins	Kuechle	Lohmeier	Minnich	Pollino	Walsh
Financial	Accounting				✓		✓	✓
	Banking							✓
	Financial	✓		✓	✓	✓	✓	✓
	Investment			✓	✓
General Industry	Academic								✓
	Aerospace		✓	✓	✓	✓	✓	✓	✓
	Distribution			✓	✓			✓
	Defense			✓	✓	✓	✓	✓	✓
	Engineering	✓				✓			✓
	Healthcare/Medical	✓
	International	✓	✓	✓	✓	✓	✓	✓	✓
	Manufacturing	✓	✓	✓		✓		✓	✓
	Sales/Marketing	✓	✓	✓		✓			✓
Regulatory	Government			✓					✓
	Gov. Contracting			✓		✓	✓		✓
Law
General Management	Sr. Leadership	✓	✓	✓	✓	✓	✓	✓	✓
	Human Resources			✓				✓
	M&A	✓		✓	✓	✓	✓	✓	✓
	IT		✓		✓		✓
Other Boards	Public			✓	✓	✓	✓	✓	✓
	Private		✓			✓	✓
	Charitable	✓			✓	✓	✓	✓	✓
Succession Planning
The Board of Directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our President and Chief Executive Officer and the other senior members of our senior leadership team. This responsibility is reflected in the Company’s Corporate Governance Principles, which provide for an annual review of CEO succession planning and management development, and the Charter of the Corporate Governance Committee, which requires the Committee to review and recommend to the full Board candidates for successor to the Chief Executive Officer and to assure that management has established and maintains a succession planning process for senior executive positions other than the Chief Executive Officer.
In furtherance of the foregoing, the Company’s President and Chief Executive Officer and its Chief Human Resources Officer provide an annual succession planning report to the Corporate Governance Committee, which summarizes the overall composition of our senior leadership team, including their professional qualifications, tenure, and work experience. The report also identifies internal members of the senior leadership team who are viewed as potential successors to the President and Chief Executive Officer. Succession planning is also regularly discussed in executive sessions of our Board of Directors. Our directors become familiar with internal potential successors for key leadership positions through various means, including the annual succession planning report, the annual Human Capital and Organization Report, Board and committee meetings, and less formal interactions throughout the course of the year.
During 2018, Mr. Keating, the Company’s current President and Chief Executive Officer, turned 63 years of age, and the Board increased its focus and commitment on identifying a suitable successor. This multi-year initiative came to a successful conclusion during 2020 with the selection and appointment of Ian K. Walsh as President and Chief Executive Officer effective as of September 8, 2020. With his mix of skills and experience, the Board is confident that Mr. Walsh is the right person to lead the Company through the ongoing global health crisis toward a global market recovery and a new phase of growth and development for the Company. In order to ensure a smooth transition, Mr. Keating has agreed to continue to serve as executive Chairman through the date of the Annual Meeting, at which time he is expected to retire from the Board.

Additionally, our Board of Directors, with support and recommendations from the Corporate Governance Committee, oversees the succession of its members. To this end, at least once a year, in connection with the annual director nomination and re-nomination process, the Corporate Governance Committee evaluates each director’s performance, relative strengths and weaknesses, and future plans, including any personal retirement objectives and the potential applicability of the Company’s mandatory retirement policy for directors (which is set forth in the Bylaws of the Company). As part of that evaluation, the Corporate Governance Committee also identifies areas of overall strength and weakness with respect to its composition and considers whether the Board of Directors as a whole possesses core competencies in the areas of accounting and finance, management experience with mergers and acquisitions, risk management, industry knowledge, knowledge of technology and cyber-security, marketing, digital marketing and social media, international markets, strategic vision, compensation, and corporate governance, among others.
During 2020, the Corporate Governance Committee considered the scheduled retirements of Ms. Garrison and Mr. Rabaut under the Company’s mandatory retirement policy for directors, as well as the retirement of Mr. Keating, which led to the appointments of Mses. Barry and Lohmeier and Mr. Walsh, each of whom was first identified by an independent third party search firm. Following the retirements of Ms. Garrison and Messrs. Keating and Rabaut immediately following the Annual Meeting, the Board will consist of eight members until otherwise determined by the Corporate Governance Committee and the full Board.
Shareholder Engagement
We welcome the opportunity to engage with our shareholders to obtain insights and feedback on matters of mutual interest. The Board’s and management’s commitment to understanding the interests and perspectives of shareholders is a key component of our shareholder engagement strategy. We engage with shareholders throughout the year to:
✓    Provide visibility and transparency into our business and our financial and operational performance;
✓    Discuss with our shareholders the issues that are important to them, hear their expectations for us and share our views;
✓    Share our perspective on Company and industry developments;
✓    Discuss and seek feedback on our executive compensation and corporate governance policies and practices; and
✓    Seek feedback on our communications and disclosures to investors.
We approach shareholder engagement as an integrated, year-round process involving senior management and our investor relations team. Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events and group and one-on-one meetings throughout the year. We also engage with governance representatives of our major shareholders, through conference calls that occur during and outside of the proxy season.
During 2020, we initiated contact with our top 30 shareholders representing roughly 83% of our outstanding shares, resulting in substantive engagements with investors holding a majority of our outstanding shares. In these engagements, we discussed the following issues and topics of mutual interest, among others:
•The results of the voting on our 2020 "say-on-pay" proposal, including perceived reasons for the lower level of support;
•Our executive compensation program, including (i) incentive compensation plan design, metrics and target setting, (ii) the peer group used for benchmarking and performance comparisons, (iii) the potential dilutive impact of any change to award opportunities under our long-term incentive programs, and (iv) the disclosure of our pay programs, practices and outcomes.
•Our corporate strategy and execution, including our plans for future capital deployment;
•Corporate governance issues, including succession planning and director refreshment;
•Industry and business developments; and
•General proxy statement and annual report disclosures.
The comments, questions and suggestions offered by our investors were shared with, and discussed by, the full Board, and their perspectives will inform the Board’s decision making in 2021 and beyond.

Environmental, Social and Governance Matters
We believe that sound corporate citizenship requires us to be responsive to ESG related matters that impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity, focusing on ESG matters that impact our business and our stakeholders, contributing to the local communities in which we operate, developing our employees and workforce, and being considerate environmental and fiscal stewards. We are also committed to improved corporate reporting around these and other programs that impact our ESG visibility.
During 2019, in furtherance of the foregoing, we amended the Charter of our Corporate Governance Committee to vest the committee with oversight of our ESG strategy, initiatives and policies, and we established an executive-led cross-functional team to take meaningful steps to improve the Company’s ESG reporting. We identified the following specific actions demonstrating our commitment to ESG matters:
•Development of a comprehensive set of core values emphasizing respect, excellence, accountability, creativity and honor that guide us in our work.
•Commitment to fostering a strong corporate culture that promotes high standards of ethics and compliance for our businesses, including policies that set forth principles to guide employee, officer and director conduct, such as our Code of Business Conduct and Ethics.
•Contributions to the local communities where our facilities and offices are located, including financial and other support to various charitable organizations, non-profits, charities and other community programs.
•Commitment to the development, training and maintenance of a skilled manufacturing and machinist workforce to support advancements in manufacturing technology and the industries it serves, including the donation and/or consignment of our products and software to educational organizations, trade schools or other public-private partnerships.
•Maintenance of a whistleblower policy providing for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our businesses, employees, officers, directors or vendors and the provision of training and education to our global workforce with respect to our Code of Business Conduct and Ethics and anti-corruption and anti-bribery policies.
•Commitment to the development and fair treatment of our global workforce, including generous healthcare and benefit programs for our employees, promotion of an inclusive and diverse workforce and work environment, equal employment opportunity hiring practices and policies, and anti-harassment, workforce safety and anti-retaliation policies.
•Fostering environmental awareness and education, including evaluating our products and supply chain for conflict minerals.
•Commitment to provide safe and high-quality products and services that meet customer and regulatory requirements and to demonstrate continuous improvement, including ISO 9001 certification.
During 2020, we continued to move forward by documenting additional ESG activities and initiatives that have been undertaken all across our global footprint and improving our corporate reporting of relevant ESG matters. In December, we launched a dedicated portion of our corporate website to the reporting of relevant ESG matters. It can be found at www.kaman.com/esg. This area of our corporate website provides a centralized location and framework for us to catalog and report relevant ESG initiatives, activities, reports and related metrics.
Looking forward, we expect to continue our efforts by benchmarking our reporting against our peers and identify any significant gaps in our reporting. We also expect to expand the measurement and reporting of standardized ESG metrics and begin to integrate sustainable business practices into all aspects of our business. Finally, we expect to incorporate relevant ESG goals and objectives in our compensation programs in order to drive the right behaviors. This will be a multi-year process, but our Board and management firmly believe that, when integrated into our long-term business strategy, these practices will help to improve the Company's financial performance and create long-term value for shareholders.
Communications with our Board
We believe communication between the Board and the Company’s shareholders and other interested parties is an important part of the corporate governance process. Shareholders and other interested parties may communicate with our Board, our Lead Independent Director or any individual director in care of the Corporate Secretary at:

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002
Email: Corporate.Secretary@Kaman.com
The Corporate Secretary will compile all such communications and forward each item to the individual to whom it is directed or, if the communication is not directed to any particular Board member, to the entire Board. Items that the Corporate Secretary determines are frivolous, unlawful or that constitute commercial advertisements, resumes and other forms of job inquiries, surveys, business solicitations or requests for donations and sponsorships will not be forwarded.
Other Information about the Board’s Structure and Composition
Board Size. The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three or more than fifteen persons, the exact number of which shall be fixed from time to time by the Board. The current size of the Board is fixed at eleven persons, although the size of the Board will be reduced to eight persons upon the expected retirements of Ms. Garrison and Messrs. Keating and Rabaut. The directors are authorized to fill vacancies on the Board, including any vacancy resulting from an increase in its size, but any director so elected may only serve until the annual meeting immediately following his or her election. Under our Corporate Governance Principles, a Board size of eight to eleven individuals is considered appropriate.
Mandatory Retirement.  The Company’s Bylaws provide for mandatory director retirement at age 72 (age 75 for directors serving as of November 14, 2000). Mr. Callaway is the only director who was serving as a director on November 14, 2000. As such, he is the only director whose mandatory retirement age is 75. All other directors are subject to a mandatory retirement at age 72. The Board’s policy in implementing the mandatory retirement policy is that if a director attains mandatory retirement age during his or her then-current term, the director may continue to serve the remaining portion of that term. Although the Board is permitted to make exceptions to this requirement, it intends to exercise this right only under extraordinary circumstances.
Change of Principal Occupation. Our Corporate Governance Principles require directors who change their principal occupation, position or responsibility held at the time of election to submit a conditional letter of resignation to the Board, after which a judgment will be made in each case as to the appropriateness of continued membership under the circumstances. During January 2020, Mr. Higgins notified the Board that he had been appointed President and Chief Executive Officer of Albany International Corporation, and he submitted a conditional letter of resignation to the Board in accordance with our Corporate Governance Principles. At a meeting duly called and held on February 17, 2020, the Corporate Governance Committee considered Mr. Higgins' change in circumstance and his many contributions to the Board and unanimously determined not to accept Mr. Higgins' resignation.
Stock Ownership Guidelines. The Board has adopted stock ownership guidelines for non-employee directors. Under the guidelines, non-employee directors are required to have an ownership multiple of three times their current annual cash retainer. For 2020, the stock ownership requirement was $225,000, based on an annual cash retainer of $75,000. Directors who do not meet the ownership guidelines must hold shares received pursuant to their annual equity grants for a period of three years or until the guidelines are met, whichever is earlier. The Corporate Governance Committee periodically reviews the progress of each non-employee director toward the achievement of these guidelines. As of December 31, 2020, all non-employee directors were in compliance with the guidelines, except for Mses. Barry and Lohmeier, who were first elected to the Board on November 16, 2020.
2020 Director Compensation
The Corporate Governance Committee reviews the amount and form of compensation paid to our non-employee directors on an annual basis with the assistance of the independent compensation consultant to the Compensation Committee. For each assessment, the independent compensation consultant conducts a review of director compensation levels, practices and trends and delivers a competitive market assessment of director compensation to the committee. Informed by the competitive market assessment, the committee approves adjustments to the non-employee director compensation program, when and as determined to be appropriate, which are then ratified and approved by the full Board of Directors.
From time to time, special activities may be undertaken by one or more directors at the request of the Board and, in such cases, additional fees may be paid. There were no such special activities during 2020.

Directors may defer all, or a portion, of their cash compensation. Interest accrues on such deferrals at the Applicable Federal Long-Term Rate. When a director ends his or her service on the Board, distributions are made either in quarterly installments over a maximum period of 10 years or in a lump sum, based on prior elections made in connection with each deferral. Distributions are made beginning either in the next calendar quarter after the date service ends or on the following January 1 at the prior election of the director.
The non-employee director compensation levels for 2020 were approved by the Corporate Governance Committee in November 2019 based on a competitive market assessment delivered to the committee at that time and reflect no change from the prior year.
On April 15, 2020, in response to the ongoing global COVID-19 pandemic and its potential impact on the Company’s business and industry, as well as the economy in general, the non-employee directors of the Company unanimously agreed to temporarily reduce their quarterly cash retainer payments by 20% for the second fiscal quarter of 2020. This temporary 20% reduction remained in place through the end of the third fiscal quarter.
The following table summarizes the director fee schedule in effect throughout 2020:

2020 BOARD RETAINER AND MEETING FEE TABLE
Description	Amount/Value
Cash(1):
Retainer Fees (payable quarterly in arrears)(2):
Board	$75,000
Lead Director	$30,000
Committee Chairs:
Audit Committee	$30,000
Corporate Governance Committee	$20,000
Compensation Committee	$25,000
Finance Committee	$20,000
Committee Members:
Audit Committee	$15,000
Corporate Governance Committee	$8,500
Compensation Committee	$10,000
Finance Committee	$8,500
Equity:
Stock Award(3)	Vested shares having a fair market value equal to $125,000
(1)The cash amounts shown in the table do not reflect the temporary 20% reduction in quarterly cash retainer payments discussed above.
(2)In addition to these annual retainers, Board members may receive additional meeting fees ($1,500 for an in person meeting and $750 for a telephonic meeting) for "special" board meetings. Special board meetings are defined as meetings that are in addition to the meetings regularly scheduled in advance. Committee members may also receive additional meeting fees ($1,500 for an in person meeting and $750 for a telephonic meeting) for any committee meeting that exceeds the number of regularly scheduled committee meetings by more than two.
(3)This award is currently made under the Amended and Restated 2013 Management Incentive Plan at the annual Board meeting held in conjunction with the annual meeting of shareholders. The number of shares for this award is determined based upon the closing price of the Company's Common Stock on the NYSE on the day prior to the date of grant (rounded up to the nearest whole share), in accordance with the Plan.
The following table provides information about the compensation that our non-employee directors earned during 2020. The table does not include Mesrrs. Keating and Walsh, our Executive Chairman and our President and Chief Executive Officer, respectively, each of whom received no additional compensation for his service as a director.

2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Brian E. Barents(3)	$28,297	—	—	$28,297
Aisha M. Barry(4)	$11,606	$51,072	—	$62,678
E. Reeves Callaway III	$86,400	$125,007	—	$211,407
Karen M. Garrison	$123,375	$125,007	—	$248,382
A. William Higgins	$88,900	$125,007	—	$213,907
Scott E. Kuechle	$104,400	$125,007	—	$229,407
Michelle J. Lohmeier(4)	$13,330	$51,072	—	$64,402
George E. Minnich	$104,275	$125,007	—	$229,282
Jennifer M. Pollino	$99,900	$125,007	—	$224,907
Thomas W. Rabaut	$90,900	$125,007	—	$215,907
(1)Cash amounts included in the table represent the annual retainers, committee chair fees, lead director fees and committee member fees earned for the year ended December 31, 2020, as well as any additional meeting fees paid during fiscal 2020. Please see "2020 Board Retainer and Meeting Fee Table" below. The amounts shown in the table reflect the temporary 20% reduction in quarterly cash retainer payments discussed above.
(2)Represents the grant date fair value of stock awards granted during fiscal 2020, calculated in accordance with applicable accounting standards related to share-based award payments. This amount is calculated by multiplying the closing price of our Common Stock on the NYSE on the date prior to such grants by the number of shares awarded. Except as set forth in note 4 below, each stock award consisted of 3,148 shares of Common Stock issued under our Amended and Restated 2013 Management Incentive Plan on April 15, 2020. For additional information on the calculation of the awards, please refer to Note 22, Share-Based Arrangements, to the Company’s audited consolidated financial statements for the year ended December 31, 2020, set forth in the Company's Annual Report on Form 10-K for the year then ended.
(3)Retired from the Board effective as of April 15, 2020, the date of the 2020 Annual Meeting of Shareholders. Because of his retirement, Mr. Barents did not receive an equity award for 2020.
(4)Elected to the Board on November 16, 2020. Mses. Barry and Lohmeier received pro-rated equity awards upon their election to the Board. Each award consisted of 1,019 shares of Common Stock issued under our Amended and Restated 2013 Management Incentive Plan on November 16, 2020.
Code of Business Conduct and Other Governance Documents Available on the Company’s Website
The Company has for many years maintained a Code of Business Conduct applicable to all of its employees, consultants and the Board of Directors. This Code of Business Conduct is also specifically applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The current Code of Business Conduct, which was amended and restated in its entirety effective January 1, 2013, may be accessed on the Company’s website at www.kaman.com by clicking on the "Governance" tab followed by the "Documents and Downloads" link. We intend to disclose any future amendments to, or waivers from, provisions of the Code of Business Conduct required to be disclosed under the rules of the SEC or listing standards of the NYSE at the same location on our website.
In addition to the Code of Business Conduct and the committee charters and Governance Principles already referenced, other governance documents including the Company's Amended and Restated Certificate of Incorporation and Bylaws can be accessed on the Company’s website at www.kaman.com by clicking on the "Governance" tab and then the link to each document.
Director Education
The Board maintains a policy that directors should be regularly exposed to discussion of current developments in their roles and responsibilities as directors, and their attendance at such sessions is reimbursed by the Company. The Board’s policy also encompasses receipt of information regarding developments in the law and conditions in the markets in which the Company operates. During the past few years, several Board members have participated in seminars sponsored by various national organizations, which have included developments in the law, board/management relationship development and audit-related topics. The Board has also received presentations from outside industry experts regarding developments and trends in certain of the Company’s markets and other subjects of importance to the Company. In addition, the Board and the Company have an orientation process for new directors that includes background material, meetings with senior management and visits to Company facilities.

Related Party Transactions
The Company’s Code of Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone. All of the Company’s employees have a responsibility and duty of loyalty to the Company and all business decisions are to be made in the best interests of the Company, which means putting the Company’s interests first. Should a situation arise that would constitute a related party transaction under applicable SEC rules, the Company's Code of Conduct provides that the independent and disinterested Board members will review the propriety of, and approve or disapprove, such transaction. Under SEC rules, a related party is, or at any time since the beginning of the last fiscal year was, a director, executive officer, nominee for director or five percent shareholder of the Company, or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related party transaction is any transaction, arrangement or relationship (or series of transactions, arrangements or relationships) in which the Company or any of its subsidiaries is a participant, the amount involved exceeds $120,000 and a related party had, has or will have a direct or indirect material interest. There were no related party transactions during 2020.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
Stock Ownership of Directors and Executive Officers
The following table sets forth information about the beneficial ownership of the Company’s Common Stock by each director and director nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, as of December 31, 2020. The beneficial ownership percentages have been calculated based on 27,722,883 shares of Common Stock issued and outstanding as of such date. Unless otherwise indicated, each person listed has the sole voting and investment power with respect to the shares listed, and the business address of each person is c/o Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002.

Name	Number of Shares Beneficially Owned as of December 31, 2020		Percentage

Richard R. Barnhart	0		*
Aisha M. Barry	1,019		*
E. Reeves Callaway III	8,007	(1)	*
James G. Coogan	18,024	(2)	*
Karen M. Garrison	33,525		*
A. William Higgins	21,352		*
Neal J. Keating	233,108	(3)	*
Scott E. Kuechle	18,978		*
Shawn G. Lisle	19,895	(4)	*
Michelle J. Lohmeier	1,019		*
George E. Minnich	29,974	(5)	*
Jennifer M. Pollino	14,283		*
Thomas W. Rabaut	16,410	(6)	*
Robert D. Starr	31,440		*
Gregory T. Troy	17,763		*
Ian K. Walsh	0	(7)	*
All Directors and Executive Officers as a group	464,797	(8)	1.68%
*        Less than one percent.
(1)    Includes (i) 2,915 shares held indirectly through a custodial account established pursuant to the Uniform Transfer to Minors Act for the benefit of Mr. Callaway's daughter for which Mr. Callaway serves as custodian; and (ii) 2,944 shares held indirectly through a custodial account established pursuant to the Uniform Transfer to Minors Act for the benefit of Mr. Callaway's son for which Mr. Callaway serves as custodian.
(2)    Includes 13,381 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days.
(3)    Includes 14,000 shares held in a trust, for which Mr. Keating serves as a co-trustee with the power to exercise investment control. Excludes 15,000 shares underlying a restricted stock unit that vested in full on October 13, 2017 and will be settled upon the later of (i) six months and one day following Mr. Keating's separation from service with the Company or (ii) January 2nd of the year following such separation from service.
(4)    Includes (i) 3,620 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days; and (ii) 3,704 shares held in joint tenancy with Mr. Lisle's spouse.
(5)    Includes 19,915 shares held indirectly through a family LLC controlled by Mr. Minnich.
(6)    Includes 2,485 shares held by a revocable trust for the benefit of Mr. Rabaut's spouse and children, for which Mr. Rabaut serves as Trustee with the power to exercise investment control.
(7)    Excludes 28,178 shares underlying a restricted stock unit granted under the Amended and Restated 2013 Management Incentive Plan that vests in full on September 8, 2023, and will be settled as soon as practicable thereafter.
(8)    Includes 17,001 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days. Includes shares beneficially owned by all directors and executive officers serving in such positions as of December 31, 2020, as well as shares beneficially owned by Mr. Barnhart, who is a Named Executive Officer for 2020 but was not serving as an executive officer as of December 31, 2020.

Beneficial Owners of More Than 5% of Common Stock
Following is information about persons known to the Company to be beneficial owners of more than five percent (5%) of the Company’s outstanding voting securities as of December 31, 2020:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	4,468,151	16.1%
GAMCO Asset Management Inc. et al.(2) One Corporate Center Rye, NY 10580	3,216,884	11.6%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	2,781,744	10.0%
(1)As reported in Schedule 13G filed with the SEC on January 25, 2021, BlackRock, Inc. is the beneficial owner of 4,468,151 shares held by specified subsidiaries as of December 31, 2020. According to the filing, BlackRock, Inc. has the sole power to vote or direct the vote of 4,426,368 shares, the shared power to vote or direct the vote of no shares, the sole power to dispose or to direct the disposition of 4,468,151 shares, and the shared power to dispose or to direct the disposition of no shares.
(2)As reported in Amendment No. 29 to Schedule 13D, filed with the SEC on October 29, 2020 ("Amendment 29") by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer (collectively, the "Reporting Persons"), GAMCO Asset Management Inc. ("GAMCO") is the beneficial owner of 2,126,704 shares, Gabelli Funds, LLC ("Gabelli Funds") is the beneficial owner of 935,300 shares, MJG Associates, Inc. ("MJG Associates") is the beneficial owner of 7,400 shares, Teton Advisors, Inc. ("Teton Advisors") is the beneficial owner of 147,200 shares and Associated Capital Group, Inc. ("AC") is the beneficial owner of 280 shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities. Each of the Reporting Persons, together with their executive officers and directors, has the sole power to vote or direct the vote and the sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 114,000 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by a number of investment funds for which Gabelli Funds serves as an investment adviser (the "Funds") so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli and AC is indirect with respect to the shares beneficially owned directly by other Reporting Persons.
(3)As reported in Amendment No. 10 to Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group is the beneficial owner of 2,781,744 shares held by various investment advisory clients as of December 31, 2020. According to the filing, The Vanguard Group has the sole power to vote or direct the vote of no shares, the shared power to vote or direct the vote of 29,723 shares, the sole power to dispose or to direct the disposition of 2,732,016 shares, and the shared power to dispose or to direct the disposition of 49,728 shares.

COMPENSATION DISCUSSION AND ANALYSIS
This section explains our executive compensation program as it applies to our executive officers whose compensation is summarized in the Summary Compensation Table and the other tables that are presented immediately following this discussion. We sometimes refer to these executive officers as our "Named Executive Officers" or our "NEOs." This section also discusses the role, responsibilities and philosophy of the Compensation Committee of our Board of Directors, which oversees the design and operation of the program.
For 2020, our Named Executive Officers consisted of our Chief Executive Officers (one who served in that position from January 1 through September 8 and another who served from September 8 through December 31), our Chief Financial Officer, the three most highly compensated executive officers other than our Chief Executive Officers and our Chief Financial Officer who were serving as executive officers at the end of the year, and one other executive officer who ceased to serve as an executive officer prior to year-end, as follows:

2020 NAMED EXECUTIVE OFFICERS
Neal J. Keating	Executive Chairman, Former President and Chief Executive Officer(1)
Ian K. Walsh	President and Chief Executive Officer(2)
Robert D. Starr	Executive Vice President and Chief Financial Officer
Richard R. Barnhart	Former Executive Vice President, Kaman Corporation and President, Kaman Aerospace Group, Inc.(3)
Shawn G. Lisle	Senior Vice President and General Counsel
Gregory T. Troy	Senior Vice President - Human Resources and Chief Human Resources Officer
James G. Coogan	Vice President - Business Development and Investor Relations
(1)    Served as Chairman, President and Chief Executive Officer from January 1, 2020 through September 8, 2020, and became Executive Chairman on September 8, 2020.
(2)    Appointed President and Chief Executive Officer, effective as of September 8, 2020.
(3)    Retired from the Company, effective as of September 30, 2020.
As used in this section, all references to the "Committee" mean the Compensation Committee, which oversees the design and operation of our executive compensation program. For more information about the Committee and its role and responsibilities, please see the discussion under the heading "Compensation Committee" above.
Executive Summary: 2020 — A Year of Unprecedented Change in Creating the "New" Kaman
Kaman’s Compensation Committee is committed to working with the Board of Directors and management to design compensation plans that attract, retain and motivate the Company’s executives and support business objectives that create shareholder value. The Company’s compensation plans for 2020 generally followed the same framework utilized in 2019, as the Committee believed they continued to be appropriate, furthered the Company’s business objectives and reflected the interests of investors as demonstrated by the strong support (approximately 98% of the votes cast excluding broker non-votes and abstentions) of shareholders for the Company’s 2019 say-on-pay proposal.
2020 marked a year of significant transition, as the Company continued to execute on its strategy of creating tomorrow’s Kaman today. Significant accomplishments included the following:
•We entered the year with a business strategy focused on highly engineered products and solutions following the sale of the Company's distribution business.
•We used the net proceeds from the sale of our distribution business to de-lever our balance sheet, support strategic acquisitions, accelerate new product development and provide greater flexibility in allocating capital.
•We completed the acquisition of Bal Seal Engineering, enhancing the Company's position as leading provider of highly engineered products and broadening our exposure to markets with higher growth and margins.

•We responded to the challenges of the ongoing COVID-19 health crisis by protecting our employees, maintaining our operations, taking actions to address weaknesses in our commercial aviation and aerospace markets, delivering on several cost savings initiatives and preserving the strength of our balance sheet.
•We successfully implemented the Board’s CEO succession plan by recruiting and appointing Mr. Walsh to succeed Mr. Keating as the Company's President and Chief Executive Officer.
•We strengthened and increased the diversity of our senior management team through internal promotions and key external hires.
•We conducted a comprehensive review of our executive compensation program to ensure that it aligns with our ongoing transformation, supports our evolving business strategy and provides our new CEO the tools necessary to successfully implement it.
We continued to tie incentives to demanding goals and align payouts with meeting those objectives. When excluding our former distribution business, corporate goals for our annual incentive plan for 2020 required a 9.5% increase in EBITDA and a 68% increase in free cash flow for executives to earn 100% of their target award. Further, our operating plan called for a meaningful increase in revenue (14%), a key part of the incentives for business unit executives.
The pandemic presented challenges in achieving those goals. Revenue increased by 3% despite weakness in a key business, but it was well below our operating plan. Further, EBITDA and free cash flow declined by 16% and 54%, respectively. These results contributed to a decline in shareholder return for the year. Our annual incentive payouts reflect these results, declining from 200% of target in 2019 to 50% of target for 2020 even after the Committee’s adjustment to recognize our efforts in navigating the crisis.
This result is not unusual as our annual incentive plan historically has had strong alignment between the results for executives and those of shareholders. When payouts have equaled or exceeded target, total shareholder return generally has equaled or exceeded the median of the Russell 2000. Conversely, when payouts have been below target, total shareholder return has been below median (as was the case in 2020).
Estimated payouts for LTIP Awards for the 2018-2020 performance period also display this directional alignment. Current estimates project an aggregate payout percentage equal to 151.1% of target, as compared to the 185% aggregate payout percentage earned in respect of the LTIP Awards covering the 2017-2019 performance period. Total shareholder return for the 2018-2020 performance period was 1.4%, which was lower than the 40% return generated during the 2017-2019 performance period and ranked lower as compared to the Russell 2000 (51st percentile vs. 60th percentile). Similarly, our average Return on Invested Capital of 11.9% for the 2018-2020 performance period is slightly lower than the 12.2% generated during the prior period. As with our annual cash incentives, historical payouts under the LTIP generally have been aligned with our total shareholder return relative to the Russell 2000.
We believe these actions to be reasonable and demonstrate our commitment to a compensation program that produces outcomes that create value for our investors and other stakeholders.
2020 Compensation Review & Say-on-Pay Vote
Entering 2020, the Committee had already commenced a comprehensive review of the Company's executive compensation program following the sale of the Company's former distribution business and the ongoing transformation of the Company into a smaller, more focused manufacturer of aerospace, medical and other highly engineered products. We also wanted the input of our new CEO as part of this process to ensure any changes to the program supported his goals related to his long-term plans for the business. This review encompassed all aspects of the the program: target pay opportunities, performance metrics, alignment between payouts and results as well as certain practices and policies which governed the program.
During the course of this review, support for our say-on-pay proposal at the 2020 Annual Meeting fell to 63.5% (excluding broker non-votes and abstentions) despite our pay program remaining unchanged from the prior year. This level of support was highly unusual. Prior to 2020, the results of the voting on our say-on-pay proposals had been quite favorable, generally garnering a favorable vote well in excess of 90% of the votes cast (excluding broker non-votes and abstentions). The Committee viewed this as unequivocal support for our executive compensation programs and practices.
We attributed the decline in support to one or more of the following concerns raised by proxy advisory firms in reports issued immediately prior to the 2020 Annual Meeting: (i) the structure of our long-term incentive program and its emphasis on cash-based award opportunities, as well as the delayed determination and reporting of long-term incentive compensation payouts; (ii) the degree of alignment between executive pay and Company performance; (iii) the inclusion of a waiver provision in our anti-hedging and anti-pledging policy; (iv) the lack of a compensation claw-back policy that extends beyond our CEO and CFO; (v) the levels of stock ownership required by our stock ownership guidelines; and (vi) the provision of an automobile allowance to our NEOs.
Shortly after the 2020 Annual Meeting, the Committee and management undertook an extensive outreach program to better understand our shareholders’ views on our pay program and their thoughts for improvement. We contacted our top 30 shareholders, representing roughly 83% of our shares, and received responses from approximately one-third of them owning more than 50% of the Company’s outstanding shares. We then held substantive discussions with those that expressed an interest in doing so. Company participants included the Chair of our Compensation Committee and members of the Company's senior management team, including representatives from finance, investor relations, legal and human resources. These discussions focused on the areas raised by the proxy advisory firms, as well as the following: (i) the peer group used for benchmarking and performance comparisons; (ii) the potential dilutive impact of any change to award opportunities under our long-term incentive programs and (iii) the disclosure of our pay programs, practices and outcomes.
Informed by the views of our shareholders, as well as by input from our new CEO and independent compensation consultant, the Committee approved a number of significant changes in the Company's compensation plans for 2021, which are highlighted in the next section.
Results of the Review; Actions Taken
Based on the results of the Committee's comprehensive review of the Company's executive compensation program and the feedback received from shareholders during the Committee's outreach program, the Committee has taken the following actions relating to our executive compensation programs and practices:
1.We hired a new independent compensation consultant. The 2020 say-on-pay vote coincided with the planned retirement of the Committee's independent compensation consultant who had advised the Committee for more than 15 years. Shortly following the 2020 Annual Meeting, the Committee solicited proposals from several nationally recognized compensation advisory firms and ultimately selected Pay Governance LLC. The Committee then directed Pay Governance to assist with the Committee's ongoing comprehensive review of the Company's executive compensation programs and practices. That review was completed by the end of 2020, and the Committee subsequently approved the changes discussed below.
2.We temporarily reduced the base salaries of our senior management team and aligned the salary of our incoming CEO with our new, more focused peer group. Following the 2019 sale of our distribution business, we instituted a temporary freeze in the base salaries of our executive officers pending the completion of a comprehensive review of the Company's executive compensation program. Before the review could be completed, the COVID-19 health crisis began. Recognizing its potential impact on the Company’s business and industry, Mr. Keating, the Company's then President and Chief Executive Officer, voluntarily reduced his annual base salary by 20% (from $1,000,000 to $800,000 per year), and shortly thereafter, the Committee approved temporary 15% reductions in the annual base salaries of the Company’s other executive officers, including all NEOs then in the employ of the Company. Although the base salaries for all executive officers other than Mr. Keating were restored to their original levels at the end of the third quarter, the Company's NEOs generally received no salary increases during the year. Moreover, the annual base salary of Mr. Walsh, our incoming President and Chief Executive officer, was fixed in relation to our new more focused peer group, which reflects our revenue size following the sale of our distribution business.
3.We maintained the general structure of our annual cash incentive program, which was viewed positively by shareholders. Annual incentive awards will continue to be tied to EBITDA and free cash flow, both of which have a strong correlation with shareholder value creation, and each will continue to be weighted equally. The range over which EBITDA and free cash flow results are measured and rewarded will be narrowed to more accurately reflect market practices and enhance the program’s pay-for-performance orientation. While corporate executives will continue to have 100% of their awards tied to Company results, awards for business unit executives will be tied entirely to their unit’s performance to increase accountability. Finally, the Company will assess the possibility of including an ESG metric as part of the plan in future performance periods.
4.We modified our long-term incentive program to increase the emphasis on equity and permit more timely reporting of long-term incentive compensation payouts. The long-term incentive awards granted to our NEOs in

February 2021 consist of a combination of service-based restricted shares ("RSAs") and performance share units settled in shares ("PSUs"), as opposed to the cash-based awards that had been utilized before. The Committee believes this will increase the alignment of interests between our NEOs and shareholders, and help build stock ownership by new executives, striking a reasonable balance between awards focused on executive retention and those linked to the Company’s long-term financial performance. Performance-based awards will continue to be based on total shareholder return ("TSR") and return on total invested capital ("ROIC") over a three-year performance period, each of which will remain equally weighted in determining payouts. While TSR will continue to be assessed against the companies comprising the Russell 2000 Index, ROIC will be evaluated against internally established goals for the three-year performance period. This not only increases the focus on achieving the long-term goals associated with the Company’s strategic plan and on-going transformation, but also allows us to determine and report the payouts in a more timely manner. Because the awards cover a three-year performance period, however, this aspect of the change will not result in a change in our reporting until the 2021 awards are determined and paid in early 2024.
5.We adopted a new peer group. Before 2019, the Company operated two unrelated business segments, aerospace and distribution, which made it extremely difficult to identify a useful peer group for purposes of benchmarking executive compensation matters. The Company sold its distribution business in 2019, paving the way for the adoption of a more focused peer group. The Committee, with the assistance of its new independent compensation consultant, adopted a new peer group in 2020, which was used to benchmark the initial compensation package offered to our new CEO. The Committee expects to utilize this new peer group to assist with the benchmarking of all executive compensation going forward. See "2020 Compensation for our NEOs - Transitioning to New Chief Executive Officer; Development of New Peer Group," below.
6.We adopted a more comprehensive compensation claw-back policy. For many years, our CEO and our CFO have been subject to contractual compensation claw-back provisions that enable the Company to recoup, or "claw-back," certain incentive compensation paid to or received by, or to be paid to or received by, each of these officers in the event of a mandatory restatement of the Company’s financial statements that arises directly from the fraudulent or knowing, intentional misconduct of each such officer. The Committee intended to establish a more comprehensive claw-back policy after the SEC issues final rules and the NYSE issues listing conditions for the recovery of incentive compensation as required under the Dodd-Frank Act, but the Committee recently elected to take action prior to the issuance of such rules and listing conditions given the lengthy delay. The material features of the new compensation claw-back policy are discussed in more detail below. See "Compensation Claw-Back Policy," below.
7.We eliminated the waiver provision previously set forth in our anti-hedging and anti-pledging policy. The Company's Insider Trading Policy includes robust anti-hedging and anti-pledging provisions that prohibit our directors, executive officers, and certain other designated employees from engaging in various hedging and pledging transactions involving shares of Company stock. These kinds of transactions were generally prohibited without the prior approval of the Company's General Counsel. In response to concerns raised by proxy advisory forms and other stakeholders, the pre-approval aspect of the policy has been eliminated, so that all such hedging and pledging transactions are prohibited without the possibility for a waiver or pre-approval. See "Short Sales, Hedging and Pledging," below.
8.We increased the stock ownership guidelines that are applicable to our CEO and CFO. Our prior CEO had been employed by the Company since 2007 and he accumulated a substantial holding of Company stock. In light of the foregoing, the Committee was not overly concerned about the levels of ownership specified in the Company's stock ownership guidelines. Given the appointment of a new CEO who had no prior ownership of Company stock, the Committee reconsidered the Company's stock ownership guidelines and elected to increase the guidelines that are applicable to our CEO and our CFO. As amended, the stock ownership guidelines for our CEO and CFO have been increased to 5x and 3x their base salaries, respectively. See "Stock Ownership Guidelines," below.
9.We eliminated certain executive perquisites that were relatively modest in value but highly scrutinized by our shareholders and other stakeholders. The Committee eliminated the automobile allowance previously provided to certain NEOs by providing them a one-time salary adjustment equal to the value of this annual benefit. Similarly, the Committee did not extend to our new CEO the allowance previously extended to our outgoing CEO with respect to the personal use of the corporate aircraft.
The Committee believes these actions support the business strategy being refined by our new CEO, incorporate a number of best practices, address the most significant issues raised by shareholders during our investor outreach and represent a comprehensive response to the 2020 say-on-pay vote. More details regarding these changes will be presented in next year’s proxy statement, which will focus on compensation paid or accrued during 2021. The rest of the discussion that appears below will focus on the compensation and other benefits paid or accrued to our Named Executive Officers during 2020.
Our Compensation Philosophy and Objectives
Our executive compensation program endeavors to provide an attractive, flexible and market-based total compensation program tied to the financial performance of the Company, the achievement of objective business goals and the resulting performance of our stock. This approach helps us recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders.
This philosophy is supported by the following objectives:
•Increase shareholder value by motivating talented individuals to achieve the Company’s annual and longer-term financial and strategic operational goals with compensation related to objective benchmarks and Company performance. We accomplish this by using an appropriate mix of pay elements, including salary, annual and long-term incentives and benefits. Overall, the level of these pay elements is determined by comparisons with other companies with revenue comparable to ours. Further, actual awards earned under annual and long-term incentive plans directly relate to the Company’s financial performance compared to pre-established internal goals and the results of Russell 2000 Index companies.
•Tie a significant portion of our executives’ incentive compensation to the successful execution of strategic operational goals. We accomplish this by establishing objective and measurable goals on an annual and longer-term basis (generally 3 years) and comparing the Company's actual results to those goals. We base our incentives on achieving or exceeding the results of our annual profit plan and the median results of the Russell 2000 Index companies. As a result, executives, especially our NEOs, earn competitive or more than competitive compensation when the Company's financial results equal or exceed its internal goals or the results of the companies comprising the Russell 2000 Index.
•Require our NEOs and other select executives to maintain a significant equity stake in the Company to strengthen their alignment with shareholders’ interests. We accomplish this by maintaining meaningful stock ownership guidelines for executives. We support the achievement of those guidelines by electing to pay up to one-third (1/3) of an executive’s long-term incentive award in stock in instances when the executive has not met his or her applicable guideline. Participants can also elect to have their entire long-term incentive award paid in stock, increasing their ability to meet their applicable guidelines. Beginning in 2021, the long-term incentive awards granted to all NEOs were made in the form of equity based awards consisting of RSAs and PSUs.
•Protect against inappropriate risk taking. We do this in multiple ways. Our annual and long-term incentive plans both limit the potential awards that can be earned. The employment agreements of our Chief Executive Officer and our Chief Financial Officer include claw-back provisions, which were extended to all officers in 2021. In addition, the Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees from engaging in short-term or speculative transactions in Company securities.
Our compensation program results in a significant percentage of total compensation (excluding benefits) being based on performance. Set forth below is the allocation of total direct compensation (excluding benefits) for target performance for each of our Named Executive Officers for 2020.

FIXED VS. PERFORMANCE-BASED COMPENSATION PERCENTAGES(1)
	Fixed	Performance-Based(2)
Executive	Salary (% of Total)	Annual Cash Incentive (% of Total)	Long-Term Incentive(3) (% of Total)	Total Performance Related (% of Total)
Ian K. Walsh	20%	20%	60%	80%
Neal J. Keating	20%	20%	60%	80%
Robert D. Starr	32%	20%	48%	68%
Richard R. Barnhart	32%	20%	48%	68%
Shawn G. Lisle	39%	21%	40%	61%
Gregory T. Troy	41%	22%	37%	59%
James G. Coogan	51%	21%	28%	49%
(1)    All information presented in the table reflects the midpoint of the Kaman salary grade for each position and the corresponding value of annual and long-term incentive compensation awards, with performance awards reflected at target. It does not purport to show the actual compensation earned by, or paid to, the executives named in the table.
(2)    Percentages are based on target performance for the annual cash incentive and the long-term incentive elements of compensation.
(3)    Long-term incentive compensation consists of LTIP awards granted under the Amended and Restated 2013 Management Incentive Plan for all executives other than Mr. Coogan, whose long-term incentive is comprised of restricted stock awards and non-qualified stock options.
While the Committee considers the likely tax consequences of the various components of the Company’s executive compensation program and strives to safeguard the deductibility of executive compensation where possible, tax considerations do not drive the design of our executive compensation program. The Committee believes it is important to retain flexibility to structure the Company’s executive compensation program and practices in a manner that the Committee determines is in the best interests of the Company and its shareholders. The Committee retains discretion to operate the Company’s executive compensation program in a manner designed to promote varying company goals. As a result, the Committee may conclude that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements may not be fully deductible for tax purposes. See "Material Tax and Accounting Implications," below.
Kaman's Compensation and Benefits Best Practices
The Committee periodically reviews and adjusts the compensation and benefits program to ensure alignment with current market practices. By continuing to evaluate and modify the program as necessary and by designing the program around the following best practices, the Committee has shown its commitment to paying for performance and aligning executive pay with shareholder interests.
•Independent Compensation Consultant – The Committee retains its own compensation consultant who reports directly to the Committee and attends all Committee meetings. During 2020, the Committee's long-standing independent compensation consultant retired, and the Committee engaged Pay Governance LLC after a rigorous selection process involving several nationally recognized independent compensation consulting firms.
•"Double Trigger" Vesting – The change in control agreements with our NEOs include "double trigger" vesting provisions that require both a change in control of the Company and a qualifying termination of employment, either by the Company without "Cause" or by the executive for "Good Reason," in order to receive change in control severance benefits.
•No Excise Tax Gross-Ups – None of our employment or change in control agreements include tax gross-up provisions pursuant to which any of our NEOs would be entitled to reimbursement for any excise taxes resulting from a change in control.
•No Re-Pricing of Underwater Stock Options – Our equity incentive plans expressly prohibit the re-pricing of underwater stock options.

•Emphasis on Total Shareholder Return – TSR is a significant component of the performance-based long-term incentive awards that are granted to our executive officers, including our NEOs. Three-year total return to shareholders was one of two equally weighted performance measures included in the long-term incentive awards granted to our NEOs in 2020.
•Claw-Back Provisions – For many years, our CEO and our CFO have been subject to contractual compensation claw-back provisions that enable the Company to claw-back certain incentive compensation paid to or received by, or to be paid to or received by, each of these officers in the event of a mandatory restatement of the Company’s financial statements that arises directly from the fraudulent or knowing, intentional misconduct of each such officer. During 2021, the Committee adopted a compensation claw-back policy extending these provisions to all officers of the Company and its domestic subsidiaries.
•No Hedging or Pledging of Company Stock – Our directors, executive officers and other designated employees are prohibited from engaging in hedging or pledging transactions or short sales of Company stock. During 2021, this policy was amended to eliminate the ability of covered persons to seek a pre-approval or waiver from this provision. As a result, these kinds of transactions are now prohibited without the possibility for a waiver or pre-approval. See "Short Sales, Hedging and Pledging," below.
•Stock Ownership Guidelines – Our directors and senior executives are subject to meaningful stock ownership guidelines. During 2021, the applicable guidelines for our CEO and CFO were increased to 5x and 3x their base salaries, respectively. Adherence to these guidelines is monitored by the Committee on a quarterly basis. See "Stock Ownership Guidelines," below.
•Balanced Compensation Program – Our executive compensation program is balanced between annual and long-term financial goals (including total shareholder return), with an emphasis on longer-term strategic objectives.
•Caps on Incentive Awards – All annual and long-term incentive awards include caps on the maximum payouts that can be achieved under the awards.
•Limited Perquisites – With the elimination of the automobile allowance previously provided to certain of our NEOs and the elimination of the allowance relating to the CEO's personal use of the corporate aircraft, the Company now provides very limited perquisites to our NEOs. See footnote 5 to the "All Other Compensation" column of the Summary Compensation Table, below.
2020 Compensation for our NEOs
Process for Establishing Compensation
The current members of the Compensation Committee are Mses. Pollino (Chairman), Barry and Garrison and Messrs. Callaway and Higgins. Each of these individuals qualifies as (i) an “independent director” under the requirements of the NYSE Listed Company Manual, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act, and (iii) an “outside director” under Section 162(m) of the Code. The Compensation Committee is responsible for monitoring the performance and compensation of our Named Executive Officers, reviewing compensation plans and administering our incentive plans.
The Compensation Committee operates under a written charter and is responsible for annually recommending, reviewing and approving (or recommending for the Board to approve) the amount and form of compensation of our CEO and our other executive officers. In so doing, the Compensation Committee considers recommendations from our CEO in determining executive compensation. Specifically, our CEO recommends base salary increases, annual cash incentive opportunities, and equity award levels and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. The Compensation Committee has and exercises the ability to materially increase or decrease the compensation amounts recommended by our CEO. Our CEO is also involved in our executive compensation process by providing input on the performance criteria applicable to other executives. Our Compensation Committee regularly meets in executive session, with our CEO not in attendance, where decisions are made regarding the CEO's compensation. The Compensation Committee has the authority to designate one or more subcommittees, which subcommittee, to the extent not limited by applicable law or NYSE listing standards, may have and exercise all the powers and authority of the Committee.
The Compensation Committee also considers the input of the Committee's independent compensation consultant. For each of the last 15 years through the summer of 2020, Geoffrey A. Wiegman, founder and president of Wiegman Associates LLC, served as the independent compensation consultant to the Committee. During 2020, Mr. Wiegman notified the Committee that he wished to retire, and the Committee promptly commenced a nation-wide search for a new independent compensation advisory firm. Following a rigorous selection process involving several nationally recognized firms, the Committee engaged

Pay Governance LLC to serve as its new independent compensation consultant for 2020. The Committee has assessed the independence of Pay Governance LLC, and it has determined that no conflict of interest exists utilizing the factors established by the NYSE and the SEC.
Throughout the discussion that follows, the phrase "independent compensation consultant" shall be deemed to mean and refer to Wiegman Associates for all periods up to and including the June 10, 2020, meeting of the Committee and to Pay Governance LLC for all periods from and after the August 4, 2020 meeting of the Committee.
2019 Market Report
The Committee historically has used a biennial market report prepared by its independent compensation consultant to determine base salaries, target incentive opportunities (annual as well as long-term) and total compensation opportunities for our NEOs. The most recent biennial market report prepared by the consultant was delivered to the Committee in November 2019 and is sometimes referred to as the "2019 Market Report."
The 2019 Market Report was prepared and delivered in November of 2019, shortly after the sale of the Company's distribution business, and did not serve as the basis for any compensatory decision making by the Committee. Instead, the 2019 Market Report was presented for discussion purposes only to illustrate the potential impact the sale may have had on the Company's executive compensation program, since the sale resulted in a significant reduction in total revenue as the Company looked for opportunities to reinvest the proceeds of the sale, and the level of total revenue typically correlates to the level of compensation for senior executives. To illustrate this point, the 2019 Market Report presented separate competitive assessments for each position utilizing data from companies with total revenue approximating $750 million (the approximate post-sale level of Company revenue) and another from companies with total revenue approximating $2 billion (the approximate pre-sale level of Company revenue). In compiling this data, the independent compensation consultant relied primarily on the competitive compensation data set forth in the AON Senior Management Compensation Study, supplemented with data from 36 companies comprising the aerospace industry as a whole and a smaller group of 8 aerospace companies that were identified as direct competitors of the Company.
The Committee's compensation philosophy provides that an NEO’s base salary, annual cash incentive target and the annualized target value of long-term incentive opportunity should, over time, approximate the market median, as represented by market data compiled by the Committee’s consultant. The results from the 2019 Market Report tended to suggest that, while the compensation paid to the Company's NEO's closely approximated the median compensation levels for a $2 billion company, they exceeded the median compensation levels for a $750 million company.
Based on the results of the 2019 Market Report, the independent compensation consultant recommended a temporary freeze in the base salaries of all executive officers until such time as a determination is made as to the ultimate size of the company and an appropriate new peer group is developed. As discussed in more detail below, the temporary freeze remained in effect throughout 2020, except for the temporary reductions in base pay that were instituted in response to the ongoing COVID-19 health crisis. See "Base Salaries," below.
Transitioning to New Chief Executive Officer; Development of New Peer Group
On August 20, 2020, the Board of Directors appointed Mr. Walsh to serve as President and Chief Executive Officer of the Company, effective as of September 8, 2020, succeeding Mr. Keating who agreed to continue as Executive Chairman until the 2021 Annual Meeting. In connection with his appointment, the Company entered into a three-year employment agreement with Mr. Walsh on terms (but not compensation levels) similar to those included in the employment agreement the Company had with Mr. Keating.
The Committee determined Mr. Walsh's compensatory arrangements with the assistance of its new independent compensation consultant, Pay Governance LLC, which developed a new, more focused, peer group of 21 publicly traded companies with revenue comparable to the Company (median revenue of $825 million, ranging from $350 million to $2 billion). Set forth below is a list of the 21 companies comprising the new compensation peer group utilized by the Committee and the independent compensation consultant in connection with the determination and establishment of the compensatory arrangements that were approved for Mr. Walsh:

Hexcel Corporation	EnPro Industries, Inc.	Kratos Defense & Security
Rexnord Corporation	Albany International Corp.	RBC Bearings Incorporated
Aerojet Rocketdyne	CIRCOR International, Inc.	Ducommun Incorporated
AAR Corp.	ESCO Technologies Inc.	Astronics Corporation
HEICO Corporation	Mercury Systems, Inc.	Luxfer Holdings PLC
Altra Industrial Motion Corp.	NN, Inc.	AeroVironment, Inc.
Barnes Group Inc.	TriMas Corporation	Allied Motion Technologies
This group is expected to serve as the near-term basis for analytical comparisons of (i) pay benchmarks for the Company's executive officers (in conjunction with analysis of pay surveys), especially for the CEO and CFO; (ii) incentive plan design best practices and industry norms; (iii) pay-for-performance alignment; (iv) evaluation of the difficulty of incentive goals; and (v) financial performance benchmarks and comparisons.
The target compensation opportunities for Mr. Walsh's first year as CEO are as follows:
•Base salary: $650,000, which was below the median of the companies comprising the peer group.
•Target bonus opportunity: 100% of salary, which was equal to the median of the companies comprising the peer group. For 2020, Mr. Walsh was eligible to participate in the Company’s annual cash incentive plan and was entitled to a pro-rated annual incentive opportunity, with a guaranteed minimum payout of at least $125,000. The amount of the guaranteed minimum payout was determined with reference to the estimated bonus Mr. Walsh expected to receive at his former company.
•Target long-term incentive opportunity: An award with a value equal to 300% of salary to be awarded in 2021 under the Company’s new long-term incentive program. The value of this long-term incentive opportunity also equaled the median of the companies comprising the peer group.
Overall, Mr. Walsh’s total target compensation was below the median of the companies comprising the peer group, as well as that of his predecessor, which the Committee felt was reasonable for his first year as CEO.
In addition to his regular pay elements, the Company made certain one-time awards at the time of Mr. Walsh’s hiring to replace the value of awards he was forfeiting upon leaving his former company. He received a $1,250,000 time-based restricted share award to replace the value of similar time-based awards he had with his former employer. This award is subject to three-year cliff vesting and will vest in full on September 8, 2023, if he is still employed by the Company. In addition, he received a $200,000 bonus at hire to replace a retention bonus he forfeited when he left his former company. Finally, the Company agreed to add $600,000 to Mr. Walsh’s target long-term incentive award value in 2021 to replace the remaining awards he lost when he left his former company. On balance, the Committee believes these awards were reasonable both in their magnitude and structure relative to other externally-recruited CEOs.
At the time of Mr. Walsh’s appointment, the Company entered into a Transition and Retirement Agreement with Mr. Keating. Under the agreement, Mr. Keating will continue to serve as Executive Chairman until the 2021 Annual Meeting. Mr. Keating’s compensation arrangements remained unchanged through the balance of 2020. For his service in 2021, Mr. Keating will receive a salary of $400,000 (a rate equal to 50% of his prior base salary) and he will not be eligible for new grants under the Company’s annual cash or long-term incentive programs.
Components of Executive Compensation
The total compensation program for our Named Executive Officers is comprised of the following elements:
•Base salaries;
•Annual cash incentive awards;
•Long-term incentive awards; and
•Retirement and other benefits.
Each of these elements is discussed in more detail below.
Base Salaries. Historically, the Company aims to pay salaries approximating market medians, appropriately modified to reflect an individual’s skills, experience, achievements and internal comparisons with other executives at their level inside the Company.

The Committee reviews NEO salaries and pay positioning at least once per year, typically during its June meeting, and adjusts salaries based on several factors, including: current market conditions, Company performance, individual performance, previous experience, potential, the results of benchmarking against market data, and the Company’s overall merit pay budgets. Merit pay budgets are set annually based on external labor market trends, business performance, inflation and other pertinent factors. Salary adjustments, if any, are then determined by the CEO for each NEO and recommended to the Committee for approval. The performance rating determination is primarily based upon the officer’s level of substantive performance in executing the responsibilities listed in his or her position description.
The Committee recommends to the Board any adjustment to the base salary of the CEO after consulting with the Corporate Governance Committee to obtain the Board's assessment of the CEO’s performance for the year. The Corporate Governance Committee solicits input from all independent directors regarding the CEO’s annual performance.
As discussed above, the 2019 Market Report prepared by the Committee’s independent compensation consultant indicated that the compensation paid to the Company's NEO's closely approximated median compensation levels for a $2 billion company but exceeded median compensation levels for a $750 million company. Based on the results of the 2019 Market Report, the independent compensation consultant recommended in November of 2019 that the Committee institute a temporary freeze in the base salaries of all executive officers until such time as a determination could be made as to the ultimate size of the company and an appropriate new peer group could be developed.
Before the Committee could take any action on the salary freeze recommended by the independent compensation consultant, the ongoing COVID-19 health crisis began. Recognizing its potential impact on the Company’s business and industry, and the economy in general, Mr. Keating, the Company's then President and Chief Executive Officer, offered to voluntarily reduce his annual base salary by 20% (from $1,000,000 to $800,000 per year) effective as of April 1, 2020. Shortly thereafter, the Committee, on the recommendation of Mr. Keating, approved temporary 15% reductions in the annual base salaries of the Company’s other executive officers, including all NEOs then in the employ of the Company. Temporary 10% reductions in the annual base salaries of the Company’s other U.S. based corporate officers and certain of the Company's subsidiary senior management teams were also implemented. Except for Mr. Keating's salary reduction which became effective as of April 1 and continued for the balance of the year, all such temporary salary reductions became effective as of April 16, 2020, and continued through the end of the third quarter. The Committee took no other actions during 2020 in respect of the base salaries of the Company's NEOs, including the CEO (although, in November of 2019, the Committee did approve a 10% increase in Mr. Coogan's base salary, coincident with the January 1, 2020, effective date of his promotion to Vice President - Investor Relations and Corporate Development). The temporary salary reductions and the choice not to approve any subsequent increases in the base salaries of the Company's NEOs did not reflect any assessment of the annual performance of the NEOs.
As discussed above, the initial annual base salary of Mr. Walsh was fixed at $650,000, below the median for the CEOs comprising the Company's newly constructed peer group, based on the recommendation of the Committee's independent compensation consultant. While the Committee believes this is reasonable for his first year as CEO, it represents a significant reduction from the annual base salary paid to his predecessor.
Annual Cash Incentive Awards. Our annual cash incentive award plans are designed to reward employees for financial and operational performance that drive shareholder value and focus our organization on meeting or exceeding designated performance goals. The plans provide employees, including our Named Executive Officers, with the opportunity to earn cash awards based on the degree to which the Company achieves pre-determined performance measures for the year.
The elements used to determine awards include:
•an award opportunity (expressed as a percentage of base salary);
•performance measures (such as adjusted EBITDA or free cash flow);
•a weighting for each performance measure toward the executive’s total award (which cannot exceed 100%); and
•a performance goal for each performance measure (such as an adjusted EBITDA or free cash flow target).
Target Award Opportunities. The Committee establishes the target annual cash incentive award opportunities for each salary grade after considering the independent compensation consultant’s biennial market report and receiving the advice of the independent compensation consultant. Positioning award targets at the market median reinforces the Committee’s strategy that annual cash incentive payments should exceed target levels only when the Company's actual financial performance exceeds the Company’s targeted objectives.

Performance Measures. Prior to the sale of the Company's distribution business in 2019, the Committee typically adopted separate performance measures, performance measure weightings and performance goals for corporate executives and those who had worked in our operating segments. However, the sale of the distribution business left the Company with a single operating segment so the performance measures, performance measure weightings and performance goals for 2020 were the same for all NEOs. The performance measures for 2020 were as follows, equally weighted and unchanged from the 2019 performance measures for corporate executives:
•Adjusted Consolidated EBITDA: net earnings before interest, taxes, depreciation and amortization and certain items that are not indicative of the operating performance.
•Adjusted Consolidated Free Cash Flow: “net cash provided by (used in) operating activities” less “expenditures for property, plant & equipment,” adjusted for certain items that are not indicative of the operating performance.
EBITDA focuses on the performance of the Company’s core operations, while Free Cash Flow is an important indicator of the Company’s ability to finance various capital decisions and fund continuing operations. The Committee believes these two factors and their weightings appropriately balance the need to improve operating results and manage cash flow during the Company’s on-going transformation.
The following table summarizes the weightings of the performance measures used to determine the annual cash incentive awards for our NEOs in 2020:

2020 ANNUAL INCENTIVE AWARDS TARGET PERCENTAGES, PERFORMANCE MEASURES AND WEIGHTINGS(1)
Executive	Target Award as a Percentage of Salary	Adjusted EBITDA	Adjusted Free Cash Flow
Neal J. Keating(2)	105%	50%	50%
Ian K. Walsh(3)	100%	50%	50%
Robert D. Starr	65%	50%	50%
Richard R. Barnhart(4)	65%	50%	50%
Shawn G. Lisle	55%	50%	50%
Gregory T. Troy	55%	50%	50%
James G. Coogan	40%	50%	50%
(1)    All target award percentages assume the listed individuals were employed by the Company for the full year in the positions giving rise to the target award percentages listed, and all such individuals were so employed except for Messrs. Keating, Walsh and Barnhart.
(2)    Mr. Keating assumed the position of Executive Chairman as of September 8, 2020, and continued to serve as a full-time employee for the balance of the year. Pursuant to his Transition and Retirement Agreement, dated as of August 20, 2020, he was entitled to receive a full annual incentive award based on the Company's actual financial performance for 2020.
(3)    Mr. Walsh commenced employment with the Company on September 8, 2020. Pursuant to his Executive Employment Agreement, dated as of August 20, 2020, he was entitled to receive a prorated annual incentive award based on the Company's actual financial performance and the number of days he was employed by the Company during 2020, subject to a guaranteed minimum payout of $125,000.
(4)    Mr. Barnhart retired from the Company as of September 30, 2020. Pursuant to his Retirement and Consulting Letter, dated as of August 20, 2020, he was entitled to receive a prorated annual incentive award based on the Company's actual financial performance and the number of days he was employed by the Company during 2020.
Performance Goals/Objectives. The Committee reviews and approves the financial targets for each metric considering the Company’s profit plan for the year, the state of the industry and any other external economic factors which may affect overall Company performance. Those targets are meant to be reasonably demanding and support paying bonuses equal to 100% of target opportunities which reflect market median level and can produce median cash compensation (salary + bonus) if earned. They were established and approved at the Committee’s meeting in February 2020.
Further, the Committee approves maximum performance goals to motivate executives to exceed the Company’s profit plan or target goals. Conversely, it sets a threshold level of performance that must be achieved to pay any bonus, emphasizing the importance of achieving target goals. Failure to achieve this threshold level of performance generally results in no award. Historically, maximum cash incentive awards are earned for results which equal 140% of target goals, which the Committee believes is considerably more demanding than comparable results at other companies. Threshold awards normally have been paid for results equal to 70% of target performance, slightly lower than similar performance levels at other companies. This trade-off was considered reasonable because of the level of performance above target required to achieve maximum awards, and because it reduces potential risk-taking. Interpolation is used to determine the payouts for results between threshold, target and maximum.
The following table shows the performance goals for each performance measure, the adjusted financial performance in 2020 for each performance measure and the level of target opportunity earned for each measure (independent of the weights assigned to each measure to determine individual awards):

2020 ANNUAL INCENTIVE AWARD CALCULATIONS
Level of Achievement	Target Award Earned	Adjusted EBITDA	Adjusted Free Cash Flow
Threshold	40%	$69.78M	$45.50M
Target	100%	$99.69M	$65.00M
Maximum	200%	$139.57M	$91.00M
2020 Results(1)		$76.23M	$15.40M
% Target Award Earned		26.5%	0%
(1)    Represents adjusted results calculated in accordance with the plan’s original authorization. Please see Appendix A for a list of Committee-approved adjustments for 2020 and a reconciliation to the corresponding GAAP metrics.
(2)    Performance at 70% of target is required to earn a threshold payout of 40% for each performance measure; performance at 100% of target earns a 100% payout; and performance at 140% of target generates a maximum payout of 200%. Interpolation is used to determine the payouts for Company financial performance between these amounts.
(3)    See discussion below for the actual award percentages actually approved by the Committee.
The 2020 target goals for Adjusted Consolidated EBITDA and Adjusted Consolidated Free Cash Flow were lower than the corresponding target goals established for 2019 because the 2019 targets included the projected results of the Company’s former distribution business which was sold on August 26, 2019. Excluding any contribution from the Company's former distribution business, Adjusted Consolidated EBITDA and Adjusted Consolidated Free Cash Flow for 2019 would have been $91.0M and $38.6M, respectively.
2020 Annual Incentive Award Payouts. The annual cash incentive award payout calculations for 2020 demonstrate the strong correlation between annual incentive compensation and the short-term financial performance of the Company, with the Company's adjusted financial performance for 2020 generating an annual cash incentives award payout percentage equal to 26.5% of target based on the weightings assigned to each performance measure for each executive.
However, in assessing the Company's financial performance for 2020 and the resulting levels of achievement in respect of the performance measures comprising the 2020 annual incentive plan, the Committee discussed the impact of the ongoing COVID-19 health crisis on the Company’s operations and took note of the extraordinary leadership displayed by the NEOs during very challenging and uncontrollable circumstances. Specifically, the Committee recognized the following accomplishments of our NEOs and other members of the Company's senior leadership team, among others:
•They were disciplined in developing and applying COVID-19 policies and procedures to protect our workforce and maintain our operations, substantially all of which remained open throughout the pandemic;
•They addressed the extreme weakness in commercial aviation and aerospace markets, and took prompt and decisive actions designed to minimize the adverse impact of the pandemic on the Company's businesses;
•They continued to execute on the Company’s transformation strategy, successfully completing the acquisition, and subsequent integration, of Bal Seal Engineering;
•They delivered on several cost saving initiatives and identified others that are expected to result in annualized savings of approximately $18.2 million; and
•They maintained the Company’s strong liquidity and balance sheet.

In recognition of the foregoing, the Committee approved annual cash incentive awards for NEOs equal to 50% of target, consistent with the Company's approach for other participants in the annual incentive program. Even at the 50% level, the Committee believes the 2020 annual incentive award payouts reflect a strong correlation between annual incentive compensation and the short-term financial performance of the Company, as they were well below target. Moreover, the 50% payout percentage represents a significant reduction from the payouts earned in respect of 2019 (200% of target for all NEOs other than Mr. Barnhart, whose annual cash incentive award was 124.4% of target).
Long-Term Incentive Awards
During 2020, the Committee continued its long-standing practice of using cash- and equity-based awards under the long-term incentive features of the Company's stock incentive plans ("LTIP Awards") to focus executive officers on long-term performance. LTIP Awards generally are based on the Company’s actual performance during a three-year performance period, as compared to performance measures established at the beginning of the performance period. The award payout for a completed performance period is determined by comparing the Company’s total shareholder return and actual financial performance for the three-year period with the performance of the Russell 2000 Index for the same period. Award payouts for completed performance periods are made in cash unless a participant has not yet achieved his or her required stock ownership level under the Company’s stock ownership guidelines, in which case the Committee may elect to pay up to one-third of the amount earned in shares of Company stock. At the discretion of the Committee, up to the entire amount of the amount earned may be paid in shares of Company stock to the extent requested by a participant. Assuming a participant has achieved his or her required stock ownership level under the Company's stock ownership guidelines, LTIP Award payouts are made in cash in order to provide additional liquidity to participants without the need to sell Company securities.
2020 LTIP Awards. In 2020, the Committee granted LTIP Awards for the 2020-22 performance period to each of our then-current executive officers, including all of our NEOs other than Messrs. Walsh and Coogan. Mr. Walsh was not employed by the Company on the date of grant and Mr. Coogan's long term incentive award was made in the form of a combination of service-based restricted shares and non-qualified stock options. See "Grant of Plan Based Awards" table, below. The target LTIP Award opportunities for the 2020-22 performance period are as follows:

TARGET LTIP AWARDS FOR 2020-22 PERFORMANCE PERIOD
Executive(1)	2020 Base Salary(2)	Cash Award Opportunity as a % of Base Salary(3)	Award Value at Target(4)
Neal J. Keating	$1,000,000	300%	$3,000,000
Robert D. Starr	$504,570	150%	$756,855
Richard R. Barnhart	$477,171	150%	$715,757
Shawn G. Lisle	$417,756	105%	$438,644
Gregory T. Troy	$381,034	90%	$342,931
(1)    Messrs. Walsh and Coogan did not receive an LTIP Award for the 2020-22 performance period.
(2)    Reflects base salary as of the date of grant, which was February 17, 2020.
(3)    The LTIP Award opportunity percentage for Mr. Keating's salary grade is 275%. Since 2014, however, he has received an additional 25% retention opportunity as an additional inducement to remain in the employ of the Company.
(4)    Reflects estimated value of LTIP Awards at 100% of target.

The Committee utilized the following performance measures, benchmarks and weightings for all of the LTIP Awards discussed above:

Performance Measure	Benchmark	Weighting
Average Return on Total Capital for the Performance Period	Average Return on Total Capital for the Russell 2000 Index Companies for the Performance Period	50%
Average Total Return to Shareholders for the Performance Period	Average Total Return to Shareholders for the Russell 2000 Index Companies for the Performance Period	50%
These measures tie NEOs LTIP awards to key financial results that are an important barometer of the Company’s long-term success. As the Company continues to seek and invest in growth opportunities, ROIC is a particularly useful measure of management’s efficient use of all capital invested in our businesses and producing acceptable returns on those capital expenditures. TSR ultimately measures how well those investments have created long-term value for the Company’s shareholders. Results in each of these areas are equally weighted in determining actual LTIP awards at the end of the period.
We continued to base LTIP awards for the 2020-22 period on the Company’s performance relative to the results of the companies included in the Russell 2000 Index for the full duration of the performance period. Relative performance comparisons eliminate the need to set long-term financial objectives, which can be challenging for a multi-year period. It also avoids changes in goals between performance cycles which may be viewed unfavorably by participants or investors. Relative measures also help normalize external, macroeconomic factors that fall outside of the Company’s control and goal setting process. The use of the Russell 2000 Index reflects the pool of companies which investors are likely to evaluate when considering investment alternatives, including the Company.
The Company maintained the same performance and award philosophy between ROIC and TSR as it had in place for the 2019-21 period. We aim to deliver target LTIP awards when our long-term financial results equal the median of the Russell 2000 Index. Consistent with the Company’s pay for performance philosophy, maximum awards are earned when the Company’s results significantly exceed median, with no or threshold awards earned if performance falls well below median.
Company performance in the bottom quartile of the Russell 2000 earns no long-term incentive award payment for the performance goal; performance at the 25th percentile results in a long-term incentive award at 25% of target for the performance goal; performance at the median results in a long-term incentive award at 100% of target for the performance goal; and performance in the top quartile, or above, results in a maximum long-term incentive award payment at 200% of the target for the performance goal. Interpolation is used to determine payments for financial performance between the 25th percentile up to the median, and above the median up to the 75th percentile. Notwithstanding the foregoing, the percentage of target payable with respect to any particular financial measure is capped at 150% if the Company’s performance with respect to that measure is less than zero. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets.
For purposes of determining the achievement or satisfaction of the performance measures discussed above, the Committee approved the same adjustments to the calculation of Company performance that were approved in connection with the grant of the 2020 annual incentive awards. See "Annual Cash Incentive Awards" above. Like the annual incentive awards, the Committee retained the ability to increase, reduce or eliminate the amount of any award that would otherwise be payable as a result of the adjustments or to further adjust any award due to special events or unforeseen circumstances.
Estimated 2020 LTIP Payouts. The Committee previously granted three-year LTIP Awards to Messrs. Keating, Starr, Barnhart, Lisle and Troy covering the 2018-2020 performance period. Messrs. Walsh and Coogan were not eligible for these awards, as they were not executive officers of the Company as of the date of grant, which was February 20, 2018.
The Compensation Committee will determine the level of achievement of the performance criteria for these LTIP Awards after a sufficient number of Russell 2000 companies report their earnings for the year ended December 31, 2020. This will not occur until after the date of this proxy statement, so the exact amount of the payouts that will be made in respect of these awards is not currently calculable and is not shown in the Summary Compensation Table. As noted in footnote 3 to the Summary

Compensation Table, the Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee.
Set forth below is a summary of the principal terms and conditions of the three-year LTIP Award that will be settled later in the year after a sufficient number of Russell 2000 companies report their earnings for the year ended December 31, 2020.
    Three-Year LTIP Awards Covering the 2018-2020 Performance Period. The target award opportunities for the three-year LTIP Awards covering the 2018-2020 performance period are as follows:

Executive(1)	2018 Base Salary(2)	Cash Award Opportunity as a % of Base Salary	Award Value at Target(3)
Neal J. Keating	$1,000,000	300%	$3,000,000
Robert D. Starr	$471,000	150%	$706,500
Richard R. Barnhart	$450,000	150%	$675,000
Shawn G. Lisle	$390,000	105%	$409,500
Gregory T. Troy	$355,500	90%	$319,950
(1)    Messrs. Walsh and Coogan did not receive an LTIP Award for the 2018-20 performance period.
(2)    Reflects base salary as of the date of grant, which was February 20, 2018.
(3)    Reflects estimated value of LTIP Awards at 100% of target.
    The performance measures and weightings for the three-year LTIP awards covering the 2018-2020 performance period and the applicable benchmarks against which Company performance is measured are as follows:

Performance Measure	Benchmark	Weighting
Three-Year Average Return on Total Capital	Three-Year Average Return on Total Capital for the Russell 2000 Index Companies	50%
Three-Year Average Total Return to Shareholders	Three-Year Average Total Return to Shareholders for the Russell 2000 Index Companies	50%
    Current Accruals in Respect of Estimated 2020 LTIP Payouts. As discussed above, the Summary Compensation Table does not include any amounts that have been accrued as expense in relation to any of the LTIP awards that are expected to be settled in respect of the three-year performance periods ended December 31, 2020. The Company will report the actual amounts earned and paid to our Named Executive Officers in respect of these awards in a Current Report on Form 8-K, which will be filed with the SEC later this year after the Committee has received sufficient 2020 operating results for Russell 2000 companies and certified the extent to which the Company achieved the performance goals established for the awards.
    As of February 9, 2021, approximately 35% of the Russell 2000 Index companies had reported earnings for the year ended December 31, 2020. Based on the Company's adjusted performance for the performance periods and preliminary data available as of this date, the Company has accrued the following amounts in respect of these LTIP awards based on an estimated aggregate payout percentage equal to 151.1% of target: Mr. Keating: $4,533,000, Mr. Starr: $1,067,522, Mr. Barnhart: $934,311, Mr. Lisle: $618,755 and Mr. Troy: $483,444. SHAREHOLDERS ARE CAUTIONED THAT THE FOREGOING INFORMATION IS PRELIMINARY IN NATURE, IS SUBJECT TO CHANGE BASED ON THE ACTUAL REPORTED RESULTS OF THE RUSSELL 2000 INDEX COMPANIES, AND HAS NOT BEEN APPROVED BY THE COMMITTEE. THE COMPANY'S RELATIVE PERFORMANCE AGAINST THE RUSSELL 2000 INDEX COMPANIES MAY BE BETTER OR WORSE THAN WOULD BE INDICATED BY THE PRELIMINARY DATA THAT IS AVAILABLE AS OF THE DATE OF THIS PROXY STATEMENT. THEREFORE, THE ACTUAL PAYOUTS IN RESPECT OF THESE AWARDS AS FINALLY DETERMINED BY THE COMMITTEE MAY BE MORE OR LESS THAN THE AMOUNTS ACCRUED.

Retirement Benefits
The Company sponsors a tax-qualified defined contribution plan (the "401(k) plan"), in which our Named Executive Officers are eligible to participate. Participants generally may elect to contribute from 1% to 50% of their eligible compensation to the 401(k) plan in the form of pre-tax, after-tax or Roth contributions subject to certain limitations imposed by federal law. The Company generally makes employer-matching contributions on a participant's pre-tax and Roth contributions in the amount of $1.00 for each $1.00 that a participant contributes, up to 5% of compensation subject to applicable limits imposed by federal tax law. Participants in the 401(k) plan are always vested in their own contributions. Employer-matching contributions vest when a participant acquires three years of service with the Company.
Our Named Executive Officers are also eligible to participate in our non-qualified Deferred Compensation Plan, which permits pre-tax deferrals of up to 50% of a participant's base salary and up to 100% of his or her annual cash incentive award. In addition, the Company makes supplemental deferred compensation contributions to eligible participants equal to 10% of the amount by which a participant's compensation exceeds the maximum allowable compensation limit for purposes of a tax-qualified plan, which for 2020 was $285,000. The supplemental deferred compensation earned by our Named Executive Officers in 2020 is included in the "All Other Compensation" section of the Summary Compensation Table.
Participant accounts under the Deferred Compensation Plan generally are credited with interest at a rate equal to 120% of the applicable federal long-term rate in effect for the month of October prior to the beginning of the applicable plan year (the "Interest Crediting Rate"). Effective as of July 1, 2016, however, the Deferred Compensation Plan was amended to make available to participants various market-based investment crediting options for the deemed investment of up to 50% of their then-existing account balances as of July 11, 2016, and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time to time.
A participant must be actively employed on the crediting date (i.e., January 1 following the applicable plan year) to receive matching and supplemental deferred compensation contributions. Deferrals and all Company contributions and earnings are 100% vested. For more information about the Deferred Compensation Plan, please refer to "Non-Qualified Deferred Compensation Plan" below.
Finally, some of our Named Executive Officers have accrued benefits under a tax-qualified defined benefit pension plan and a supplemental employees' retirement plan ("SERP"), both of which are now closed to new participants. The SERP generally provides benefits that the Company was unable to provide under the tax-qualified defined benefit pension plan due to federal tax law limits. See the discussion under the heading "Pension Benefits" for more information about the defined benefit pension plan and the SERP.
Other Benefits
Our Named Executive Officers are eligible to participate in the benefit plans that are generally available to our employees, which include health, dental, life insurance, vision and disability plans. The Company provides relatively few perquisites, consisting primarily of a vehicle allowance, an annual physical examination, executive life insurance, employer matching contributions under our 401(k) plan and supplemental employer contributions under our Deferred Compensation Plan. As noted above, the vehicle allowance was discontinued in 2021.
The Company also owns and operates a corporate aircraft that is used primarily for business travel by our senior leadership team and other members of management. From time to time, the corporate aircraft may be used for limited non-business purposes, subject to availability and prior approval by our President and Chief Executive Officer. In addition, spouses and guests of our senior leadership team and other members of management infrequently ride along when the corporate aircraft is already going to a specific destination for a business purpose. This use involves little or no incremental cost to the Company.
During 2020, Mr. Keating was authorized to incur up to $100,000 of incremental cost in connection with the non-business use of the corporate aircraft. The aggregate incremental cost of such non-business use actually incurred by Mr. Keating and our other NEOs is included in the "All Other Compensation" column of the Summary Compensation Table. For purposes of the foregoing, the incremental cost of the non-business use of the corporate aircraft is determined based on the variable operating costs incurred by the Company in connection with such travel (and any related unoccupied positioning, or "deadhead," flights), which includes (i) landing, ramp, and parking fees and expenses; (ii) crew travel expenses; (iii) catering supplies and related expenses; (iv) aircraft fuel and oil expenses per hour of flight; (v) certain maintenance and repair expenses; and (vi) the cost of passenger ground transportation. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as the salaries of pilots and crew, the acquisition costs of the aircraft, and the costs of maintenance and upkeep. The Committee discontinued this practice during 2021.
Our Named Executive Officers incur taxable income, calculated in accordance with the Standard Industry Fare Level ("SIFL") rates, for all non-business use of our corporate aircraft. We do not grant bonuses to cover, reimburse, or otherwise “gross up” any income tax owed for non-business travel on our corporate aircraft.
Clawback Policy
The Company adopted a compensation clawback policy that applies to all officers of the Company and its domestic subsidiaries, including our NEOs, effective as of January 1, 2021. In the event that we are required to restate our financial results due to material noncompliance by the Company with any financial reporting requirement under the securities laws (a "Mandatory Restatement"), the Committee, in its sole discretion exercised in good faith, may require each such officer whose fraudulent or knowing, intentional misconduct resulted, directly or indirectly, in the Mandatory Restatement to pay the Company a sum up to and including the Recapture Amount. For purposes of the foregoing, the "Recapture Amount" is the difference between (i) the amount of incentive compensation paid or received, or to be paid or received, by a covered person based on the financial results reported in financial statements that are subsequently determined to be subject to a Mandatory Restatement, and (ii) the amount that would have been paid or received by the covered person based on the financial results reported in the Mandatory Restatement, in each case as determined in good faith by the Committee and reduced by net tax cost of such compensation to the covered person. To the extent that the price of the Company’s common stock is or was a component of the performance objectives upon which the incentive compensation was paid, the value of the stock taken into account for purposes of re-determining the level of achievement based on the Mandatory Restatement shall be equitably adjusted by the Committee in its sole discretion.
Employment and Change in Control Arrangements
The Company currently has employment agreements with Messrs. Walsh and Starr and change in control agreements with each of our Named Executive Officers other than Messrs. Keating and Barnhart. The terms and conditions of the employment and change in control agreements are described in more detail below and reflected in the Post-Termination Payments and Benefits Table.
The Committee approved the employment agreements with Messrs. Walsh and Starr to encourage them to remain with the Company, discourage competitors from attempting to hire them and protect the Company in the event that either executive departs by strictly prohibiting the disclosure of confidential information, limiting the executive’s ability to compete with the Company after employment termination, requiring the signing of a release agreement before the payment of severance benefits and imposing reasonable post-employment cooperation obligations. The Committee believes the change in control agreements serve the interests of our Company and its shareholders by ensuring that, if a hostile or friendly change of control is ever under consideration, our executives will be able to advise our Board of Directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations.
Stock Ownership Guidelines
The Company maintains stock ownership guidelines for both non-employee directors and corporate management. The Board believes that directors and senior management should have a significant equity position in the Company and that these guidelines further the Board’s interest in encouraging a longer-term focus in managing the Company. The stock ownership guidelines were amended in February of 2021 to increase the ownership multiples that are applicable to our CEO (from 3X to 5X base salary) and our CFO (from 2X to 3X base salary). For information about the stock ownership guidelines for non-employee directors, please see "Information about the Board of Directors and Corporate Governance - Other Information about the Board’s Structure and Composition - Stock Ownership Guidelines, " above.

As amended, the current stock ownership guidelines for senior management require all covered executives to achieve and continue to maintain the following stock ownership levels:

Position with the Company	Salary Multiple
President and CEO	5X
Chief Financial Officer	3X
All other Executive Officers	2X
All other Corporate Vice Presidents and Designated Senior Executives	1X
The Committee reviews the stock ownership levels of executives subject to these guidelines on a quarterly basis, and the Corporate Governance Committee reviews the stock ownership levels of all non-employee directors.
When considering whether the guidelines have been achieved at any particular point in time, the value of a share of Company stock is the highest of (i) the closing price of a share of Company stock on the NYSE on the most recent trading day preceding the date of determination; (ii) the highest closing price of a share of Company stock on the NYSE on the last trading day of each of the last five years; or (iii) $57.13, which was the closing price of a share of Company stock on the NYSE on December 31, 2020, the last trading day of the fiscal year immediately preceding the date on which the Board most recently amended and restated the guidelines.
For purposes of determining compliance with the guidelines, shares owned directly by a covered person or by his or her spouse or minor children, shares held in trust for the benefit of the covered person or for the benefit of his or her spouse or minor children, and unvested time-based restricted share awards and restricted stock units are included in the calculation of shares owned, but unvested performance share awards and unexercised stock options are excluded.
Each person subject to the guidelines is expected to use good faith efforts to attain the applicable stock ownership amount within a reasonable period of time after becoming subject to the guidelines or becoming subject to a higher ownership multiple, and is expected to continuously own a sufficient number of shares to meet the applicable stock ownership amount once it has been attained. Until the applicable stock ownership amount has been achieved, and thereafter whenever the applicable stock ownership amount has not been met, each person subject to the guidelines is expected to retain at least 50% of the shares of Company stock acquired upon grant, exercise or vesting of equity awards (including long-term performance awards payable in shares) granted under any equity compensation plan or program maintained by the Company, net of any shares surrendered to pay taxes and/or exercise prices. All shares of Company stock acquired upon the vesting of any long-term performance awards payable in cash will be expected to be retained until the applicable stock ownership amount has been attained.
As of December 31, 2020, each Named Executive Officer still serving as an executive officer of the Company had achieved his targeted stock ownership amount, except for Messrs. Walsh and Coogan both of whom were recently appointed to their respective positions.
For more information about the stock holdings of our directors and Named Executive Officers, please see "Stock Ownership of Directors and Executive Officers" above.
Risk Assessment of Compensation Practices
Each year, management, including the Company’s Internal Audit Department, reviews the incentive compensation programs in which Named Executive Officers and other Company employees participate to assess whether such programs create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at our corporate headquarters and at the business unit level, and no particular business carries a significant portion of the Company’s overall risk profile. Stock incentive awards are also available under the Company’s incentive compensation plans for executives recommended by senior management. These awards are determined based upon parameters developed by the Compensation Committee’s independent compensation consultant and all awards are reviewed and approved by the Compensation Committee. The cash incentive compensation program for corporate executives is subject to performance parameters and dollar limitations with supervisor recommendations reviewed and approved by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. Cash incentive programs at our business units tend to be discretionary in nature with review and approval of all recommendations by business unit management. On the basis of this review, management has concluded that the Company’s existing incentive programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Short Sales, Hedging and Pledging
The Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees who participate in the Company's financial reporting process or otherwise have access to information relating thereto from engaging in short-term or speculative transactions in Company securities, including, among others, (i) short sales of Company securities; (ii) publicly traded options, puts, calls or other similar derivative securities; (iii) hedging or similar monetization transactions, such as zero-cost collars and forward sale contracts; and (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan. During 2021, this policy was amended to eliminate any ability for the issuance of a waiver or pre-approval, so that all such hedging and pledging transactions are now unconditionally prohibited.
Tax  Considerations
Section 162(m) of the Code ("Section 162(m)") generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s principal executive officer or other named executive officers (excluding the company’s principal financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain "grandfathered" arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m).  While the Company’s shareholder-approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available (other than with respect to certain "grandfathered" arrangements as noted above).  While the Committee intended that certain incentive awards granted to our NEOs on or prior to November 2, 2017 be deductible as "performance-based compensation" and has assessed the possibility that certain awards will be grandfathered from the changes made by the Tax Cuts and Jobs Act, it cannot guarantee that result. The Committee expects to continue to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.
Context of This Discussion
To the extent that the foregoing discussion contained future individual or Company performance targets and goals, they were disclosed solely to facilitate a better understanding of the Company’s executive compensation program. Such performance targets and goals should not be deemed to be statements of management's expectations or estimates of results or other guidance. We strongly encourage investors not to apply these statements in other contexts.
Compensation Committee Report
The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and concurs with its contents. Based on this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A and incorporated in its Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee:

Jennifer M. Pollino, Chair
Aisha M. Barry
E. Reeves Callaway III
Karen M. Garrison
A.William Higgins

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes, except to the extent that the Company specifically incorporates the report by reference therein.

SUMMARY COMPENSATION TABLE
The table, footnotes and narrative below describe the aggregate compensation earned by each of our Named Executive Officers for the last three fiscal years (or such lesser period as the individual was a Named Executive Officer). For information on the role of each component of our executive compensation program, please see the discussion within the "Compensation Discussion and Analysis" section of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Neal J. Keating Executive Chairman, Former President & Chief Executive Officer	2020	$850,000	—	—	—	$420,000	$851,932	$4,669,909	$6,791,841
	2019	$1,000,000	—	—	—	$7,567,104	$563,884	$280,066	$9,411,054
	2018	$1,000,000	—	—	—	$4,553,280	—	$283,085	$5,836,365
Ian K. Walsh(6) President & Chief Executive Officer	2020	$204,356	$200,000	$1,249,976.00	—	$125,000	—	$28,939	$1,808,271

Robert D. Starr Executive Vice President and Chief Financial Officer	2020	$469,882	—	—	—	$163,985	$61,632	$131,225	$826,724
	2019	$494,285	—	—	—	$1,914,931	$66,329	$91,637	$2,567,182
	2018	$477,500	—	—	—	$1,107,374	—	$102,912	$1,687,786
Richard R. Barnhart Former Executive Vice President and President, Kaman Aerospace Group	2020	$325,074	—		—	$116,310	$21,325	$368,855	$831,564
	2019	$469,773	—	—	—	$1,531,990	$5,475	$91,370	$2,098,608
	2018	$456,188	—	—	—	$1,313,571	—	$73,349	$1,843,108
Shawn G. Lisle Senior Vice President and General Counsel	2020	$389,037	—	—	—	$114,883	—	$93,649	$597,569
	2019	$409,241	—	—	—	$1,160,560	—	$68,355	$1,638,156
	2018	$395,363	—	—	—	$655,680	—	$72,742	$1,123,785
Gregory T. Troy Senior Vice President - Human Resources and Chief Human Resources Officer	2020	$354,839	—	—	—	$104,784	$19,160	$95,612	$574,395
	2019	$373,267	—	—	—	$992,550	$30,684	$67,700	$1,464,201
	2018	$360,500	—	—	—	$554,246	—	$74,307	$989,053
James G. Coogan(6) Vice President - Business Development and Investor Relations	2020	$256,095	—	$45,136	$45,507	$55,000	$40,477	$36,311	$478,526

(1)Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of restricted stock granted to our Named Executive Officers in accordance with FASB Accounting Standards Codification Topic 718 ("ASC 718"). For a discussion of valuation assumptions, see Note 22, Share-Based Arrangements, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(2)Amounts shown in the Option Awards column reflect the aggregate grant date fair value of stock options granted to our Named Executive Officers in accordance with ASC 718. For a discussion of valuation assumptions, see Note 22, Share-Based Arrangements, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(3)Amounts for 2020 represent annual cash incentive awards earned by the Named Executive Officers under our annual cash incentive plans, which are discussed in the Compensation Discussion and Analysis, but do not reflect amounts that cannot yet be determined but which may become due under outstanding LTIP Awards for performance periods ended December 31, 2020. The Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee in June 2021. Amounts shown for 2019 have been adjusted to reflect the LTIP payouts approved in June 2020 in respect of LTIP awards for performance periods ended December 31, 2019. Similarly, amounts shown for 2018 have been adjusted to reflect the LTIP payouts approved in June 2019 in respect of LTIP awards for performance periods ended December 31, 2018. Our LTIP award program is discussed in more detail in the Compensation Discussion and Analysis.
(4)Represents, to the extent applicable, the aggregate of (i) the total change in the present value of accrued benefits under our defined benefit pension plan and SERP, if applicable, from year to year, and (ii) above market or preferential earnings credited under the Company's non-qualified Deferred Compensation Plan. Only Messrs. Keating, Starr and Coogan have accrued benefits under our defined benefit pension plan, and only Mr. Keating has accrued benefits under the SERP. All of these plans are discussed in more detail in the Compensation Discussion and Analysis.

(5)The following table sets forth the amounts of other compensation, including perquisites, paid to, or on behalf of, Named Executive Officers during 2020 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

	Mr. Keating	Mr. Walsh	Mr. Starr	Mr. Barnhart		Mr. Lisle	Mr. Troy	Mr. Coogan
Senior Executive Life Insurance†	$733,315	$842	$3,082	$4,059		$2,568	$8,340	$689
401(k) Plan Matching Contribution	$14,250	—	$14,250	$14,250		$14,250	$14,250	$14,250
Supplemental Deferred Compensation	$266,500	—	$84,082	—		$56,357	$48,898	$13,747
Dividends on RSAs and RSUs	$12,000	$11,271	—	$960		—	—	$1,606
Accelerated Restricted Stock	—	—	—	$31,176		—	—	—
Accelerated LTIP‡	$3,572,080	—	—	—		—	—	—
Annual Physical & Wellness Incentive	—	—	$3,325	—		—	$3,650	—
Medical Expense Reimbursement Plan	—	—	—	—		—	—	$5,993
Vehicle Allowance	$33,420	—	$26,460	$17,640		$20,448	$20,448	—
Personal Use of Corporate Aircraft	$38,318	—	—	—		—	—	—
Consulting Fees	—	—	—	$300,770	(7)	—	—	—
Relocation Expenses	—	$16,800	—	—		—	—	—
Other	$26	$26	$26	—		$26	$26	$26
Totals	$4,669,909	$28,939	$131,225	$368,855		$93,649	$95,612	$36,311
†    Amounts shown for Mr. Keating reflect the estimated prepayment for life insurance premium payments for Mr. Keating's lifetime calculated as of December 31, 2020, assuming the RP-2012 generational blue collar lump sum mortality with projection scale MP-2020 at 1.78%. This benefit is being provided to Mr. Keating pursuant to the existing terms of his employment agreement.
‡    Reflects a pro-rata payment (at 100% of target) in respect of outstanding LTIP awards with performance periods ending after December 31, 2020, payable six months after Mr. Keating's separation from service. This benefit is being provided to Mr. Keating pursuant to the existing terms of his employment agreement. In the event that the payout percentages exceed 100%, Mr. Keating is entitled to receive the difference. Any such additional amounts are not determinable at this time.
(6)    Messrs. Walsh and Coogan first became Named Executive Officers in 2020. Compensation information for 2018 and 2019 has been omitted pursuant to applicable SEC rules and regulations. The bonus shown for Mr. Walsh represents a $200,000 cash signing bonus that must be repaid if, prior to December 31, 2021, Mr. Walsh terminates his employment without "good reason" or the Company terminates his employment for "cause," as such terms are defined in his Executive Employment Agreement, dated August 20, 2020.
(7)    Mr. Barnhart retired from the Company on September 30, 2020, but he agreed to provide consulting services from October 1, 2020 through March 31, 2021. From October 1, 2020 through December 31, 2020, he was paid at the rate of $100,256.67 per month and, from January 1, 2021 through March 31, 2021, he is being paid at the rate of $42,000.00 per month. The amount shown in the table represents the amount of all such consulting fees paid or accrued during 2020.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2020
The following grants were made during the 2020 fiscal year to our Named Executive Officers pursuant to the Company’s Amended and Restated 2013 Management Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N. Keating	2/17/2020 (1)	—	$840,000	$1,680,000	—	—	—	—	—	—	—
	2/17/2020 (2)	—	$3,000,000	$6,000,000	—	—	—	—	—	—	—
I. Walsh	9/8/2020 (1)	—	$202,459	$404,918	—	—	—	—	—	—	—
	9/8/2020 (3)	—	—	—	—	—	—	28,178	—	—	$44.36
R. Starr	2/17/2020 (1)	—	$327,971	$655,941	—	—	—	—	—	—	—
	2/17/2020 (2)	—	$756,855	$1,513,710	—	—	—	—	—	—	—
R. Barnhart	2/17/2020 (1)	—	$310,161	$620,322	—	—	—	—	—	—	—
	2/17/2020 (2)	—	$715,757	$1,431,513	—	—	—	—	—	—	—
S. Lisle	2/17/2020 (1)	—	$229,766	$459,532	—	—	—	—	—	—	—
	2/17/2020 (2)	—	$438,644	$877,288	—	—	—	—	—	—	—
G. Troy	2/17/2020 (1)	—	$209,569	$419,137	—	—	—	—	—	—	—
	2/17/2020 (2)	—	$342,931	$685,861	—	—	—	—	—	—	—
J. Coogan	2/17/2020 (1)	—	$110,000	$220,000	—	—	—	—	—	—	—
	2/17/2020 (4)	—	—	—	—	—	—	700	—	—	$64.48
	2/17/2020 (5)	—	—	—	—	—	—	—	4,235	$64.48	—
(1)Represents an annual cash incentive award granted under the Amended and Restated 2013 Management Incentive Plan in respect of 2020 performance. Satisfaction or achievement of the underlying performance criteria, and the resulting award payouts, were determined in February 2021. The maximum value of any annual cash incentive award granted under the Amended and Restated 2013 Management Incentive Plan in effect at the time of grant may not exceed $4,000,000. Mr. Walsh's target is based on a pro-rated amount, given his start date with the Company was September 8, 2020.
(2)Represents a cash-based long-term incentive award granted under the Amended and Restated 2013 Management Incentive Plan for the 2020-2022 performance cycle. The maximum value of any long-term cash incentive award granted under the Amended and Restated 2013 Management Incentive Plan in effect at the time of grant may not exceed $10,000,000.
(3)Represents a restricted stock unit ("RSU") granted under the Amended and Restated 2013 Management Incentive Plan. The RSU "cliff-vests" in full on September 8, 2023. Dividend equivalents accumulate and are paid on the settlement date. The shares underlying the RSU are not included in the stock ownership table and are not counted toward the Named Executive Officers' compliance with stock ownership guidelines.
(4)Represents a restricted stock award ("RSA") under the Amended and Restated 2013 Management Incentive Plan. Restrictions lapse at a rate of 20% per year, beginning March 1 of the year following the grant date. Dividends are paid on the shares at the same rate paid to other shareholders. The shares underlying the RSA are included in the stock ownership table and are counted toward the Named Executive Officers' compliance with stock ownership guidelines.
(5)Represents a stock option award under the Amended and Restated 2013 Management Incentive Plan, for which restrictions lapse at a rate of 20% per year, beginning March 1 of the year following the grant date. Stock options grants are made with a per share exercise price equal to 100% of the stock's fair value as defined in the Amended and Restated 2013 Management Incentive Plan on the grant date. Unvested stock options are not counted toward compliance with the Company's stock ownership guidelines.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2020 YEAR-END
The following table lists the outstanding stock options and stock awards at December 31, 2020, for each of our Named Executive Officers.

	Option Awards				Stock Awards
Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
Neal J. Keating	—	—	—	—	—		—	—	—
Ian K. Walsh	—	—	—	—	28,178	(3)	$1,609,809	—	—
Robert D. Starr	—	—	—	—	—		—	—	—
Richard R. Barnhart	—	—	—	—	—		—	—	—
Shawn G. Lisle	3,620	—	$36.29	2/18/2023	—		—	—	—
Gregory T. Troy	—	—	—	—	—		—	—	—
James G. Coogan	850	—	$39.22	2/19/2024	—		—	—	—
	1,236	—	$39.54	2/17/2025	—		—	—	—
	2,944	736	$42.86	2/23/2026	149	(4)(9)	$8,512	—	—
	2,274	1,516	$51.97	2/17/2027	254	(5)(9)	$14,511	—	—
	1,536	2,304	$62.46	2/20/2028	381	(6)(9)	$21,767	—	—
	716	2,864	$61.02	2/18/2029	528	(7)(9)	$30,165	—	—
	—	4,235	$64.48	2/17/2030	700	(8)(9)	$39,991	—	—
(1)Unless otherwise stated, options vest at the rate of 20% per year, beginning March 1 of the year following the grant date and have a term of 10 years. Vesting of these awards may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.
(2)Market value is calculated based on the closing price of the Company’s Common Stock on December 31, 2020 (the last business day of the year), which was $57.13.
(3)Represents a time-based restricted share award granted on September 8, 2020. The award will fully vest on September 8, 2023.
(4)Represents a time-based restricted share award granted on February 23, 2016.
(5)Represents a time-based restricted share award granted on February 17, 2017.
(6)Represents a time-based restricted share award granted on February 20, 2018.
(7)Represents a time-based restricted share award granted on February 18, 2019.
(8)Represents a time-based restricted share award granted on February 17, 2020.
(9)Restrictions on all time-based restricted share awards lapse at the rate of 20% per year, beginning March 1 of the year following the grant date. Lapsing of restrictions may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.

Option Exercises and Stock Vested in Fiscal Year 2020
The following table provides information about the value realized by our Named Executive Officers on the exercise of stock options and the lapse of restrictions with respect to restricted stock awards during the 2020 fiscal year.

	Option Awards			Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Exercise Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)	Vesting Date
Neal J. Keating	—	—	—	—	—	—
Ian K. Walsh	—	—	—	—	—	—
Robert D. Starr	6,310	$241,862	2/5/2020	—	—	—
	5,260	$83,555	6/9/2020	—	—	—
	5,220	$73,445	6/9/2020	—	—	—
	5,135	$58,385	6/9/2020	—	—	—
	15,470	$130,567	6/9/2020	—	—	—
Richard R. Barnhart	—	—	—	1,200	$46,872	9/30/2020
Shawn G. Lisle	—	—	—	—	—	—
Gregory T. Troy	—	—	—	—	—	—
James G. Coogan	—	—	—	145	$8,042	3/1/2020
	—	—	—	149	$8,264	3/1/2020
	—	—	—	127	$7,043	3/1/2020
	—	—	—	127	$7,043	3/1/2020
	—	—	—	132	$7,321	3/1/2020
(1)These amounts differ from those shown in the Summary Compensation Table. The amounts shown in the Summary Compensation Table for stock options represent the aggregate grant date fair value of awards made during 2020 in accordance with ASC 718. The amounts identified above represent the value actually received for all options (including previously vested but unexercised options) exercised in 2020 measured as the difference between the fair market value of a share of our Common Stock on the day the option was exercised and the exercise price of the option.
(2)These amounts differ from those shown in the Summary Compensation Table. The value of restricted stock awards included in the Summary Compensation Table represents the aggregate grant date fair value of awards made during 2020 valued in accordance with ASC 718. The amount shown above for restricted stock awards represents the actual value of the restricted stock awards on the date restrictions lapsed, determined based on the fair market value of a share of our Common Stock on that date.

Pension Benefits
The table below shows the present value of accumulated benefits payable to each of our Named Executive Officers at age 65 and the number of years of service credited to each of them under the Kaman Corporation Employees’ Pension Plan, which we call the "pension plan," and the SERP as of December 31, 2020.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Neal J. Keating	Kaman Corporation Employees’ Pension Plan	8.4	$546,949	—
	SERP	8.4	$2,244,148	—
Ian K. Walsh(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
Robert D. Starr(3)	Kaman Corporation Employees’ Pension Plan	6.9	$340,955	—
	SERP	—	—	—
Richard R. Barnhart(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
Shawn G. Lisle(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
Gregory T. Troy(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
James G. Coogan(3)	Kaman Corporation Employees’ Pension Plan	7.1	$154,722	—
	SERP	—	—	—
(1)The pension plan was closed to new hires during 2010 and years of service credits for those already in the plan ceased to accrue as of December 31, 2015. Thus, the number of years of credited service reflected in the table do not correspond to the number of years that a named participant has been employed by the Company.
(2)Represents the present value of accrued benefits under our pension plan and SERP based upon the following assumptions: (a) for the pension plan, that each executive is employed until retirement and his benefits commence at the earlier of normal retirement age (generally, age 65) or the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service) and (b) for the SERP, the change to interest rate methodology required under the Pension Protection Act of 2006 and elimination of pre-retirement mortality assumptions because SERP benefits are payable as a lump sum. Please see Note 17, Pension Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, for a description of material assumptions.
(3)Messrs. Starr and Coogan do not participate in the SERP because the pension plan was frozen prior to their appointments as executive officers.
(4)Messrs. Walsh, Barnhart, Lisle and Troy do not participate in the pension plan or the SERP because the pension plans were closed to new hires before they joined the Company.
The pension plan is a tax-qualified plan that provides benefits for full-time U.S. employees hired prior to June 1, 2009, at Kaman Industrial Technologies, and prior to March 1, 2010, at Kaman Corporation and other participating subsidiaries (with the exception of certain acquired companies that have not adopted the pension plan). Employees became participants upon their completion of certain hours of service requirements and became vested in their pension benefits generally upon attaining five years of continuous service, as defined by the pension plan. Normal retirement, as defined by the pension plan, is generally age 65, but employees may retire as early as age 55 with 5 years of service in accordance with pension plan provisions. The annual benefit under the pension plan is generally 60 percent of the average of the highest five years of "Covered Compensation" out of the final ten years of employment through December 31, 2010, less 50 percent of the primary social security benefit, reduced proportionately for years of service less than 30 years. At Kaman Corporation, the parent company, participants who joined the company prior to 2004, have 30 years of service, and have attained age 63, are permitted to retire with a pension benefit unreduced for early retirement. None of the Named Executive Officers is eligible for the unreduced pension. The pension plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent these limits apply to certain executive officers, the Company provides an additional benefit under the SERP program. Except as provided below, our SERP program generally makes each participant whole for the benefits under the retirement formula described above that could not be provided under the pension plan due to these limits. Only salary and annual bonus amounts are treated as pensionable earnings on and after January 1, 2006. Benefits under the

SERP are based on the highest five years of pensionable earnings over the last ten years through December 31, 2010, whether or not consecutive. The SERP has been amended to comply with the requirements of Section 409A of the Code.
The pension plan was closed to new hires on or after March 1, 2010. Existing employees at that time continue to participate in the pension plan subject to the following changes when calculating pension benefits: (i) changes in pay after 2010 are disregarded; (ii) compensation in the highest five years out of the last ten years of service prior to 2011 will be taken into account, whether or not consecutive; and (iii) a participant’s years of service as defined by the pension plan continued to count for accruing benefits under the pension plan through December 31, 2015. Corresponding changes were made to the SERP to assure consistency with the pension plan changes. These changes did not affect individuals who were already retired or had terminated employment and were vested in their pension benefit.
Non-Qualified Deferred Compensation Plan
The following table presents contribution, earnings and balance information under the Company’s Deferred Compensation Plan for our Named Executive Officers for 2020:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
Neal J. Keating(6)	$885,000	$266,500	$656,365	—	$5,718,584
Ian K. Walsh	—	—	—	—	—
Robert D. Starr	$225,165	$84,082	$36,199	—	$1,842,080
Richard R. Barnhart	$54,838	—	$25,489	—	$228,226
Shawn G. Lisle	—	$56,357	$4,986	—	$287,045
Gregory T. Troy	$119,311	$48,898	$32,708	—	$728,652
James G. Coogan	—	$13,747	$816	—	$51,575
(1)Represents the aggregate of (i) the elective contribution, if any, of a portion of the NEO's base salary (which amount, if any, is also included in the 2020 "Salary" column of the Summary Compensation Table) and (ii) the elective contribution, if any, of a portion of the NEO's annual cash incentive award for 2020 (which amount, if any, is also included in the 2020 "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table).
(2)Represents the Company contribution to each NEO's Deferred Compensation Plan account in respect of each NEO's 2020 compensation even though such amounts were not credited until 2021 (which amounts are also included in the 2020 "All Other Compensation" column of the Summary Compensation Table).
(3)Represents the aggregate earnings on each NEO's Deferred Compensation Plan account balance during 2020. To the extent that the aggregate earnings of any particular NEO during 2020 exceeded the investment performance that would have been attained had his entire account been credited with interest at the Interest Crediting Rate for 2020, the excess has been reported in the 2020 "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.
(4)Represents the aggregate withdrawals or distributions from the Deferred Compensation Plan to each NEO during 2020.
(5)Represents the aggregate year-end balances of each NEO under the Deferred Compensation Plan as of the end of 2020 plus Company contributions in respect of 2020 compensation that were not credited until 2020. Except for aggregate earnings on account balances that did not exceed the Interest Crediting Rate, the amounts shown in this column were previously reported in the Summary Compensation Table as "Salary," "Non-Equity Incentive Plan Compensation," "Change in Pension Value and Nonqualified Deferred Compensation Earnings" and "All other Compensation," as described above.
(6)In addition to the amounts shown in the table, Mr. Keating has outstanding Restricted Stock Units covering 15,000 shares of Common Stock granted under the 2013 Management Incentive Plan that vested on October 13, 2017, but will not be settled until the later of six months and one day following his separation from service from the Company and January 2nd of the year following such separation from service. The Restricted Stock Units had an aggregate year-end value of $856,950 based on the closing price of the Company's Common Stock on the NYSE on December 31, 2020, which was $57.13.
The Deferred Compensation Plan is a non-qualified, unfunded plan that provides certain designated executives, including the Company’s Named Executive Officers, the opportunity to defer up to 50% of their base salaries and 100% of their annual cash incentive awards for each calendar year. The plan also provides for the Company to make a supplemental deferred compensation contribution to each participant’s account in an amount equal to 10% of the participant’s eligible earnings that exceed the compensation limit established annually by the Internal Revenue Service.
Until July 11, 2016, the deferred compensation account balances of all participants were credited with interest based on an annual interest rate equal to 120% of the Applicable Federal Long-Term Rate in effect for the month of October immediately preceding the beginning of each applicable plan year (the "Interest Crediting Rate"). For the 2020 plan year, the Interest Crediting Rate was 2.21%. Effective as of July 1, 2016, the plan was amended to make available to participants various market-based investment crediting options for the deemed investment of up to 50% of their then-existing account balances as of

July 11, 2016 and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time-to-time.
Securities Authorized for Issuance under Equity Compensation Plans
    The following table provides information as of December 31, 2020, concerning Common Stock issuable under the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2003 Stock Incentive Plan	27,019	$35.79	—
Amended and Restated 2013 Management Incentive Plan	745,606	$55.56	1,845,019
Employees Stock Purchase Plan	—	—	503,588
Equity compensation plans not approved by security holders	—	—	—
Total	772,625	$54.87	2,348,607

POST-TERMINATION PAYMENTS AND BENEFITS
The Company has committed to provide additional compensation to certain of our Named Executive Officers in the event of a termination of employment under specified circumstances, including in connection with a change in control of the Company. These commitments and an estimate of the additional compensation that each of our Named Executive Officers would have received if a qualifying termination of employment had occurred on December 31, 2020, are set forth below.
Employment Agreements
On December 31, 2020, we had employment agreements with Messrs. Walsh and Starr. Other than as noted below, the terms and conditions triggering payments under the employment agreements are substantially similar and entitle the executives to receive the compensation and benefits described below under the circumstances indicated.
Payment of Accrued Amounts. Regardless of the manner in which the employment of any Named Executive Officer (including a Named Executive Officer not party to an employment agreement) terminates, he is entitled to receive amounts previously earned during the term of his employment (which amounts are referred to in this discussion as "Accrued Amounts"). Such Accrued Amounts include, but are not limited to, (i) unpaid base salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation (cash or equity) earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the executive may be entitled under the terms of any applicable compensation arrangement or benefit program of the Company, including any applicable pension, retirement and insurance benefits. For more information about the retirement and other benefits to which the Named Executive Officers are entitled, please refer to the discussion set forth under the captions, "Outstanding Equity Awards at 2020 Fiscal Year-End" and "Retirement Benefits" within the Summary Compensation Table section of this Proxy Statement. See also, "Pension Benefits" and "Non-Qualified Deferred Compensation Plan" within the Compensation Discussion and Analysis section.
Termination by the Company for Cause or by the Executive without Good Reason. In the event that an executive’s employment is terminated by the Company for "Cause" (other than a termination due to death or disability) or by the executive without "Good Reason," the employment agreements generally provide that the executive will be entitled to receive only the Accrued Amounts identified above.
For purposes of the employment agreements, the term "Cause" is defined to mean and include (i) the conviction of, or a plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board, acting in good faith, that the executive has (A) willfully and continuously failed to substantially perform his duties; (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of the executive’s employment and materially injurious to the Company; (C) willfully violated a material requirement of the Company’s Code of Conduct or the executive’s fiduciary duty to the Company; or (D) in the case of the Chief Executive Officer, violated his covenant to the Company that he is not bound to any agreement that would, among other things, limit his performance with the Company.
For purposes of the employment agreements, the term "Good Reason" is defined to mean any one of the following events, if it occurs without the executive’s consent after providing the Company notice and an opportunity to cure: (i) the removal of the executive from his position with the Company (other than for Cause); (ii) a reduction in the base salary or annual target bonus opportunity of the executive; (iii) a failure to pay the executive’s compensation or benefits in accordance with the terms of the employment agreement; (iv) the relocation of the executive’s principal place of employment by more than 50 miles; (v) the assignment of duties that are materially inconsistent with the executive’s position; or (vi) no longer being a direct report to the Chief Executive Officer of the Company (for executives other than the Chief Executive Officer).
Termination by the Company without Cause or by the Executive for Good Reason. In the event that an executive’s employment is terminated by the Company without Cause (as defined above) or by the executive for Good Reason (as defined above), the employment agreements generally provide that the executive will be entitled to receive the following benefits (in addition to the Accrued Amounts):
•a pro-rata portion of the executive’s annual bonus for the performance year in which the termination occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;
•an immediate lump-sum payment equal to two times the sum of the executive’s then-current base salary and most recent annual bonus paid to, or earned by, the executive, subject to a reduction as set forth in the employment agreements if termination of employment occurs within two years of the executive’s retirement eligibility date;
•a pro-rata payment in cash for each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;
•continued participation in all medical, dental and vision plans which cover the executive and the executive’s eligible dependents for up to 24 months with the executive continuing to make his share of premium payments, subject to offset due to future employment; and
•full vesting of all outstanding equity awards.
Termination Due to Retirement. In the event that an executive retires from the employ of the Company on or after his retirement eligibility date, the employment agreements generally provide that the executive will be entitled to receive the following benefits (in addition to the Accrued Amounts):
•a pro-rata portion of the executive’s annual bonus for the performance year in which the executive’s retirement occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;
•a pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants; and
•full vesting of all outstanding equity awards.
An executive’s retirement eligibility date generally is the date on which an executive attains age 65 or such other age at or after age 62 as shall be approved by the Committee.
Termination Due to Disability or Death. In the event of the disability or death of an executive, the employment agreements generally provide that the executive (or his estate) will be entitled to receive the following benefits (in addition to the Accrued Amounts):
•a pro-rata portion of the executive’s annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other senior executives;

•a pro-rata portion of payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;
•full vesting of all outstanding equity awards; and
•benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.
For purposes of the employment agreements, a "disability" is considered to exist if the executive has been absent from fully performing his responsibilities due to physical or mental illness for a period of six consecutive months.
Change in Control Agreements
On December 31, 2020, we had change in control agreements with each of our Named Executive Officers other than Messrs. Keating and Barnhart, both of whom were in the process of retiring from the Company. Other than as noted below, the terms and conditions triggering payments under these agreements upon the termination of employment of each of our Named Executive Officers in connection with a change in control are substantially similar.
The change in control agreements generally provide that, if an executive’s employment is terminated by the Company without "Cause" (other than due to death or disability) or by the executive for "Good Reason" during the twenty-four month period immediately following a change in control (or during a potential change in control period), the executive will be entitled to receive the following severance benefits:
•an immediate lump-sum cash payment equal to three times the executive’s base salary, in the case of Mr. Walsh, and two times, in the case of the other Named Executive Officers, plus three times, in the case of Mr. Walsh, and two times, in the case of the other Named Executive Officers, the executive's target annual bonus in effect immediately preceding the date of termination;
•a pro-rata portion of the named executive officer’s target annual bonus for the performance year in which the termination occurs;
•continued participation at the Company’s expense for 24 months in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;
•full vesting of outstanding equity awards (at the target level of performance, where applicable);
•a pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon the target level of financial performance;
•benefits under any post-retirement health care plans if the executive would have otherwise become eligible for those benefits by remaining employed through the second anniversary of the employment termination date, commencing on the later of the date that such coverage would have become first available and the date on which the executive’s post-employment participation in our benefit plans, as described above, terminates; and
•reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer.
For purposes of the change in control agreements, a "change in control" is deemed to have occurred if: (i) a person unaffiliated with the Company acquires control of more than thirty-five percent of our voting securities; (ii) there is a change in more than fifty percent of our Directors over two consecutive years which is not Board-approved; (iii) a merger is effectuated with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company); or (iv) there is a sale of substantially all of the Company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the Company. A change in control does not include any related party and management buyout transactions.
For purposes of the change in control agreements, "Cause" means that the Named Executive Officer’s employment is terminated due to any one of the following events: (i) the willful and continued failure to substantially perform his duties with the Company after notice from the Company, or (ii) the willful engaging in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.
For purposes of the change in control agreements, "Good Reason" means the occurrence (without the executive’s express written consent) after any change in control, or during a potential change in control period, of any one of the following acts or failures to act by the Company: (i) the assignment to the executive of any duties that are inconsistent with the executive’s status as an officer of the Company or a substantial diminution in the nature or status of the executive’s responsibilities from those in effect immediately prior to the change in control (or the commencement of the potential change in control period); (ii) a reduction in the executive’s then-current annual base salary; (iii) the relocation of the executive’s principal place of employment by more than 50 miles; (iv) the failure to pay to the executive any portion of his current or deferred compensation, within 30 days of the date such compensation is due; (v) the failure to continue in effect any compensation plan in which the executive participates immediately prior to the change in control (or the commencement of the potential change in control period) which is material to his total compensation without an equitable substitute; (vi) the failure to provide life insurance, health and accident, or disability benefits that are substantially similar to those in which the executive was participating immediately prior to the change in control (or the commencement of the potential change in control period); (vii) the failure to provide the executive with the number of paid vacation days to which he was entitled immediately prior to the change in control (or the commencement of the potential change in control period); (viii) any purported termination of the executive’s employment which is not effectuated in accordance with the employment termination procedures for cause set forth in the change in control agreement, or (ix) the failure of any successor to the Company to expressly assume and agree to perform the agreement in accordance with its terms prior to the effectiveness of any such succession. In no event will the executive have Good Reason to terminate employment under the change in control agreement due solely to a suspension of the executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.
Keating Transition and Retirement Agreement
Mr. Keating is currently transitioning to retirement pursuant to the terms and provisions of a Transition and Retirement Agreement, dated as of August 20, 2020 (the "Transition Agreement"). The Transition Agreement provides that Mr. Keating will serve as Executive Chairman until the Company’s 2021 annual meeting of shareholders, immediately after which he will retire from the Company and resign from the Board. In exchange for his continued service to the Company, the Transition Agreement provides that he will be entitled to receive a base salary at the annual rate of $800,000 for the balance of 2020 and a base salary at the annual rate of $400,000 during the portion of 2021 during which he will be employed. The Transition Agreement further provides that upon Mr. Keating’s retirement (and subject to the effectiveness of a release of claims in favor of the Company), he will receive the payments and benefits provided under the terms of his then-existing employment agreement with the Company (which, among other things, provides for payment of pro-rata portions of outstanding long-term incentive plan awards and full vesting of unvested equity awards). Mr. Keating’s Change in Control Agreement with the Company was terminated in connection with the execution of the Transition Agreement. For purposes of the Post-Termination Benefits Table that follows, the post-termination benefits illustrated for Mr. Keating relate solely to the compensation and other benefits payable under the Transition Agreement.
Barnhart Retirement and Consulting Agreement
Mr. Barnhart retired from the Company on September 30, 2020. In connection therewith, the Company and Mr. Barnhart entered into a retirement and consulting letter agreement, dated as of August 20, 2020, pursuant to which Mr. Barnhart agreed to provide consulting services to the Company from his retirement date through March 31, 2021, in exchange for which he will be paid consulting fees of $100,256.67 per month from October 1, 2020 through December 31, 2020 and $42,000 per month from January 1, 2021 through March 31, 2021. The letter agreement also provides that Mr. Barnhart will be entitled to a pro-rata 2020 annual bonus (based on actual performance and pro-rated for the portion of the year elapsed prior to his retirement), continued eligibility for payment under his existing long-term incentive plan awards (based on actual performance and pro-rated for the portion of the performance period during which he was employed), full vesting of his unvested outstanding restricted shares and six months of benefit continuation. The letter agreement contains customary confidentiality, non-solicitation, non-competition and similar covenants. For purposes of the Post-Termination Benefits Table that follows, the post-termination benefits illustrated for Mr. Barnhart relate solely to the compensation and other benefits payable under his retirement and consulting letter agreement.
Troy Retirement and Consulting Agreement
Mr. Troy retired from the Company on January 31, 2021. In connection therewith, the Company and Mr. Troy entered into a retirement and consulting letter agreement, dated as of November 16, 2020, pursuant to which Mr. Troy agreed to provide consulting services to the Company from his retirement date through June 30, 2021, in exchange for a consulting fee of $20,000 per month. The letter agreement also provides that Mr. Troy will be entitled to a full 2020 annual bonus (based on actual performance), continued eligibility for payment under his existing long-term incentive plan awards (based on actual performance and pro-rated for the portion of the performance period during which he was employed), and five months of benefit continuation. The letter agreement contains customary confidentiality, non-solicitation, non-competition and similar covenants. For purposes of the Post-Termination Benefits Table that follows, the post-termination benefits illustrated for Mr. Troy relate solely to the compensation and other benefits payable under his retirement and consulting letter agreement.

Equity Incentive Plans
The Company maintains equity incentive plans providing for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted shares, restricted stock units, performance share awards, other stock-based awards and cash-based awards to employees, non-employee Directors, and consultants in order to promote the long-term success of the Company. These are made under the Amended and Restated 2013 Management Incentive Plan (the "2013 Plan").
The 2013 Plan provides that, in the event of a "change in control" of the Company (as defined in the 2013 Plan), unless otherwise set forth in an award agreement, the Committee may, but shall not be obligated to, do any one or more of the following, in each case without participant consent: (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award, (b) cancel awards for a cash payment equal to their fair value (as determined in the sole discretion of the Committee) which, in the case of options, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the change in control to holders of the same number of shares subject to such options (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options) over the aggregate exercise price, (c) provide for the issuance of replacement awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2013 Plan as determined by the Committee in its sole discretion, (d) terminate options without providing accelerated vesting, or (e) take any other action with respect to the awards the Committee deems appropriate.
Coordination of Benefits
Executives are not be entitled to receive duplicative severance benefits under the plans and agreements described above. If an executive’s employment with the Company is terminated under circumstances that would result in the payment of severance benefits under the executive’s change in control agreement, the severance benefits payable under the change in control agreement will be paid in lieu of any severance benefits that otherwise would be payable under the executive’s employment agreement. An executive is entitled to severance benefits under his employment agreement or change in control agreement only after signing a general release, the form and content of which is specified in the change of control agreements.
Assumptions Relating to Post-Termination Benefit Table
The Post-Termination Benefit Table set forth below summarizes, in tabular format, the estimated compensation that each of our current Named Executive Officers would have received if a qualifying termination of employment were to have occurred on December 31, 2020, under the circumstances indicated.
The following assumptions, which are believed to be reasonable in the aggregate, were used to generate the estimates set forth below. There can be no assurance, however, that an actual termination of employment would produce the same or similar results.
•Except as noted above with respect to Messrs. Keating, Barnhart and Troy, all Named Executive Officers are deemed to have terminated their employment with the Company effective as of December 31, 2020, under the circumstances indicated.
•All Accrued Amounts are omitted from the table because they were earned by the Named Executive Officers without regard to the specified triggering events. Accrued Amounts include, among others, (i) amounts earned in respect of annual cash incentive and LTIP awards for the period ended December 31, 2020, (ii) the value of all stock options and restricted stock awards that were fully vested as of December 31, 2020, and (iii) amounts payable in respect of pension and other retirement benefits, including the SERP and the Deferred Compensation Plan, which were vested as of December 31, 2020. See "Coordination with Other Tables," below.
•All amounts calculated with reference to the value of our Common Stock were calculated using the closing price of our stock on the NYSE on December 31, 2020 (the last trading day of the year), which was $57.13.
•All unvested stock options and restricted stock awards are assumed to have vested in full as of December 31, 2020, with respect to a change in control, termination of employment without Cause by us or by the Named Executive Officer for Good Reason or due to retirement, death or disability. All unvested stock options that are assumed to have vested due to a change in control are valued based upon the difference between the closing price of our Common Stock on December 31, 2020 (the last trading day of the year), and the exercise price of the underlying stock option. All unvested restricted stock awards that are assumed to have vested due to a change in control are also valued based upon the closing price of our Common Stock on December 31, 2020.

Coordination with Other Tables
The Post-Termination Benefit Table does not duplicate certain amounts disclosed elsewhere in this proxy statement or with respect to which the Named Executive Officers were vested on or before December 31, 2020, without regard to the triggering events specified in the table. These amounts include, among others, the following:
•Stock options and restricted stock awards that vested on or before December 31, 2020;
•Pension and SERP benefits, which are summarized in the Pension Benefits table;
•Vested amounts payable under the Deferred Compensation Plan, which are summarized in the Non-Qualified Deferred Compensation Plan table; and
•Unreimbursed business expenses.

[Rest of Page Intentionally Left Blank]

POST-TERMINATION BENEFITS TABLE
Executive	Benefit	Termination Event
		Termination for Cause or without Good Reason	Termination without Cause or with Good Reason(1)	Termination without Cause or with Good Reason in Connection with a Change in Control (2)	Retirement	Disability	Death

Neal J. Keating(9)	Cash Severance(3)	—	—	—	—	—	—
Executive Chairman Former President and Chief Executive Officer	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	—	$856,950	$856,950	$856,950
	LTIP Awards(6)	—	—	—	$3,572,080	$3,572,080	$3,572,080
	Health & Welfare(7)	—	—	—	—	—	—
	Life Insurance(8)	—	—	—	$723,307	$723,307	—
	Outplacement Services	—	—	—	—	—	—
	Total	—	—	—	$5,152,337	$5,152,337	$4,429,030

Ian K. Walsh	Cash Severance(3)	—	$1,550,000	$3,900,000	—	—	—
President and Chief Executive Officer	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	$1,609,809	$1,609,809	$1,609,809	$1,609,809	$1,609,809
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	$45,896	$45,896	—	—	—
	Life Insurance(8)	—	$7,835	$645,915	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$3,213,540	$6,231,620	$1,609,809	$1,609,809	$1,609,809

Robert D. Starr	Cash Severance(3)	—	$2,321,022	$1,665,081	—	—	—
Executive Vice President and Chief Financial Officer	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	—	—	—	—
	LTIP Awards(6)	—	$736,966	$736,966	$736,966	$736,966	$736,966
	Health & Welfare(7)	—	$45,896	$45,896	—	—	—
	Life Insurance(8)	—	$6,944	$638,932	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$3,110,828	$3,116,875	$736,966	$736,966	$736,966

Richard R. Barnhart(10)	Consulting Fees	—	—	—	$543,080	—	—
Former Executive Vice President and President, Kaman Aerospace Group	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	—	$31,176	—	—
	LTIP Awards(6)	—	—	—	$1,201,645	—	—
	Health & Welfare(7)	—	—	—	$6,871	—	—
	Life Insurance(8)	—	—	—	—	—	—
	Outplacement Services	—	—	—	—	—	—
	Total	—	—	—	$1,782,772	—	—

Shawn G. Lisle	Cash Severance(3)	—	—	$1,295,044	—	—	—
Senior Vice President and General Counsel	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	—	—	—	—
	LTIP Awards(6)	—	—	$427,116	$427,116	$427,116	$427,116
	Health & Welfare(7)	—	—	$38,409	—	—	—
	Life Insurance(8)	—	—	$532,444	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$2,323,013	$427,116	$427,116	$427,116

POST-TERMINATION BENEFITS TABLE
Executive	Benefit	Termination Event
		Termination for Cause or without Good Reason	Termination without Cause or with Good Reason(1)	Termination without Cause or with Good Reason in Connection with a Change in Control (2)	Retirement	Disability	Death

Gregory T. Troy(11)	Consulting Fees	—	—	—	$100,000	—	—
Senior Vice President - Human Resources and Chief Human Resources Officer	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	—	—	—	—
	LTIP Awards(6)	—	—	—	$333,919	$333,919	$333,919
	Health & Welfare(7)	—	—	—	—	—	—
	Life Insurance(8)	—	—	—	—	—	—
	Outplacement Services	—	—	—	—	—	—
	Total	—	—	—	$433,919	$333,919	$333,919

James G. Coogan	Cash Severance(3)	—	—	$770,000	—	—	—
Vice President - Business Development and Investor Relations	Stock Options(4)	—	—	$18,325	$18,325	$18,325	$18,325
	Restricted Stock(5)	—	—	$114,946	$114,946	$114,946	$114,946
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	—	$45,896	—	—	—
	Life Insurance(8)	—	—	$328,257	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$1,307,424	$133,271	$133,271	$133,271

(1)Reflects amounts due to each executive under his employment agreement, assuming the executive's employment is terminated by the Company without "Cause" or by the executive for "Good Reason," as such terms are defined in the employment agreements. Only Messrs. Walsh and Starr had employment agreements on December 31, 2020.
(2)Reflects amounts due to each executive under his change in control agreement, assuming the executive's employment is terminated during the "change in control" protection period other than (i) by the Company for "Cause," (ii) by reason of death or disability, or (iii) by the executive without "Good Reason," as such terms are defined in the change in control agreements. All Named Executive Officers other than Messrs. Keating, Barnhart and Troy had change in control agreements on December 31, 2020.
(3)Reflects two times (or, for Mr. Walsh, three times in the event of a change in control) 2020 base salary and the executive's target bonus opportunity for a termination in connection with a change in control (or the executive's prior year bonus for a termination not in connection with a change in control). There are no severance payments due upon retirement, death or disability. However, the Company will pay a pro-rata amount of any annual cash incentive award in the event of retirement, death or disability, to be paid when such awards are normally paid to other executives.
(4)Reflects the value of unvested stock options that become fully vested upon a qualifying termination, calculated as the difference between the exercise price and $57.13, the closing price of the Company’s Common Stock on the NYSE on December 31, 2020 (the last trading day of the year). Amounts shown for Mr. Coogan vest immediately only upon a change in control.
(5)Reflects the value of unvested restricted stock awards that become fully vested upon a qualifying termination, calculated as $57.13 per share, the closing price of the Company’s Common Stock on the NYSE on December 31, 2020 (the last trading day of the year). Amounts shown for Mr. Coogan vest immediately only upon a change in control. Amount shown for Mr. Barnhart were vested upon his retirement date of September 30, 2020, calculated as $38.97 per share, the closing price of the Company's Common Stock on the NYSE on September 30, 2020.
(6)Reflects a pro-rata payment (at 100% of target) in respect of outstanding LTIP awards with performance periods ending after December 31, 2020.
(7)Reflects the value of the Company’s share of premium payments to be made for medical and dental for 24 months, based on 2020 premiums for active employees with one dependent.
(8)Reflects the value of regular annual premiums based on the 2020 rate, which will be paid for 24 months, except in the case of Mr. Keating who is entitled to have his premiums paid for his lifetime. Amounts shown for Mr. Keating reflect the estimated prepayment for life insurance premium payments as of December 31, 2020, assuming the RP-2012 generational blue collar lump sum mortality with projection scale MP-2020 at 1.78% . The premium payment obligation accelerates upon a change in control for all NEOs.
(9)Mr. Keating is in the process of retiring from the Company pursuant to the terms and provisions of a Transition and Retirement Agreement, dated as of August 20, 2020. Amounts shown in the table illustrate solely the compensation and other benefits payable to Mr. Keating under the Transition and Retirement Agreement.
(10)Mr. Barnhart retired from the Company on September 30, 2020. Amounts shown in the table illustrate solely the compensation and other benefits payable under Mr. Barnhart's retirement and consulting letter agreement, dated as of August 20, 2020.
(11)Mr. Troy retired from the Company on January 31, 2020. Amounts shown in the table illustrate solely the compensation and other benefits payable to Mr. Troy under his retirement and consulting letter agreement, dated as of November 16, 2020.

PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the total compensation of our Chief Executive Officer (our "CEO") and the median of the annual total compensation of our employees for 2020 (our "2020 CEO Pay Ratio”). Our 2020 CEO Pay Ratio is a reasonable good faith estimate of the relationship between the total compensation paid to our CEO and the median of the annual total compensation of our employees for 2020, calculated in a manner consistent with Item 402(u) of Regulation S-K. Because applicable SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their compensation practices, our 2020 CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, as they may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
During 2020, the Company had two non-concurrent CEOs, Mr. Keating and Mr. Walsh. As permitted by applicable SEC rules, we used the total compensation paid to Mr. Keating during 2020, as he was our CEO on October 1, 2019, the date as of which we identified our median employee. Pursuant to Mr. Keating's Transition and Retirement Agreement, dated as of August 20, 2020, Mr. Keating's compensation with respect to the four-month period following the effective date of his transition from President and CEO to Executive Chairman was consistent with his compensation for the six-month period in 2020 during which he served as CEO. Therefore, we determined that Mr. Keating's annualized 2020 compensation equaled his actual total compensation for the full year, as reported in the “Total” column of the Summary Compensation Table included in this proxy statement.
Based on this information, our 2020 CEO Pay Ratio was 80:1, calculated as follows:
•the annual total compensation of our CEO was $6,791,841; and
•the median of the annual total compensation of all of our employees (other than Messrs. Keating and Walsh), determined in accordance with Item 402(u) of Regulation S-K, was $84,483.
As noted above, the payout with respect to Mr. Keating's outstanding LTIP Award for the 2018-2020 performance period (the "2018-2020 LTIP Award") was not definitively determinable as of the date of this proxy statement and was not included in the Summary Compensation Table, although we separately disclosed the amount currently accrued based on the preliminary data available as of February 9, 2021. See "Compensation Discussion and Analysis - 2020 Compensation for our NEOs - Long-Term Incentive Awards - Estimated 2020 LTIP Payouts." If this amount were included in the computation of Mr. Keating's total compensation for 2020, it would increase the total compensation paid to our CEOs during 2020 to $11,324,841 and increase our 2020 CEO Pay Ratio to 134:1. THE COMPANY WILL PREPARE AND FILE A CURRENT REPORT ON FORM 8-K DISCLOSING THE ACTUAL PAYOUT IN RESPECT OF THE 2018-2020 LTIP AWARD AND AN UPDATED CEO PAY RATIO REFLECTING THE AMOUNT OF THE PAYOUT PROMPTLY AFTER IT IS DETERMINED AND APPROVED BY THE COMPENSATION COMMITTEE IN JUNE 2021.
Methodology for Determining Our "Median Employee"
For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the "median employee” of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that "median employee” earned during 2020. The applicable SEC rules require us to identify a "median employee" only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. We last identified our median employee as of October 1, 2019.
The methodology and the material assumptions and estimates that we used to identify our "median employee” during 2019 were as follows:
Employee Population. We determined that, as of October 1, 2019, the date we selected to identify the "median employee,” our employee population consisted of approximately 2,950 individuals working for Kaman Corporation and our consolidated subsidiaries, with approximately 65% of these individuals located in the United States and approximately 35% located outside the United States.
Compensation Measures Used to Identify the Median Employee. Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. For purposes of measuring the compensation of our employees to identify the "median employee,” we utilized base salary / wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) and allowances paid through October 1, 2019 as the relevant compensation measures. We also annualized the compensation of employees to cover the full calendar year and treated new hires as if they were hired at the beginning of the year, as permitted by applicable SEC rules and regulations. We did not make any cost-of-living adjustments.
Annual Total Compensation of the Median Employee
Using the median employee identified during 2019, we then identified and calculated the elements of that employee’s total annual compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. This resulted in total annual compensation in the amount of $84,483. This is the amount used to determine our 2020 CEO Pay Ratio discussed above.
The median employee identified during 2019 is a participant in the Company's defined benefit pension plan, and the total compensation of such employee for 2020 includes approximately $23,432 attributable to the year-over-year change in the actuarial present value of such employee's projected pension benefit. Although all benefit accruals under the plan are frozen and will not change going forward, the actuarial year-over-year change in pension values will continue to fluctuate, reflecting annual changes in the underlying discount and mortality rates used to determine the values.

PROPOSAL 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background
As required by Section 14A of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder and in accordance with the results of our 2017 shareholder advisory vote relating to the frequency of advisory votes on the compensation of our Named Executive Officers, we are asking shareholders to vote on an advisory (non-binding) basis on the following resolution at the annual meeting:
RESOLVED: That the compensation paid to the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives and descriptions included in the Proxy Statement relating to the Company's 2021 Annual Meeting of Shareholders be, and hereby is, APPROVED.
This advisory vote, commonly known as a "say-on-pay" vote, gives shareholders the opportunity to express their views about the compensation we pay to our Named Executive Officers, as described in this Proxy Statement. Shareholders may vote "FOR" or "AGAINST" the resolution or abstain from voting. Before voting, all shareholders are urged to review the Compensation Discussion and Analysis, as well as the tabular and narrative disclosures that follow it. These sections describe the Company's compensation programs relating to our Named Executive Officers and the rationale behind the decisions made by the Compensation Committee.
The Board believes that the Company's executive compensation program effectively reflects the objectives described in the Compensation Discussion and Analysis and, therefore, recommends that shareholders vote "FOR" the resolution set forth above.
Because this vote is advisory (non-binding), neither the Company nor the Board is required to take action in response to the outcome of the vote on this Proposal. Shareholders can be assured, however, that the shareholder sentiment expressed by the vote will be considered by the Compensation Committee and the Board in crafting their approach to executive compensation matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the compensation paid to our Named Executive Officers.

Required Vote
In order to be approved by shareholders, the advisory vote on executive compensation requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

Background
Pursuant to the Audit Committee Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. On February 22, 2021, the Audit Committee reappointed PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2021. PwC has been retained as the Company's independent registered public accounting firm continuously since 2013.
In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Each year, the Audit Committee assesses the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines. This includes a review of the firm’s internal quality control procedures, results of its most recent quality control reviews and steps taken to enhance the quality of its audits and issues raised by recent governmental investigations, if any. The Audit Committee also evaluates the firm’s ongoing independence, its audit strategy for the Company, the terms of its engagement and the firm’s capabilities and communications to the committee. Further, in conjunction with the mandated rotation of the external auditor’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of PwC’s new lead engagement partner.
Based on its most recent evaluation, the members of the Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its shareholders. Although not legally required to do so, the Board historically has chosen to ask the Company’s shareholders to ratify the selection of the Company’s independent registered public accounting firm. In the event shareholders do not ratify the appointment, the Audit Committee may reconsider it. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
We expect that a representative of PwC will attend the annual meeting, and that such representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders. See "INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Board Meetings and Committees–Audit Committee" for additional information pertaining to the Audit Committee, its activity during 2020 and related matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2021.

Required Vote
In order to be approved by shareholders, the proposal to ratify the appointment of PwC requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021
Principal Accounting Fees and Services
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The following is a summary of the fees billed to the Company by PwC for professional services rendered for the years ended December 31, 2020 and 2019:

Fee Category	2020 Fees	2019 Fees
	(In Thousands)
Audit Fees	$2,524.0	$2,749.0
Audit-Related Fees	$28.0	$2,125.0
Tax Fees	$142.0	$381.0
Other Fees	$1.0	$1.0
Total Fees	$2,695.0	$5,256.0
Audit Fees relate to services rendered for the audit of the Company’s consolidated financial statements and audit of the effectiveness of internal controls over financial reporting for the periods ended December 31, 2020 and 2019; and review of the interim consolidated financial statements included in quarterly reports and services normally provided by PwC in connection with statutory and regulatory filings or engagements.
Audit-Related Fees in 2020 were primarily related to certain agreed-upon-procedures relating to financial certification in connection with environmental matters. The Audit-Related Fees for 2019 were primarily related to efforts in connection with the divestiture of the Distribution business and efforts in connection with corporate development costs, including acquisition and due diligence costs.
Tax Fees for 2020 and 2019 relate to tax planning services, including assistance with federal, state and international tax compliance, international tax planning and tax advice. The 2019 tax fees also included work relating to an R&D study.
Other Fees relate to accounting research software.
Audit Committee Preapproval Policy
The Audit Committee Charter provides that the Audit Committee shall preapprove all audit and non-audit services performed by the Company's independent auditor in order to assure that such services do not impair the auditor’s independence. In furtherance of the foregoing, the Audit Committee has adopted a preapproval policy setting forth the policies and procedures to be followed with respect to such preapprovals. Among other things, the preapproval policy provides that the Audit Committee shall approve in advance all services – both audit and permitted non-audit services – provided to the Company or any of its subsidiaries by the Company’s independent auditor. The policy also provides that the Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the independent auditor under applicable rules and regulations promulgated by the SEC or the Public Company Accounting Oversight Board (the "PCAOB").
Whenever the Audit Committee is asked to preapprove any audit or non-audit services that are proposed to be performed by the Company's independent auditor, the policy provides that the Audit Committee shall be provided with (i) a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and (ii) confirmation of the independent auditor that it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and that none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under applicable rules and regulations promulgated by the SEC or the PCAOB.
The Chairman of the Audit Committee has been granted the power and authority to approve, upon the receipt of the documentation referenced above and on a case-by-case basis, any audit or non-audit services giving rise to fees of $100,000 or less at any time other than at a meeting of the Audit Committee. The Chairman is required to report any audit or non-audit services so approved to the Audit Committee at its next regularly scheduled meeting.
Audit Committee Report
The directors named below constituted the Audit Committee of the Board on February 22, 2021, the date on which the actions referenced in this report were taken. We each serve for a term of one year and until our successors are elected and qualify. The Board has made an affirmative determination that each of us is independent under the NYSE and SEC rules applicable to audit committee members and otherwise in accordance with the Committee’s charter and our Corporate Governance Principles. Further, the Board has made an affirmative determination that in light of our respective backgrounds and experiences, we each meet the financial literacy requirements for service to the Audit Committee, and that Messrs. Kuechle, Minnich and Rabaut each possesses the qualifications necessary for service as an "audit committee financial expert," as that term is defined by applicable SEC regulations.
We oversee the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
We reviewed and discussed with management and PwC the Company’s audited consolidated financial statements for the year ended December 31, 2020, the representations of management and PwC’s opinion regarding such statements, and the Company’s system of internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act. We discussed with the Company’s Chief Audit Executive and with PwC the overall scope and plan of their individual audits and reviewed the results of their examinations and the overall quality of the Company’s financial reporting. We also received from PwC a written report relative to matters required by the PCAOB and the SEC, and discussed the report with PwC and management. During 2020, we monitored the qualifications, performance, effectiveness and independence of PwC, the Company’s independent registered public accounting firm for such year. In that regard, we received from PwC, and discussed with it, the written report required by the applicable requirements of the PCAOB regarding PwC’s communications with us concerning PwC’s independence. Based upon these reviews and discussions and in reliance upon them, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
We also approved PwC as the Company's independent registered public accounting firm for 2021, which approval has been ratified by the Board and is being recommended for ratification by shareholders at the 2021 Annual Meeting of Shareholders.

Audit Committee Scott E. Kuechle, Chair Michelle J. Lohmeier George E. Minnich Thomas W. Rabaut

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL 4
NON-BINDING ADVISORY VOTE TO CHANGE THE
THRESHOLD TO CALL SPECIAL MEETINGS OF THE SHAREHOLDERS

Background
John R. Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, submitted a proposal for consideration at the Annual Meeting (the “Special Meeting Proposal”). By letter, dated October 14, 2020, Mr. Chevedden’s broker confirmed that, since July 1, 2019, Mr. Chevedden continuously owned “no fewer than” 100 shares of the Common Stock of the Company, and Mr. Chevedden affirmed his intention to continue to hold those securities through the date of the Annual Meeting. The Special Meeting Proposal, including the caption and supporting statement, are set forth below and will be voted on at the Annual Meeting upon proper presentation by Mr. Chevedden.
Special Meeting Proposal

Proposal 4 – Special Shareholder Meeting Improvement
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. The Board of Directors would continue to have its existing power to call a special meeting.
It is important to improve the governance of the company with proposals such as this especially after our stock price has fallen from $66 to $38 during the past year.
This proposal would update the current 35% stock ownership threshold to call a special meeting which is one of the highest such thresholds in existence. It is important to reduce the stock ownership threshold to 10% to also help make up for the 2020 devaluation of the special shareholder meeting format.
Starting in 2020 shareholders no longer have the right to discuss concerns with other shareholders and with the directors at a special shareholder meeting which can now be an internet meeting.
Shareholders are also severely restricted in making their views known at a special shareholder meeting because all their questions and comments can be arbitrarily screened out at an internet meeting. For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting.
Special meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. It is more important than ever to be able to replace a director at a special meeting because it is almost impossible to remove a director who gets a failed vote at the regular annual shareholder meeting.
This proposal topic, sponsored by William Steiner, won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. This 78% support might have been even higher if more shareholders had access to independent proxy voting advice.
Nuance Communications (NUAN) shareholders gave 94%-support to a 2018 shareholder proposal calling for 10% of shareholders to call a special meeting.
Any claim that a shareholder right to call a special meeting can be costly – is more moot than ever. There is hardly any cost for an internet meeting and almost all the meeting materials can be distributed electronically.
Please vote yes:
Special Shareholder Meeting Improvement – 4

Board Response to Special Meeting Proposal
Shareholders already have a meaningful ability to call a special meeting, and the current ownership threshold strikes the appropriate balance to protect the interests of all shareholders. Shareholders currently have a meaningful right to call a special meeting. In December 2020, the Board amended and restated the Company’s Bylaws to reduce the threshold for shareholders of record of the Company to call special meetings of shareholders from shareholders of record holding at least 35% of the Common Stock of the Company to shareholders of record holding at least 25% of the Common Stock of the Company. The Board believes that a 25% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing shareholder rights and protecting against the risk that a small group of shareholders, including shareholders with special interests, could call special meetings. The Board’s belief was informed by the fact that the concentrated ownership of our Common Stock would permit a small but reasonable number of shareholders to come together to satisfy the 25% ownership requirement, in contrast to the fact that we have multiple shareholders that individually could satisfy the 10% threshold requested by the Special Meeting Proposal.
Special meetings require substantial Company resources and time. Allowing a small group of shareholders to call special meetings could be detrimental to the interests of a majority of our shareholders and other stakeholders. The Company’s current 25% ownership threshold provides a reasonable number of shareholders with a meaningful right to require the Company to hold a special meeting without exposing the Company and its shareholders to unreasonable expense and disruption. These costs can be significant, including the costs of preparing and distributing proxy materials and the diversion of Board and management attention from the oversight and management of our business. Given that special meetings require a considerable investment in resources, they should be limited to circumstances where a meaningful number of shareholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. We believe a 25% threshold strikes an appropriate balance between enhancing our shareholders’ ability to act on important matters in between annual meetings and protecting the Company and other shareholders by allowing only a meaningful group of shareholders to exercise this right.
We are dedicated to shareholder engagement throughout the year. The Board believes that the Company’s current special meeting shareholder right should be evaluated in the context of our demonstrated commitment to best practices and accountability and responsiveness to our shareholders. Our governance practices are described in the “Proxy Statement Summary” section of this proxy statement, and ways to communicate with the Board are described in the “Communications with the Board” section of this proxy statement. In particular, shareholders and other interested parties may contact any member (or all members) of the Board, a Board committee or the Lead Independent Director by mail or electronically.
Active shareholder engagement and responsiveness to shareholder feedback are important to both our Board and management. As described in the “Shareholder Engagement” section of this proxy statement, during 2020, we initiated contact with our top 30 shareholders representing roughly 83% of our outstanding shares, resulting in substantive engagements with investors holding a majority of our outstanding shares. During these engagements, we discussed the following issues and topics of mutual interest, among others:
•The results of the voting on our 2020 "say-on-pay" proposal, including perceived reasons for the lower level of support;
•Our executive compensation program, including (i) incentive compensation plan design, metrics and target setting, (ii) the peer group used for benchmarking and performance comparisons, (iii) the potential dilutive impact of any change to award opportunities under our long-term incentive programs, and (iv) the disclosure of our pay programs, practices and outcomes;
•Our corporate strategy and execution, including our plans for future capital deployment;
•Corporate governance issues, including succession planning and director refreshment;
•Industry and business developments; and
•General proxy statement and annual report disclosures.
In addition to gathering feedback, we utilize these engagements to develop ongoing relationships. Notably, the shareholders with whom we engaged did not identify the threshold required to call a special meeting as a concern.

Board Recommendation
For the foregoing reasons, the Board of Directors believes that implementing the Special Meeting Proposal is not in the best interests of Kaman and our shareholders. The Board believes that shareholders’ existing special meeting right, together with the Company’s strong governance principles, policies and practices, already provide shareholders with meaningful opportunities to interact with the Board and senior management. Therefore, the Board unanimously recommends a vote “AGAINST” the Special Meeting Proposal.
Recommendation Only
Shareholders should be aware that the Special Meeting Proposal is simply a request that the Board take the action stated in the proposal and is not binding on the Board. Shareholder approval will not, in and of itself, result in the modification of any special shareholder meeting provisions in the Company’s Governance Documents. Only in the event that the Special Meeting Proposal is approved by shareholders at the Annual Meeting would the Board consider whether, when and how to change further the threshold to call special meetings of the shareholders in the Company’s Governance Documents.
Required Vote
The Special Meeting Proposal will be approved if more votes cast “FOR” the proposal than are cast “AGAINST” the proposal, assuming a quorum is present. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast “FOR” or “AGAINST” the proposal and, therefore, will not affect the outcome of the voting, but they will count towards the presence of a quorum.
FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“AGAINST” THE SPECIAL MEETING PROPOSAL
SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
Pursuant to SEC rules, proposals of shareholders intended to be included in the Company’s 2022 proxy materials and submitted for action at the 2022 Annual Meeting of Shareholders generally must be received by the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before October 29, 2021. Pursuant to SEC rules and the Company’s Bylaws, shareholders who wish to present a proposal at the 2022 Annual Meeting of Shareholders, when such proposal is not intended to be included in the Company’s proxy materials relating to that meeting, or submit a nomination for director, must give advance notice to the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before January 14, 2022, but no earlier than December 15, 2021, which is the period not less than 90 days, nor more than 120 days, prior to the first anniversary of the Company’s annual meeting of shareholders to be held on April 14, 2021. For proxy access nominees to be considered at the 2022 Annual Meeting of Shareholders, the nomination notice must be received at the Company's corporate headquarters on or before October 29, 2021, but no earlier than September 29, 2021, which is the period not less than 120 days, nor more than 150 days, prior to the first anniversary of the date this Proxy Statement was first mailed to shareholders. Please review the Company’s Bylaws which contain additional advance notice requirements, including with respect to advance notice of shareholder proposals and Director nominations. These requirements are briefly summarized on pages 12 and 13.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 2021 ANNUAL MEETING. IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES. YOUR VOTE IS IMPORTANT!

Appendix A
SUPPLEMENTAL INFORMATION: NON-GAAP RECONCILIATIONS
For purposes of determining the level of achievement or satisfaction of the performance measures established in connection with the 2020 annual incentive compensation awards and the LTIP Awards covering the 2018-2020 performance period, the Compensation Committee approved certain specified modifications to the calculation of Company performance that were applicable to all participants. Such modifications included, among others, the exclusion or inclusion of the impact to the Company's financial results of the following items, whichever would produce the higher award:
•the effect of changes in tax law or accounting principles;
•the effects of changes in applicable foreign currency exchange rates relating to non-U.S. denominated financial performance;
•costs and losses associated with restructuring, business consolidations, severance, management realignments or closures of the Company or any of its subsidiaries, affiliates and product lines;
•acquisition and divestiture due diligence and integration costs and the adverse effects of acquisitions and divestitures, including spin-offs;
•effects of losses generated by divested operations and losses associated with discontinued business operations or product lines;
•the impact of any transaction costs and accounting charges incurred in connection with the issuance equity or issuance of or refinancing of new or existing debt securities and facilities, including but not limited to the settlement or unwinding of existing convertible bond hedge instruments and outstanding warrants;
•the impact of any costs and accounting charges in respect of pension curtailment adjustments attributable to pension expense charged to company contracts with the U.S. Government, as determined under U.S. Cost Accounting Standard 418, following the freeze of future benefit accruals under the Pension Plan;
•charges associated with environmental matters;
•asset write-downs or impairments, including, but not limited to, goodwill and other intangible assets;
•new capital investments and related depreciation;
•litigation or claim judgments or settlements including contract claim settlements with customers and suppliers;
•the impact of charges in connection with contract terminations, including but not limited to, write-off of inventory, tooling, equipment and non-recurring costs;
•any impact resulting from the delay in cash receipts relating to domestic and foreign JPF orders where there is no underlying dispute as to payment;
•any adverse impact to the company’s consolidated financial statements if the U.S. Government prohibits and/or delays sales of our products to customers; and
•any item of an unusual nature or of a type that indicates infrequency of occurrence, or both.
Adjusting for the impact of these items results in the following non-GAAP financial measures that are are discussed in this proxy statement: (i) Adjusted Consolidated EBITDA; and (ii) Adjusted Consolidated Free Cash Flow. As discussed above, these non-GAAP financial measures are presented because they are used to assess the Company's financial performance in relation to corresponding financial targets for purposes of determining annual and long-term incentive compensation payouts. The Company believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. The Company does not intend for this information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the Non-GAAP measures used in this proxy statement as follows:
Adjusted Consolidated EBITDA: Adjusted Consolidated EBITDA is defined as earnings from continuing operations before interest, taxes, other expense (income), net, depreciation and amortization and certain items that are not indicative of the operating performance of the Company's for the period presented. Adjusted Consolidated EBITDA differs from earnings from continuing operations, as calculated in accordance with GAAP, in that it excludes interest expense, net, income tax expense, depreciation and amortization, other expense (income), net, non-service pension and post retirement benefit expense (income), and certain items listed above that are not indicative of the operating performance of the Company for the period presented. We have made numerous investments in our business, such as acquisitions and capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and ERP systems, which we have adjusted for in Adjusted Consolidated EBITDA. Adjusted Consolidated EBITDA also does not give effect to
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cash used for debt service requirements and thus does not reflect funds available for distributions, reinvestments or other discretionary uses. Management believes Adjusted Consolidated EBITDA provides an additional perspective on the operating results of the organization and its earnings capacity and helps improve the comparability of our results between periods because it provides a view of our operations that excludes items that management believes are not reflective of operating performance, such as items traditionally removed from net earnings in the calculation of EBITDA as well as Other expense (income), net and certain items that are not indicative of the operating performance of the Company for the period presented. Adjusted Consolidated EBITDA is not presented as an alternative measure of operating performance, as determined in accordance with GAAP.
The following table illustrates the calculation of Adjusted Consolidated EBITDA using GAAP measures:

2020 ADJUSTED CONSOLIDATED EBITDA
(Loss) earnings from continuing operations, net of tax	$(70,434)
Interest expense, net	$19,270
Income tax (benefit) expense	$(7,730)
Non-service pension and post retirement benefit income	$(16,250)
Other income, net	$(728)
Depreciation and amortization	$43,899
$(31,973)
Other Adjustments:
Asset write-downs and impairments	$86,592
Acquisition and divestiture related costs	$10,370
Costs associated with restructuring, severance and management realignments	$11,241
Adjusted EBITDA	$76,230
Adjusted Consolidated Free Cash Flow: Adjusted Consolidated Free Cash Flow is defined as GAAP “Net cash provided by (used in) operating activities from continuing operations” in a period less “Expenditures for property, plant & equipment” in the same period. Management believes Adjusted Consolidated Free Cash Flow provides an important perspective on our ability to generate cash from our business operations and, as such, that it is an important financial measure for use in evaluating the Company's financial performance. Adjusted Consolidated Free Cash Flow should not be viewed as representing the residual cash flow available for discretionary expenditures such as dividends to shareholders or acquisitions, as it may exclude certain mandatory expenditures such as repayment of maturing debt and other contractual obligations. Management uses Adjusted Consolidated Free Cash Flow internally to assess overall liquidity.
The following table illustrates the calculation of Adjusted Consolidated Free Cash Flow using “Net cash provided by (used in) operating activities from continuing operations” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows of the Company:

2020 ADJUSTED CONSOLIDATED FREE CASH FLOW
Net cash (used in) provided by operating activities	$16,469
Expenditures for property, plant and equipment	$(17,783)
Free Cash Flow	$(1,314)
Other Adjustments:
Acquisition and divestiture related costs	$8,018
Costs associated with restructuring, severance and management realignments	$8,691
Adjusted Free Cash Flow	$15,395
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KAMAN VOTE

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Kaman Corporation 2021 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of six directors:

	For	Against	Abstain
01 - Aisha M. Barry	☐	☐	☐
02 - E. Reeves Callaway III	☐	☐	☐
03 - A. William Higgins	☐	☐	☐
04 - Michelle J. Lohmeier	☐	☐	☐
05 - George E. Minnich	☐	☐	☐
06 - Ian K. Walsh	☐	☐	☐

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2021 Annual Meeting Admission Ticket

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Kaman Corporation

Notice of 2021 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — April 14, 2021

Ian K. Walsh, Robert D. Starr, Shawn G. Lisle and Richard S. Smith, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2021 Annual Meeting of Shareholders of Kaman Corporation to be held on April 14, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees, FOR Items 2 and 3 and AGAINST Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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